                                                   REGISTRATION NUMBER 33-
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                             ---------------------

                          THE CONTINUUM COMPANY, INC.
             (Exact name of registrant as specified in its charter)

                                      7372
            (Primary standard industrial classification code number)

                                    DELAWARE
                 (State or other jurisdiction of incorporation
                                or organization)

                            9500 ARBORETUM BOULEVARD
                            AUSTIN, TEXAS 78759-6399
                                 (512) 345-5700
               (Address, including zip code and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                   74-1609363
                      (I.R.S. Employer Identification No.)

                             JOHN L. WESTERMANN III
                            CHIEF FINANCIAL OFFICER
                            9500 ARBORETUM BOULEVARD
                            AUSTIN, TEXAS 78759-6399
                                 (512) 345-5700
                (Name, address, including zip code and telephone
               number, including area code, of agent for service)

                             ---------------------

                                   Copies to:

                             C. MICHAEL HARRINGTON
                             VINSON & ELKINS L.L.P.
                             3604 FIRST CITY TOWER
                           HOUSTON, TEXAS 77002-6760
                                 (713) 758-2148
                              (713) 615-5306 (FAX)

                                R. EDWIN PEARCE
                      SENIOR VICE PRESIDENT LEGAL SERVICES
                              HOGAN SYSTEMS, INC.
                        5080 SPECTRUM DRIVE, SUITE 400E
                              DALLAS, TEXAS 75248
                                 (214) 788-7038
                              (214) 458-1629 (FAX)

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                             ---------------------

                        CALCULATION OF REGISTRATION FEE

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TITLE OF EACH CLASS OF                          PROPOSED MAXIMUM  PROPOSED MAXIMUM
SECURITIES TO BE                AMOUNT TO BE     OFFERING PRICE  AGGREGATE OFFERING     AMOUNT OF
REGISTERED                     REGISTERED(1)    PER SECURITY(1)       PRICE(1)      REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
Common Stock, par value
  $.10(2)..................      6,004,583           $32.87         $197,370,644        $68,059
-----------------------------------------------------------------------------------------------------
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

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c), based on the average of the low and high sales prices of Hogan Common Stock on the Nasdaq National Market on December 19, 1995 of $11.6875 and the exchange ratio of 0.355555 of a share of Continuum Common Stock for each share of Hogan Common Stock.

(2) Consists of 5,424,820 shares of Continuum Common Stock issuable upon the conversion pursuant to the Merger of currently outstanding shares of Hogan Common Stock and up to 579,763 shares of Continuum Common Stock issuable upon the conversion pursuant to the Merger of shares of Hogan Common Stock that may be issued prior to the consummation of the Merger pursuant to the exercise of currently outstanding Hogan Options.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                          THE CONTINUUM COMPANY, INC.

                             CROSS REFERENCE SHEET
             BETWEEN ITEMS IN PART I OF THE REGISTRATION STATEMENT
               (FORM S-4) AND PROSPECTUS PURSUANT TO ITEM 501(B)

                    ITEM OF FORM S-4                         LOCATION IN PROSPECTUS
       ------------------------------------------  ------------------------------------------
             A. INFORMATION ABOUT THE TRANSACTION
    1. Forepart of the Registration Statement and
         Outside Front Cover Page of
         Prospectus..............................  Outside Front Cover Page of Prospectus
    2. Inside Front and Outside Back Cover Pages
         of Prospectus...........................  Inside Front Cover Page of Prospectus;
                                                     Available Information; Incorporation of
                                                     Certain Documents by Reference; Table of
                                                     Contents
    3. Risk Factors, Ratio of Earnings to Fixed
         Charges and Other Information...........  Outside Front Cover Page of Prospectus;
                                                     Summary
    4. Terms of the Transaction..................  Outside Front Cover Page of Prospectus;
                                                     Summary; The Special Meetings: The
                                                     Merger; Certain Terms of the Merger
                                                     Agreement; Description of Continuum
                                                     Capital Stock; Comparative Rights of
                                                     Continuum and Hogan Stockholders
    5. Pro Forma Financial Information...........  Unaudited Pro Forma Condensed Financial
                                                     Information
    6. Material Contacts with the Company Being
         Acquired................................  The Merger; Certain Terms of the Merger
                                                     Agreement; Description of Continuum
                                                     Capital Stock
    7. Additional Information Required for
         Reoffering by Persons and Parties Deemed
         to be Underwriters......................  *
    8. Interests of Named Experts and Counsel....  *
    9. Disclosure of Commission Position on
         Indemnification For Securities Act
         Liabilities.............................  *
B. INFORMATION ABOUT THE REGISTRANT
   10. Information with Respect to S-3
         Registrants.............................  Incorporation of Certain Documents by
                                                     Reference; The Companies; The Merger;
                                                     Certain Terms of the Merger Agreement
   11. Incorporation of Certain Information by
         Reference...............................  Incorporation of Certain Documents by
                                                     Reference
   12. Incorporation with Respect to S-2 or S-3
         Registrants.............................  *
   13. Incorporation of Certain Information by
         Reference...............................  *
   14. Information with Respect to Registrants
         Other Than S-3 or S-2 Registrants.......  *

                    ITEM OF FORM S-4                         LOCATION IN PROSPECTUS
       ------------------------------------------  ------------------------------------------
C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
   15. Information with Respect to S-3
         Companies...............................  Incorporation of Certain Documents by
                                                     Reference; The Merger; Certain Terms of
                                                     the Merger Agreement
   16. Information with Respect to S-2 or S-3
         Companies...............................  *
   17. Information with Respect to Companies
         other than S-3 or S-2 Companies.........  *
D. VOTING AND MANAGEMENT INFORMATION
   18. Information if Proxies, Consents or
         Authorizations Are to be Solicited......  Outside Front Cover Page of Prospectus;
                                                     Summary; The Special Meetings; The
                                                     Merger; Certain Terms of the Merger
                                                     Agreement; Principal Stockholders of
                                                     Continuum and Hogan; Stockholders'
                                                     Proposals
   19. Information if Proxies, Consents or
         Authorizations Are Not to be Solicited
         in an Exchange Offer....................  *

---------------

* Not applicable or answer is negative.

                          THE CONTINUUM COMPANY, INC.
                            9500 ARBORETUM BOULEVARD
                              AUSTIN, TEXAS 78759

                                January   , 1996

To Our Stockholders:

     You are cordially invited to attend a Special Meeting of Stockholders of The Continuum Company, Inc. at Continuum's Headquarters, 9500 Arboretum Boulevard, Austin, Texas, on February 29, 1996, at 10:00 a.m., local time.

     At the Special Meeting, stockholders will be asked to approve the issuance of Continuum Common Stock in connection with the proposed merger of a subsidiary of Continuum with and into Hogan Systems, Inc., pursuant to the Agreement and Plan of Merger dated as of December 10, 1995, among Continuum, Hogan and Continuum Acquisition Corporation, a wholly-owned subsidiary of Continuum. The Merger Agreement provides that, upon consummation of the merger, each issued and outstanding share of common stock of Hogan will be converted into the right to receive 0.355555 of a share of Continuum Common Stock. The Merger Agreement and the proposed merger are discussed in more detail in the accompanying Joint Proxy Statement/Prospectus. Please review and consider the enclosed materials carefully.

     YOUR BOARD OF DIRECTORS BELIEVES THAT THE ISSUANCE OF THE CONTINUUM COMMON STOCK IN THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF CONTINUUM AND RECOMMENDS THAT YOU VOTE IN FAVOR OF SUCH ISSUANCE.

     Whether or not you plan to be at the Special Meeting, please be sure to sign, date and return the enclosed proxy card in the enclosed envelope as promptly as possible so that your shares may be represented at the Special Meeting and voted in accordance with your wishes. Your vote is important regardless of the number of shares you own.

                                            Sincerely,

                                            /s/ RONALD C. CARROLL
                                            RONALD C. CARROLL,
                                            Chairman of the Board

                                            /s/ W. MICHAEL LONG
                                            W. MICHAEL LONG,
                                            President and Chief Executive
                                            Officer

                              HOGAN SYSTEMS, INC.
                        5080 SPECTRUM DRIVE, SUITE 400E
                              DALLAS, TEXAS 75248

                                January   , 1996
To Our Stockholders:

     You are cordially invited to attend a Special Meeting of Stockholders to be held at 10:00 a.m., local time, on February 29, 1996 at the Spectrum Conference Center located at Hogan's headquarters at 5080 Spectrum Drive, Dallas, Texas.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of December 10, 1995, providing for the merger of a wholly-owned subsidiary of The Continuum Company, Inc. with and into Hogan Systems, Inc., pursuant to which Hogan will become a wholly-owned subsidiary of Continuum. Under the terms of the Merger Agreement, each outstanding share of common stock of Hogan will be converted into the right to receive 0.355555 of a share of common stock of Continuum (the "Exchange Ratio"). The Merger Agreement and the proposed merger are discussed in more detail in the accompanying Joint Proxy Statement/Prospectus.

     The Board of Directors of Hogan has retained the investment banking firm of Morgan Stanley & Co. Incorporated to advise it with respect to the fairness of the consideration to be received by Hogan stockholders in the merger. Morgan Stanley & Co. Incorporated has advised the Board that, in its opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Hogan common stock. A copy of the opinion of Morgan Stanley & Co. Incorporated is included in the enclosed Joint Proxy Statement/Prospectus as Appendix II thereto.

     YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF HOGAN AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     The Merger Agreement and financial and other information concerning the business of Continuum and Hogan are included in the enclosed Joint Proxy Statement/Prospectus. Please review the Joint Proxy Statement/Prospectus carefully.

     If you have any questions prior to the Special Meeting or need further assistance, please call D.F. King & Co., Inc., who will be assisting in connection with the Special Meeting, at 1-800-788-3502.

     The affirmative vote of the holders of a majority of the outstanding shares of Hogan common stock is required to approve and adopt the Merger Agreement, so failure to vote will have the same effect as a vote against the Merger Agreement. Accordingly, we urge you to complete, sign and date the enclosed proxy card and return it in the enclosed return envelope, whether or not you plan to attend the meeting. Your vote is important.

                                            Sincerely,


                                            /s/ MICHAEL H. ANDERSON
                                            MICHAEL H. ANDERSON,
                                            Chairman of the Board, President and
                                            Chief Executive Officer

                          THE CONTINUUM COMPANY, INC.
                            9500 ARBORETUM BOULEVARD
                              AUSTIN, TEXAS 78759

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 29, 1996

To the Stockholders of The Continuum Company, Inc.:

     A Special Meeting of Stockholders of The Continuum Company, Inc., a Delaware corporation ("Continuum"), will be held on Thursday, February 29, 1996 at 10:00 a.m., local time, at Continuum's Headquarters, 9500 Arboretum Boulevard, Austin, Texas, for the following purposes:

          1. To consider and vote upon a proposal for the issuance and reservation for issuance of up to 6,004,583 shares of common stock, $.10 par value, of Continuum ("Continuum Common Stock") in connection with the Agreement and Plan of Merger dated as of December 10, 1995 (the "Merger Agreement"), among Continuum, Hogan Systems, Inc. ("Hogan") and Continuum Acquisition Corporation ("Merger Sub"), pursuant to which, among other things, Merger Sub would merge with and into Hogan and each issued and outstanding share of Hogan common stock, $.01 par value per share, would be converted in the merger into the right to receive 0.355555 of a share of Continuum Common Stock, all as more fully set forth in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is included as Appendix I thereto; and

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of shares of Continuum Common Stock at the close of business on January 17, 1996 are entitled to notice of and to vote at the meeting.

     STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. No postage is needed if it is mailed in the United States. If a stockholder who has returned a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                            By Order of the Board of Directors,

                                            JOHN L. WESTERMANN III,
                                            Secretary

Austin, Texas
January   , 1996

                              HOGAN SYSTEMS, INC.
                        5080 SPECTRUM DRIVE, SUITE 400E
                              DALLAS, TEXAS 75248

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 29, 1996

To the Stockholders of Hogan Systems, Inc.:

     A Special Meeting of Stockholders of Hogan Systems, Inc., a Delaware corporation ("Hogan"), will be held on Thursday, February 29, 1996 at 10:00 a.m., local time, at the Spectrum Conference Center located at Hogan's headquarters at 5080 Spectrum Drive, Dallas, Texas, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 10, 1995 (the "Merger Agreement"), relating to the merger of a wholly-owned subsidiary of The Continuum Company, Inc. with and into Hogan pursuant to which each outstanding share of common stock, $.01 par value per share, of Hogan ("Hogan Common Stock") would be converted into the right to receive
     0.355555 of a share of common stock, $.10 par value per share, of The Continuum Company, Inc., all as more fully set forth in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is included as Appendix I thereto; and

          2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on January 17, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only holders of record of shares of Hogan Common Stock at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such stockholders will be available for examination at the offices of Hogan in Dallas, Texas during normal business hours by any Hogan stockholder, for any purpose germane to the Special Meeting, for a period of 10 days prior to the meeting. Stockholders of Hogan are not entitled to any appraisal or dissenters' rights under the Delaware General Corporation Law in respect of the merger.

     Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Hogan Common Stock is required for approval and adoption of the Merger Agreement. Even if you plan to attend the meeting in person, we request that you sign and return the enclosed proxy card and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                            By Order of the Board of Directors,

                                            R. EDWIN PEARCE,
                                            Secretary

Dallas, Texas
January   , 1996

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 22, 1995

                          THE CONTINUUM COMPANY, INC.

                              HOGAN SYSTEMS, INC.
                        JOINT PROXY STATEMENT/PROSPECTUS

                             ---------------------

     This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Continuum Acquisition Corporation, a Delaware corporation ("Merger Sub"), a wholly-owned subsidiary of The Continuum Company, Inc., a Delaware corporation ("Continuum"), with and into Hogan Systems, Inc., a Delaware corporation ("Hogan"), with Hogan surviving the Merger as a wholly-owned subsidiary of Continuum, pursuant to the Agreement and Plan of Merger dated as of December 10, 1995, by and among Continuum, Merger Sub and Hogan (the "Merger Agreement"). A copy of the Merger Agreement is attached hereto as Appendix I.

     Under the terms of the Merger Agreement, each share of common stock, $.01 par value per share, of Hogan ("Hogan Common Stock") outstanding immediately prior to the effective time of the Merger (other than Hogan Common Stock held directly or indirectly by Continuum or Hogan, all of which will be canceled) will be converted into the right to receive 0.355555 of a share of common stock, $.10 par value per share, of Continuum ("Continuum Common Stock"), all as more fully described in the Merger Agreement. See "Certain Terms of the Merger Agreement -- Manner and Basis of Converting Shares."

     This Joint Proxy Statement/Prospectus is being furnished to holders of Continuum Common Stock and Hogan Common Stock in connection with the solicitation of proxies by the respective Boards of Directors of Continuum and Hogan for use at special meetings of stockholders of each company to be held on February 29, 1996 or at any adjournment thereof. This Joint Proxy Statement/Prospectus and the accompanying forms of proxies are first being
mailed to stockholders of Continuum and Hogan on or about January   , 1996.

     At the Hogan special meeting, holders of Hogan Common Stock will be asked to approve and adopt the Merger Agreement. At the Continuum special meeting, holders of Continuum Common Stock will be asked to approve the issuance and reservation for issuance of up to 6,004,583 shares of Continuum Common Stock pursuant to the Merger Agreement.

     This Joint Proxy Statement/Prospectus also constitutes a prospectus of Continuum with respect to up to 6,004,583 shares of Continuum Common Stock to be issued pursuant to the Merger Agreement in exchange for currently outstanding shares of Hogan Common Stock and additional shares of Hogan Common Stock which may become outstanding prior to the Merger pursuant to the exercise of outstanding options to purchase Hogan Common Stock ("Hogan Options"). It is a condition to consummation of the Merger that the shares of Continuum Common Stock issuable pursuant to the Merger be approved for listing on the New York Stock Exchange ("NYSE"), subject to official notice of business.

     On December 21, 1995, the closing prices of Continuum Common Stock and Hogan Common Stock, as reported on the NYSE Composite Tape and the Nasdaq National Market, respectively, were $36 1/4 and $12 7/16, respectively.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY OTHER STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS JANUARY   , 1996.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CONTINUUM OR HOGAN. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CONTINUUM OR HOGAN SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION.

                             AVAILABLE INFORMATION

     Continuum and Hogan are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Continuum may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and, with respect to Hogan, at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Continuum has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Continuum Common Stock to be issued pursuant to the Merger Agreement. The information contained herein with respect to Continuum and its affiliates, including Merger Sub, has been provided by Continuum, and the information contained herein with respect to Hogan and its affiliates has been provided by Hogan. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference. The Registration Statement is also available for inspection and copying as set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

          1. Continuum's Annual Report on Form 10-K for its fiscal year ended March 31, 1995.

          2. Continuum's Quarterly Reports on Form 10-Q for the periods ended June 30, 1995 and September 30, 1995.

          3. Continuum's Current Report on Form 8-K dated December 11, 1995.

          4. Hogan's Annual Report on Form 10-K for its fiscal year ended March 31, 1995 (as amended by Form 10-K/A dated July 28, 1995).

          5. Hogan's Quarterly Reports on Form 10-Q for the periods ended June 30, 1995 and September 30, 1995.

          6. Hogan's Current Reports on Form 8-K dated June 16, 1995 and December 13, 1995.

     All documents filed by Continuum or Hogan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the special meetings of the stockholders of each company shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     Continuum and Hogan each undertake to provide copies of such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference), without charge, to any person, including any beneficial owner, to whom this Joint Proxy Statement/Prospectus is delivered, upon written or oral request to, in the case of documents relating to Continuum, John L. Westermann III, Chief Financial Officer, The Continuum Company, Inc., 9500 Arboretum Boulevard, Austin, Texas 78759 (telephone (512) 345-5700), and, in the case of documents relating to Hogan, R. Edwin Pearce, Senior Vice President, Legal Services, General Counsel and Secretary, Hogan Systems, Inc., 5080 Spectrum Drive, Suite 400E, Dallas, Texas 75248 (telephone (214) 386-0020). In order to ensure delivery of documents prior to the applicable stockholders' meeting, requests should be received by February 22, 1996.

                             ---------------------

     The following service mark owned by Continuum appears in this Joint Proxy Statement/Prospectus: Continuum(R). The following trademark owned by Hogan appears herein: Hogan Systems plus design(R). The following trademark owned by International Business Machines Corporation ("IBM") appears herein: AS/400(R).

                               TABLE OF CONTENTS

                                                  PAGE
                                                  -----
Available Information...........................      2
Incorporation of Certain Documents by
  Reference.....................................      3
Summary.........................................      4
  The Companies.................................      4
  The Special Meetings..........................      4
  The Merger and the Merger Agreement...........      6
  Certain Federal Income Tax Consequences.......     10
  Anticipated Accounting Treatment..............     10
  No Appraisal Rights...........................     10
  Exchange of Hogan Common Stock Certificates...     10
  Interests of Certain Persons in the Merger....     10
  Comparative Rights of Hogan and Continuum
    Stockholders................................     10
  Market Price and Dividend Data................     11
  Continuum Selected Historical Consolidated
    Financial Information.......................     12
  Hogan Selected Historical Consolidated
    Financial Information.......................     13
  Selected Pro Forma Financial Information......     14
  Comparative Per Share Data....................     15
The Companies...................................     16
  Continuum and Merger Sub......................     16
  Hogan.........................................     16
The Special Meetings............................     17
  Time, Date, Place and Purpose of Special
    Meetings....................................     17
  Record Date and Outstanding Shares............     17
  Voting and Revocation of Proxies..............     18
  Vote Required.................................     18
  Solicitation of Proxies.......................     18
  Other Matters.................................     19
The Merger......................................     19
  General Description of the Merger.............     19
  Background....................................     19
  Certain Information...........................     21
  Continuum's Reasons for the Merger;
    Recommendation of Board of Directors of
    Continuum...................................     21
  Hogan's Reasons for the Merger; Recommendation
    of Board of Directors of Hogan..............     26
  Opinion of Hogan's Financial Advisor..........     27
  Interests of Certain Persons in the Merger....     28
  Certain Federal Income Tax Consequences.......     31
  Accounting Treatment..........................     32
  Governmental and Regulatory Approvals.........     32

                                                  PAGE
                                                  -----
  Restrictions on Resales by Affiliates.........     32
  Rights of Dissenting Stockholders.............     33
Certain Terms of the Merger Agreement...........     33
  Effective Time of the Merger..................     33
  Manner and Basis of Converting Shares.........     33
  Hogan Options.................................     34
  Conditions to the Merger......................     34
  Representations and Warranties................     35
  Certain Covenants; Conduct of Business Prior
    to the Merger...............................     36
  No Solicitation...............................     37
  Certain Post-Merger Matters...................     37
  Termination or Amendment of the Merger
    Agreement...................................     37
  Expenses and Termination Fee..................     38
  Certain Benefit Plans and Severance...........     39
  Indemnification...............................     39
Market Prices of Common Stock and Dividend
  Information...................................     40
Unaudited Pro Forma Combined Condensed Financial
  Information...................................     41
Principal Stockholders of Continuum and Hogan...     49
  Continuum.....................................     49
  Hogan.........................................     50
Description of Continuum Capital Stock..........     51
  Preferred Stock...............................     51
  Common Stock..................................     51
Comparative Rights of Continuum and
  Hogan Stockholders............................     51
  Cumulative Voting.............................     51
  Number of Directors...........................     52
  Power to Call Special Meetings................     52
  Action by Written Consent.....................     52
  Stockholder Proposals.........................     52
  Stockholder Vote Required for Certain
    Transactions................................     52
Auditors........................................     53
Legal Matters...................................     53
Experts.........................................     53
Stockholders' Proposals.........................     53
Appendices:
   I -- Merger Agreement........................   AI-1
  II -- Morgan Stanley Fairness Opinion.........  AII-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in or incorporated by reference in this Joint Proxy Statement/Prospectus and the Appendices hereto. Stockholders are urged to carefully read this Joint Proxy Statement/Prospectus and the Appendices hereto in their entirety. As used in this Joint Proxy Statement/Prospectus, unless otherwise required by the context, the term "Continuum" means The Continuum Company, Inc. and its consolidated subsidiaries and the term "Hogan" means Hogan Systems, Inc. and its consolidated subsidiaries. Capitalized terms used herein without definition are, unless otherwise indicated, defined in the Merger Agreement and used herein with such meanings.

                                 THE COMPANIES

     Continuum and Merger Sub. Continuum is an international consulting and computer services firm supplying information technology solutions to the insurance and financial services industry. Merger Sub is a wholly-owned subsidiary of Continuum incorporated on November 30, 1995. The principal executive offices of Continuum, a Delaware corporation, are located at 9500 Arboretum Boulevard, Austin, Texas 78759, and its telephone number at such offices is (512) 345-5700.

     Hogan. Hogan provides integrated software applications and related professional services to financial institutions worldwide. The principal executive offices of Hogan, a Delaware corporation, are located at 5080 Spectrum Drive, Suite 400E, Dallas, Texas 75248, and its telephone number at such offices is (214) 386-0020.

     Combined Company. Continuum views its expansion into banking software and services by combining with Hogan as a logical expansion into a closely related industry that Continuum is well positioned to serve through its existing customer relationships and international infrastructure. Continuum believes the Merger is an essential long-term strategic move that will position the combined company to serve the emerging global diversified financial services industry, while at the same time providing it with attractive near-term opportunities for increased revenues and cost savings. See "The Merger -- Continuum's Reasons for the Merger; Recommendation of Board of Directors of Continuum."

                              THE SPECIAL MEETINGS
DATE; TIME AND PLACE

     Continuum. The Special Meeting of Stockholders of Continuum (the "Continuum Special Meeting") will be held on Thursday, February 29, 1996, at Continuum's Headquarters, 9500 Arboretum Boulevard, Austin, Texas, commencing at 10:00 a.m. local time.

     Hogan. The Special Meeting of Stockholders of Hogan (the "Hogan Special Meeting") will be held on Thursday, February 29, 1996, at the Spectrum Conference Center located at Hogan's headquarters at 5080 Spectrum Drive, Dallas Parkway, Dallas, Texas, commencing at 10:00 a.m. local time.

PURPOSES OF THE SPECIAL MEETINGS

     Continuum. The purpose of the Continuum Special Meeting is to consider and vote upon (i) a proposal to approve, as required by the rules of the NYSE, the issuance and reservation for issuance of up to 6,004,583 shares of Continuum Common Stock pursuant to the Merger Agreement and (ii) such other matters as may properly be brought before the Continuum Special Meeting.

     Hogan. The purpose of the Hogan Special Meeting is to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may properly be brought before the Hogan Special Meeting.

RECORD DATES; SHARES ENTITLED TO VOTE

     Continuum. Only holders of record of shares of Continuum Common Stock at the close of business on January 17, 1996 (the "Record Date") are entitled to notice of and to vote at the Continuum Special Meeting. On such date, there were shares of Continuum Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Continuum Special Meeting.

     Hogan. Only holders of record of shares of Hogan Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the
Hogan Special Meeting. On such date, there were           shares of Hogan Common
Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Hogan Special Meeting.

QUORUM; VOTE REQUIRED

     Continuum. The presence, in person or by proxy, at the Continuum Special Meeting of the holders of a majority of the shares of Continuum Common Stock outstanding and entitled to vote at the Continuum Special Meeting is necessary to constitute a quorum at the meeting. Under the rules of the NYSE, the affirmative vote of a majority of the votes cast at the Continuum Special Meeting is required to approve the issuance and reservation for issuance of up to 6,004,583 shares of Continuum Common Stock pursuant to the Merger Agreement, provided that the total vote cast thereon represents over 50% of the total number of shares of Continuum Common Stock entitled to vote on the proposal.

     Hogan. The presence, in person or by proxy, at the Hogan Special Meeting of the holders of a majority of the shares of Hogan Common Stock outstanding and entitled to vote at the Hogan Special Meeting is necessary to constitute a quorum at the meeting. The affirmative vote of the holders of a majority of the shares of Hogan Common Stock outstanding and entitled to vote thereon at the Hogan Special Meeting is required to approve and adopt the Merger Agreement.

SECURITY OWNERSHIP OF MANAGEMENT

     Continuum. As of the Record Date for the Continuum Special Meeting, the
directors and executive officers of Continuum owned approximately      % of the
outstanding shares of Continuum Common Stock entitled to vote at such meeting. Each of such directors and executive officers has advised Continuum that he or she plans to vote or direct the vote of all such shares of Continuum Common Stock in favor of the proposal to approve the issuance and reservation for issuance of Continuum Common Stock pursuant to the Merger Agreement. DST Systems, Inc. ("DST"), the largest stockholder of Continuum, has entered into an agreement with Hogan pursuant to which DST has agreed to support the affirmative recommendation of the Board of Directors of Continuum to its stockholders
regarding such proposal and to vote its 5,544,553 shares (approximately      %)
of Continuum Common Stock in favor of such proposal.

     Hogan. As of the Record Date for the Hogan Special Meeting, the directors
and executive officers of Hogan owned approximately   % of the outstanding
shares of Hogan Common Stock entitled to vote at such meeting. Each of such directors and executive officers of Hogan has advised Hogan that he or she plans to vote or direct the vote of all such shares of Hogan Common Stock in favor of the proposal to approve and adopt the Merger Agreement.

                      THE MERGER AND THE MERGER AGREEMENT
TERMS OF THE MERGER

     At the Effective Time (as hereinafter defined), Merger Sub will merge with and into Hogan, with Hogan being the surviving corporation and a wholly-owned subsidiary of Continuum (the "Surviving Corporation"). In the Merger, each outstanding share of Hogan Common Stock (other than shares held directly or indirectly by Continuum or Hogan) will be converted into the right to receive
0.355555 of a share of Continuum Common Stock (the "Exchange Ratio"), all as more fully set forth in the Merger Agreement. Any resulting fractional shares will be settled in cash. The full text of the Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix I.

     Based on the number of shares of Continuum Common Stock and Hogan Common Stock outstanding as of the Record Date for the Continuum Special Meeting and
the Hogan Special Meeting,           shares of Continuum Common Stock will be
issuable pursuant to the Merger Agreement (assuming no exercise prior to the Effective Time of the Hogan Options and disregarding fractional shares to be
settled in cash), representing approximately      % of the total Continuum
Common Stock to be outstanding after such issuance.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     The Board of Directors of Continuum has determined that the Merger is fair to, and in the best interests of, the stockholders of Continuum and recommends that the stockholders of Continuum approve the issuance and reservation for issuance of Continuum Common Stock pursuant to the terms of the Merger Agreement. See "The Merger -- Background" and "-- Continuum's Reasons for the Merger; Recommendation of Board of Directors of Continuum."

     The Board of Directors of Hogan has determined that the Merger is fair to, and in the best interests of, the stockholders of Hogan and recommends that the stockholders of Hogan approve and adopt the Merger Agreement. See "The
Merger -- Background" and "-- Hogan's Reasons for the Merger; Recommendation of the Board of Directors of Hogan." In considering the recommendation of the Hogan Board with respect to the Merger, Hogan stockholders should be aware that certain officers and directors of Hogan have certain interests respecting the Merger, apart from their interests as stockholders of Hogan. See "The
Merger -- Interests of Certain Persons in the Merger."

OPINION OF HOGAN'S FINANCIAL ADVISOR

     Morgan Stanley & Co. Incorporated ("Morgan Stanley") has delivered its written opinion (the "Morgan Stanley Opinion") dated December 10, 1995 to the Board of Directors of Hogan that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Hogan Common Stock. For information regarding the Morgan Stanley Opinion, including the assumptions made, matters considered and limits of such opinion, see "The Merger -- Opinion of Hogan's Financial Advisor." Stockholders are urged to read in its entirety the Morgan Stanley Opinion, attached as Appendix II to this Joint Proxy Statement/Prospectus.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"), unless the Certificate of Merger specifies a later Effective Time. Assuming all conditions to the Merger contained in the Merger Agreement are satisfied or waived prior thereto, it is anticipated that the Effective Time of the Merger will occur as soon as practicable following the Special Meetings.

CERTAIN CONDITIONS TO THE CONSUMMATION OF THE MERGER

     The respective obligations of Continuum and Hogan to consummate the Merger are subject to the satisfaction of certain conditions, including the following:
(i) approval by the stockholders of Continuum of the issuance of Continuum Common Stock pursuant to the Merger Agreement, and approval and adoption of the Merger Agreement by the stockholders of Hogan; (ii) the approval for listing on the NYSE of the Continuum Common Stock to be issued in the Merger; (iii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iv) the absence of any governmental or judicial enactment or order making the Merger illegal or otherwise prohibiting consummation of the Merger;
(v) the effectiveness of the Registration Statement of which this Joint Proxy Statement/Prospectus is a part; (vi) Ernst & Young LLP and Price Waterhouse LLP having confirmed their earlier written advice to Continuum and Hogan, respectively, which advice cumulatively is that the Merger should be treated for financial accounting purposes as a "pooling of interests"; (vii) the accuracy of the representations and warranties of each party and compliance with all agreements and covenants by each party; and (viii) the receipt of certain tax opinions.

     Continuum and Hogan anticipate that all of the conditions to the consummation of the Merger (other than obtaining the required approvals of the stockholders of Continuum and Hogan) will be satisfied prior to or at the time of the Continuum Special Meeting and the Hogan Special Meeting. Either Continuum or Hogan may extend the time for performance of any of the obligations of the other party or may waive compliance with any such obligations at its discretion. See "Certain Terms of the Merger Agreement -- Conditions to the Merger."

GOVERNMENTAL APPROVALS

     On December   , 1995, Continuum and Hogan each filed a notification and
report, together with requests for early termination of the waiting period, under the HSR Act with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice in respect of the Merger. Expiration or early termination of the applicable waiting period under the HSR Act is a condition to the obligations of Continuum and Hogan to consummate the Merger.
The waiting period will expire on January   , 1996, unless a request for
additional information is received before such date. See "The
Merger -- Governmental and Regulatory Approvals." Neither Continuum nor Hogan is aware of any other governmental or regulatory approval required for consummation of the Merger, other than compliance with applicable securities laws.

NO SOLICITATION

     The Merger Agreement provides that Hogan will not knowingly encourage, solicit, initiate or participate in discussions or negotiations with, or knowingly provide any information to, any person or group (other than Continuum or its affiliates or associates) concerning any merger of Hogan, sale of substantially all of its assets, sale of shares of its capital stock or similar transactions involving Hogan; provided, however, that the Board of Directors of Hogan may (i) take and disclose to Hogan's stockholders a position with respect to a tender offer for Hogan Common Stock pursuant to the Exchange Act, (ii) make such disclosure to Hogan's stockholders as, in the judgment of such Board of Directors, may be required under applicable law or (iii) participate in discussions or negotiations with, or provide information to, any person in connection with an unsolicited written proposal by such person to acquire Hogan, if, and only to the extent that, (A) the Board of Directors of Hogan, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (B) prior to entering into discussions or negotiations with, or providing such information to, such person Hogan notifies Continuum and enters into with such person a confidentiality agreement. See "Certain Terms of the Merger Agreement -- No Solicitation."

TERMINATION OF THE MERGER AGREEMENT

     By Either Party. The Merger Agreement may be terminated prior to the Effective Time (i) by mutual written consent authorized by the Boards of Directors of Continuum and Hogan or (ii) by either party if (A) the merger has not been consummated on or before April 30, 1996, or (B) the required approvals of the stockholders of Continuum or Hogan are not received at the applicable meeting of stockholders.

     By Continuum. Continuum may terminate the Merger Agreement (i) upon a breach of any representation, warranty, covenant or agreement on the part of Hogan set forth in the Merger Agreement, or if any such representation or warranty shall become untrue, in either case such that Continuum's conditions to closing of the Merger would be incapable of being satisfied by April 30, 1996,
(ii) if the Board of Directors of Hogan withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Continuum or resolves to do so, (iii) if the Morgan Stanley Opinion is withdrawn or (iv) if a tender or exchange offer for 30% or more of the outstanding shares of Hogan Common Stock is commenced, and the Board of Directors of Hogan has not timely filed a Schedule 14D-9 recommending that stockholders not tender their shares into such tender or exchange offer.

     By Hogan. Hogan may terminate the Merger Agreement (i) upon a breach of any representation, warranty, covenant or agreement on the part of Continuum or Merger Sub set forth in the Merger Agreement, or if any such representation or warranty shall become untrue, in either case such that Hogan's conditions to closing would be incapable of being satisfied by April 30, 1996 or (ii) if the Board of Directors of Hogan, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

     See "Certain Terms of the Merger Agreement -- Termination or Amendment of the Merger Agreement."

TERMINATION FEE

     The Merger Agreement obligates Hogan to pay to Continuum $5,000,000, which amount will be inclusive of all of Continuum's expenses, if the Merger Agreement is terminated in accordance with its terms under certain circumstances. See "Certain Terms of the Merger Agreement -- Expenses and Termination Fee."

ASSUMPTION OF HOGAN OPTIONS

     As of the Effective Time, Continuum will assume each Hogan Option that remains unexercised in whole or in part. Accordingly, each Hogan Option will be deemed to remain outstanding as an option to purchase, in place of the shares of Hogan Common Stock previously subject thereto, that number of shares of Continuum Common Stock equal to the product of the number of shares of Hogan Common Stock subject to the Hogan Option multiplied by the Exchange Ratio. The exercise price per share of Continuum Common Stock will be equal to the previous exercise price per share under the Hogan Option divided by the Exchange Ratio. See "Certain Terms of the Merger Agreement -- Hogan Options."

EMPLOYEE BENEFITS AND SEVERANCE

     The Merger Agreement provides that Continuum will honor, without modification (except in connection with Continuum's assumption of the Hogan Options), all contracts, agreements and commitments of Hogan authorized prior to the date of the Merger Agreement that apply to any current or former employee or director of Hogan, including the severance agreements between Hogan and certain of its senior officers. See "The Merger -- Interests of Certain Persons in the Merger." Further, the Merger Agreement obligates Continuum to provide to officers and employees of Hogan who become or remain regular (full-time) employees of Continuum, employee benefits, other than stock options, no less favorable than the most favorable of (i) benefits which are substantially comparable to those provided by Hogan to its officers or employees as of September 30, 1995, or (ii) those provided by Continuum to its similarly situated officers and employees; provided, however, that if (i) above is more favorable, Continuum will only be obligated to provide such benefits through September 30, 1996, after which time Continuum will only be obligated to provide benefits in accordance with (ii) above. The Merger Agreement also provides that, promptly after March 31, 1996, the Surviving Corporation will determine and pay bonuses under Hogan's executive (including management) bonus program for the fiscal year ending March 31, 1996. See "Certain Terms of the Merger Agreement -- Certain Benefit Plans and Severance."

INDEMNIFICATION

     The Merger Agreement also provides that, after the Effective Time, the Surviving Corporation will indemnify and hold harmless each current or former officer or director of Hogan against all losses, claims, damages, costs, expenses, settlement payments or liabilities arising out of or connected with
(i) their position with Hogan or (ii) the Merger Agreement or the Merger, in each case to the fullest extent required or permitted under applicable law or the Surviving Corporation's certificate of incorporation or bylaws. Further, the Surviving Corporation (i) will not amend its certificate of incorporation or bylaws in a manner that adversely affects the rights of any such indemnified person thereunder or under the Merger Agreement, unless otherwise required by applicable law, and (ii) will maintain, for not less than five years after the Effective Time, director's and officer's liability insurance covering each such indemnified person on terms not materially less favorable than the insurance maintained by Hogan on the date of the Merger Agreement, subject to certain limitations. Continuum has guaranteed the foregoing indemnification obligations of the Surviving Corporation.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and should, therefore, constitute a non-taxable transaction for holders of Hogan Common Stock, except to the extent of cash received, if any, in lieu of fractional shares of Continuum Common Stock. For a discussion of these and other federal income tax considerations in connection with the Merger, see "The
Merger -- Certain Federal Income Tax Consequences."

                        ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to be accounted for as a "pooling of interests" for financial accounting purposes. See "The Merger -- Accounting Treatment."

                              NO APPRAISAL RIGHTS

     Neither Continuum's nor Hogan's stockholders will be entitled to any appraisal or dissenters' rights in connection with the Merger. See "The Merger -- Rights of Dissenting Stockholders."

                  EXCHANGE OF HOGAN COMMON STOCK CERTIFICATES

     Promptly after consummation of the Merger, the Exchange Agent will mail a letter of transmittal with instructions to each holder of record of Hogan Common Stock immediately before the Effective Time for use in exchanging certificates formerly representing shares of Hogan Common Stock for certificates representing shares of Continuum Common Stock and cash in lieu of any fractional shares. Certificates should not be surrendered by the holders of Hogan Common Stock until they have received the letter of transmittal from the Exchange Agent. See "Certain Terms of the Merger Agreement -- Manner and Basis of Converting Shares."

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Hogan's Board of Directors and management have certain interests respecting the Merger separate from their interests as holders of Hogan Common Stock, including those referred to above under "-- Assumption of Hogan Options," "-- Employee Benefits and Severance" and "-- Indemnification." In addition, certain members of Hogan's Board of Directors and management have entered into employment agreements with Continuum or Hogan, which will become effective at the Effective Time. See "The Merger -- Interests of Certain Persons in the Merger."

             COMPARATIVE RIGHTS OF HOGAN AND CONTINUUM STOCKHOLDERS

     Rights of stockholders of Hogan are currently governed by Delaware law, the Restated Certificate of Incorporation of Hogan (the "Hogan Charter") and Hogan's bylaws. Upon consummation of the Merger, Hogan stockholders will become stockholders of Continuum and their rights as stockholders of Continuum will be governed by Delaware law, the Certificate of Incorporation, as amended, of Continuum (the "Continuum Charter") and Continuum's bylaws. There are various differences between the rights of Hogan stockholders and the rights of Continuum stockholders. See "Comparative Rights of Continuum and Hogan Stockholders" and "Description of Continuum Capital Stock."

                         MARKET PRICE AND DIVIDEND DATA

     Continuum Common Stock is traded on the NYSE under the symbol "CNU," and Hogan Common Stock is traded on the Nasdaq National Market under the symbol "HOGN." The following table sets forth, for the fiscal periods indicated, the range of high and low per share sale prices for Continuum Common Stock and Hogan Common Stock, as reported on the NYSE Composite Tape and the Nasdaq National Market, respectively, and the cash dividends paid on each share of Hogan Common Stock.

                                                        CONTINUUM                    HOGAN
                                                      --------------      ----------------------------
                                                      HIGH      LOW       HIGH      LOW       DIVIDEND
                                                      ----      ----      ----      ----      --------
Fiscal 1994*
  First Quarter.....................................  $21 3/8   $17 5/8   $  8 1/8   $ 6 1/4   $.17
  Second Quarter....................................   18 1/8    14 1/2     11 3/4     8         --
  Third Quarter.....................................   21 1/4    16 1/4     11 3/4     7 3/4     --
  Fourth Quarter....................................   25        18 5/8     10 3/4     7 7/8     --
Fiscal 1995*
  First Quarter.....................................  $25 5/8   $19 3/4    $10 3/4   $ 6 3/8   $.17
  Second Quarter....................................   23 3/4    18          8 1/8     5 7/8     --
  Third Quarter.....................................   30 1/2    20 3/4      7         5 1/8     --
  Fourth Quarter....................................   32 1/4    27          7         4 5/8     --
Fiscal 1996*
  First Quarter.....................................  $34       $29 3/4    $11 3/4   $ 5 7/8     --
  Second Quarter....................................   39 1/2    32 1/2     12         9         --
  Third Quarter (through December 21)...............   41 3/4    33 5/8     13 7/8     8 1/4     --

---------------

 * Fiscal quarters. The fiscal years of Continuum and Hogan end on March 31.

     On December 8, 1995, the last trading day prior to the announcement by Continuum and Hogan that they had executed the Merger Agreement, the closing per share sale prices of Continuum Common Stock and Hogan Common Stock, as reported on the NYSE Composite Tape and the Nasdaq National Market, respectively, were $40 5/8 and $11 5/8, respectively. See the cover page of this Joint Proxy Statement/Prospectus for recent closing prices of Continuum Common Stock and Hogan Common Stock.

     Following the Merger, Continuum Common Stock will continue to be traded on the NYSE. Following the Merger, Hogan Common Stock will cease to be traded on the Nasdaq National Market, and there will be no further market for such stock.

     Continuum has not paid cash dividends on Continuum Common Stock since the first quarter of its fiscal year ended March 31, 1987. See "Market Prices of Common Stock and Dividend Information" respecting Continuum's post-Merger dividend policy.

                                   CONTINUUM

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION*

     The selected historical consolidated financial information of Continuum shown below for the five fiscal years ended March 31, 1995 has been derived from Continuum's audited consolidated financial statements, and for the six-month periods ended September 30, 1995 and 1994 has been derived from Continuum's unaudited consolidated financial statements that include, in the opinion of Continuum's management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information for such periods. This information should be read in conjunction with the consolidated financial statements included in Continuum's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 and Continuum's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, incorporated by reference in this Joint Proxy Statement/Prospectus.

                              SIX MONTHS
                          ENDED SEPTEMBER 30                    YEARS ENDED MARCH 31
                          -------------------   ----------------------------------------------------
                            1995       1994       1995       1994       1993       1992       1991
                          --------   --------   --------   --------   --------   --------   --------
                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Revenues............... $194,531   $150,208   $323,536   $242,949   $238,934   $263,590   $259,758
  Income (loss) from
     continuing
     operations..........   16,430     11,878     26,204    (29,750)    (5,361)   (16,116)    (7,462)
  Earnings (loss) per
     common share from
     continuing
     operations..........      .83        .63       1.38      (1.79)      (.37)     (1.11)      (.55)
BALANCE SHEET DATA (END
  OF PERIOD):
  Total assets........... $215,570   $169,676   $199,700   $173,690   $170,909   $200,874   $227,939
  Long-term debt.........   18,051     22,168     25,379     19,149     24,513     13,000     18,538
  Stockholders' equity...   99,680     66,020     82,291     50,842     36,823     40,627     65,156
  Dividends per common
     share...............       --         --         --         --         --         --         --

---------------

* During the quarter ended September 30, 1993, Continuum acquired Paxus Corporation Limited ("Paxus") and Vantage Computer Systems, Inc. ("Vantage"). The selected financial data has been restated to include the results of Paxus, accounted for as a pooling of interests, for all periods presented and Vantage, accounted for as a purchase, is included from September 30, 1993. In connection with the Vantage and Paxus acquisitions, Continuum charged to operations purchased research and development of $15,963,000 and restructuring costs of $32,629,000, resulting in a loss for fiscal 1994. Losses prior to fiscal 1994 result from retroactively including the operating losses of Paxus. See "The Companies -- Continuum and Merger Sub -- Recent Developments" for information regarding Continuum's pending acquisition of SOCS.

                                     HOGAN

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The selected historical consolidated financial information of Hogan and subsidiaries shown below for the five fiscal years ended March 31, 1995 has been derived from Hogan's audited consolidated financial statements, and for the six-month periods ended September 30, 1995 and 1994 has been derived from Hogan's unaudited consolidated financial statements that include, in the opinion of Hogan's management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information for such periods. This information should be read in conjunction with Hogan's consolidated financial statements and related notes and the audit report, which refers to a change in the method of accounting for income taxes during the fiscal year ended March 31, 1994, included in Hogan's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 and Hogan's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, incorporated by reference in this Joint Proxy Statement/Prospectus.

                                     SIX MONTHS
                                   ENDED SEPTEMBER
                                         30                        YEARS ENDED MARCH 31
                                  -----------------   -----------------------------------------------
                                   1995      1994      1995      1994      1993      1992      1991
                                  -------   -------   -------   -------   -------   -------   -------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Revenues......................  $51,251   $43,471   $92,907   $72,485   $65,901   $57,636   $46,537
  Income from continuing
     operations.................    4,110     1,423     6,294     5,892     5,480     2,690     6,638
  Earnings per common share from
     continuing operations......      .27       .10       .43       .39       .38       .19       .49
BALANCE SHEET DATA (END OF
  PERIOD):
  Total assets..................  $98,358   $87,212   $96,681   $83,490   $71,645   $61,419   $59,666
  Stockholders' equity..........   61,212    51,343    56,670    52,129    49,805    43,927    42,512
  Dividends per common share....       --       .17       .17       .17       .15       .15        --

                    SELECTED PRO FORMA FINANCIAL INFORMATION

     The following unaudited selected pro forma financial information is based on the historical consolidated balance sheets and related consolidated statements of operations of Continuum and Hogan adjusted to give effect to the Merger using the pooling of interests method of accounting for business combinations.

     The unaudited pro forma combined condensed balance sheets as of September 30, 1995 and March 31, 1995, 1994 and 1993 assume that the Merger occurred as of those dates. The unaudited pro forma combined condensed statements of operations for the six months ended September 30, 1995 and for the fiscal years ended March 31, 1995, 1994 and 1993 assume that the Merger occurred at the beginning of the periods presented.

     This pro forma financial information should be read in conjunction with the unaudited pro forma combined condensed financial information and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma financial information is not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated on the dates indicated in the preceding paragraph nor is it necessarily indicative of future operating results or financial position of the combined companies.

                                                 SIX MONTHS
                                                    ENDED                      YEARS ENDED MARCH 31
                                                SEPTEMBER 30,    -------------------------------------------------
                                                    1995             1995              1994              1993
                                                -------------    -------------     -------------     -------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Revenues....................................    $ 245,782        $   416,443       $   315,434       $   304,835
  Income (loss) from continuing operations....       20,540             32,498           (23,858)              119
  Earnings (loss) per common share from
     continuing operations....................          .81               1.34             (1.08)             0.01
BALANCE SHEET DATA (END OF PERIOD):
  Total assets................................    $ 293,928        $   296,381       $   257,180       $   242,554
  Long-term debt..............................       18,051             25,379            19,149            24,513
  Stockholders' equity........................      138,172            138,961           102,971            86,628
  Dividends per common share..................           --                 --                --                --

     See "The Companies -- Continuum and Merger Sub -- Recent Developments" for information regarding Continuum's pending acquisition of SOCS.

                           COMPARATIVE PER SHARE DATA

     Set forth below are certain per common share data of Continuum and Hogan on an historical basis, a pro forma basis for Continuum, and an equivalent pro forma basis for Hogan. The Continuum pro forma data was derived by combining historical consolidated financial information of Continuum and Hogan, giving effect to the Merger under the pooling of interests method of accounting for business combinations. Continuum's pro forma dividends per common share assume no dividend payments in accordance with Continuum's historical dividend policy. The equivalent pro forma data for Hogan was calculated by multiplying the Continuum pro forma per common share data by the Exchange Ratio.

     This information should be read in conjunction with the historical financial statements of Continuum and Hogan incorporated by reference in this Joint Proxy Statement/Prospectus and the unaudited pro forma combined condensed financial information included elsewhere in this Joint Proxy
Statement/Prospectus.

                                                      SIX MONTHS
                                                         ENDED              YEARS ENDED MARCH 31
                                                     SEPTEMBER 30,       --------------------------
                                                         1995            1995       1994      1993
                                                     -------------       -----     ------     -----
CONTINUUM
HISTORICAL PER COMMON SHARE DATA:
  Income (loss) from continuing operations.........      $ .83           $1.38     $(1.79)    $(.37)
  Dividends........................................         --              --         --        --
  Book value.......................................       5.19            4.30
PRO FORMA PER COMMON SHARE DATA:
  Income (loss) from continuing operations.........      $ .81           $1.34     $(1.08)    $ .01
  Dividends........................................         --              --         --        --
  Book value.......................................       5.67            5.73
HOGAN
HISTORICAL PER COMMON SHARE DATA:
  Income from continuing operations................      $ .27           $ .43     $  .39     $ .38
  Dividends........................................         --             .17        .17       .15
  Book value.......................................       4.22            3.94
EQUIVALENT PRO FORMA PER COMMON SHARE DATA:
  Income (loss) from continuing operations.........      $ .29           $ .48     $ (.38)    $  --
  Dividends........................................         --              --         --        --
  Book value.......................................       2.02            2.04

     Per share amounts for income (loss) from continuing operations were computed based on the number of average shares outstanding during the period and the dilutive effect of common stock equivalents. Per share amounts for book value were computed based on the number of shares outstanding as of the end of the period presented.

     See "The Companies -- Continuum and Merger Sub -- Recent Developments" for information regarding Continuum's pending acquisition of SOCS.

                                 THE COMPANIES

CONTINUUM AND MERGER SUB

     General. Continuum is an international consulting and computer services firm supplying information technology solutions to the insurance and financial services industry. Continuum's revenues are principally derived from providing outsourcing services, including third party administrative services to the insurance industry, licensing sophisticated insurance software systems and providing related software development, installation, customization, enhancement and maintenance services. Outsourcing services offered by Continuum range from providing a customer with remote processing of a single insurance software application, to the complete replacement of a customer's data processing department, as well as the provision of third party administration services. The software systems marketed by Continuum streamline the work processes and automate the administrative functions of insurance companies, such as issuing policies, paying agents' commissions and complying with complex government regulations and reporting requirements. Continuum offers a wide range of life insurance, general insurance (also known as non-life or property and casualty insurance), reinsurance and healthcare software applications, including products with extensive adaptations to the specific regional requirements of the world's major insurance markets. Continuum's product line includes systems designed for use on mainframe computers, mid-range platforms, workstations and local area networks.

     Continuum's fee-based services business (a portion of which may be characterized as outsourcing relationships), which currently provides over 90% of Continuum's revenues, is built around Continuum's proprietary application software systems, and emphasizes the cultivation and preservation of long-term relationships with customers. Continuum's outsourcing contracts tend to be long-term relationships with tendencies for on-going renewal. The implementation of Continuum's software systems often generates significant service revenues because the unique nature of each insurance company's products and operations requires customization. Continuum's workforce of approximately 3,500 persons is composed principally of skilled and experienced professionals with specialized knowledge of software development, data processing and insurance operations.

     Continuum was incorporated under the laws of the State of Texas in 1968, and reincorporated in the State of Delaware in August 1987. The principal executive offices of Continuum are located at 9500 Arboretum Boulevard, Austin, Texas 78759-6399, and its telephone number at such offices is (512) 345-5700.

     Merger Sub is a wholly-owned subsidiary of Continuum, incorporated on November 30, 1995. Merger Sub conducted no business prior to entering into the Merger Agreement.

     Recent Developments. On December 15, 1995, Continuum announced it has agreed to acquire all of the shares of SOCS Groupe, SA, a Paris-based software and services company ("SOCS"), for FF 178 million (approximately $35 million). SOCS is the leading provider of insurance application software and related services to the French insurance industry. SOCS employs 200 people and generated approximately $20 million in revenues for the fiscal year ended September 30, 1995. The acquisition is expected to be completed on or about December 28, 1995. The acquisition will be accounted for using the purchase method of accounting and, accordingly, the operating results of SOCS will be included in the financial statements from the date of acquisition. SOCS' tangible assets and liabilities are estimated at $10 million and $14 million, respectively. The excess purchase price will be allocated to purchased software, goodwill and purchased research and development. Based on preliminary information, it is estimated that $24 million related to purchased research and development and $5 million of restructuring and other costs will be expensed after the acquisition.

     In December 1995, Continuum renewed and increased its $20 million revolving bank line of credit to $60 million. A portion of the credit line will be used to fund the acquisition of SOCS.

HOGAN

     Hogan is a leading provider of integrated software applications and related consulting services to financial institutions worldwide. This marketplace includes over 600 international and regional banks, money centers, thrifts, building societies, credit unions, card-processing services and other institutions, generally with asset bases in excess of $3 billion (collectively referred to as the "Financial Industry"). The Financial Industry utilizes Hogan's software applications to assist in conducting various data processing, information, management and marketing activities. Included in these activities are deposits and loans accounting, new product introduction, customer profile analysis, profitability analysis, budget and forecasting, credit risk management, branch automation and plastic card transaction processing. Hogan's software products are modular in structure to enable the application of upgrades and enhancements. In addition, the modular design allows Hogan's software to greatly reduce the cost of changes to applications programs and facilitates upward compatibility for changes in computer hardware and systems software. By incorporating the latest in both mainframe and client/server technology within a unique application architecture, Hogan's applications provide customers with significant functionality, flexibility and processing performance. As a result, Hogan is well positioned to benefit from the evolving requirements of interstate banking within the United States and the growing international demand for general banking systems.

     Hogan provides consulting services to the users of its banking applications. Hogan's applications are complemented by a comprehensive range of consulting services that includes systems implementation, consultation and planning, customization and education, as well as special projects, such as the introduction of new banking products, conversion of branch facilities and integration of system upgrades. Hogan also provides maintenance support services for its products.

     Hogan primarily markets its products through direct sales efforts. It maintains sales and sales support offices in England, Germany, Australia and Italy as well as in its Dallas, Texas headquarters.

     Founded in Dallas, Texas in 1977, Hogan is incorporated in the State of Delaware. The principal executive offices of Hogan are located at 5080 Spectrum Drive, Suite 400E, Dallas, Texas 75270-2014, and its telephone number at such offices is (214) 386-0020.

                              THE SPECIAL MEETINGS

TIME, DATE, PLACE AND PURPOSE OF SPECIAL MEETINGS

     The Continuum Special Meeting will be held at 10:00 a.m., local time, on February 29, 1996, at Continuum's Headquarters, 9500 Arboretum Boulevard, Austin, Texas for the purpose of approving the issuance and reservation for issuance of up to 6,004,583 shares of Continuum Common Stock (the "Continuum Issuance of Common Stock") pursuant to the Merger Agreement, as required by the rules of the NYSE. The Hogan Special Meeting will be held at 10:00 a.m., local time, on February 29, 1996, at the Spectrum Conference Center located at Hogan's headquarters at 5080 Spectrum Drive, Dallas Parkway, Dallas, Texas for the purpose of approving and adopting the Merger Agreement, as required by Delaware law.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Continuum Common Stock outstanding at the close of business on the Record Date (January 17, 1996), are entitled to notice of, and to vote at, the Continuum Special Meeting. Only holders of record of Hogan Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Hogan Special Meeting.

     On the Record Date, there were           holders of record of Continuum
Common Stock, with           shares of Continuum Common Stock issued and
outstanding. Each share of Continuum Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Principal Stockholders of Continuum and Hogan -- Continuum" for information regarding persons known to the management of Continuum to be the beneficial owners of more than 5% of the outstanding Continuum Common Stock.

     There were           holders of record of Hogan Common Stock on the Record
Date, with           shares of Hogan Common Stock issued and outstanding. Each
share of Hogan Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Principal Stockholders of Continuum and Hogan -- Hogan" for information regarding persons known to the management of Hogan to be the beneficial owners of more than 5% of the outstanding Hogan Common Stock.

VOTING AND REVOCATION OF PROXIES

     All properly executed proxies that are not revoked will be voted at the Continuum Special Meeting and the Hogan Special Meeting, as applicable, in accordance with the instructions contained therein. If a holder of Continuum Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" approval of the Continuum Issuance of Common Stock in accordance with the recommendation of the Board of Directors of Continuum. If a holder of Hogan Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" approval and adoption of the Merger Agreement in accordance with the recommendation of the Board of Directors of Hogan. A stockholder of Continuum or a stockholder of Hogan who has executed and returned a proxy may revoke it at any time before it is voted at the appropriate Special Meeting by
(i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of Continuum or Hogan, as appropriate, stating that the proxy is revoked or (iii) attending the appropriate Special Meeting and voting in person.

VOTE REQUIRED

     Continuum. Continuum's bylaws provide that the presence at the Continuum Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Continuum Common Stock entitled to vote thereat will constitute a quorum for the transaction of business. The Continuum Issuance of Common Stock does not, under state law, require stockholder approval. However, the rules of the NYSE require, as a prerequisite to the listing on the NYSE of the shares of Continuum Common Stock that are issued pursuant to the Merger Agreement, that such issuance be approved by a majority of the votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% of the shares of Continuum Common Stock entitled to vote on the proposal. Abstentions and broker non-votes contained on a returned proxy card will be counted towards a quorum, but will not be included in the total vote. Assuming that holders of over 50% of the shares of Continuum Common Stock entitled to vote on the proposal cast votes in favor of or against the proposal, abstentions and broker non-votes will have no effect upon the outcome of the vote. DST has entered into an agreement with Hogan pursuant to which DST has agreed to support the affirmative recommendation of the Board of Directors of Continuum to its stockholders regarding the Continuum Issuance of Common Stock and to vote its
5,544,553 shares (approximately      %) of Continuum Common Stock in favor of
the Continuum Issuance of Common Stock.

     Hogan. The presence at the Hogan Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Hogan Common Stock entitled to vote thereat will constitute a quorum for the transaction of business, and approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the issued and outstanding Hogan Common Stock entitled to vote thereon. Both abstentions and broker non-votes contained on a returned proxy card will be counted towards a quorum. In determining whether the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement. On the Record Date, the directors and executive officers of
Hogan held approximately      % of the outstanding shares of Hogan Common Stock.
Each of such persons has advised Hogan that he or she plans to vote or direct the vote of all such shares of Hogan Common Stock in favor of the proposal to approve and adopt the Merger Agreement.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, the directors, officers, employees and agents of each of Continuum and Hogan may solicit proxies from their respective stockholders by personal interview, telephone, telegram or otherwise. Continuum and Hogan will each bear the costs of the solicitation of proxies from their respective stockholders, except that Continuum and Hogan will each pay one-half of the cost of printing this Joint Proxy Statement/Prospectus. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of Continuum or Hogan for the forwarding of solicitation materials to the beneficial owners thereof. Continuum and Hogan will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. Hogan has engaged the services of D. F. King & Co., Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Hogan stockholders for a fee of $4,500 plus reasonable out-of-pocket expenses.

     An automated system administered by Continuum's transfer agent, American Stock Transfer & Trust Company, will be used to tabulate votes at the Continuum Special Meeting. An automated system administered by Hogan's transfer agent, KeyCorp Shareholder Services, Inc., will be used to tabulate votes at the Hogan Special Meeting.

OTHER MATTERS

     At the date of this Joint Proxy Statement/Prospectus, the Boards of Directors of Continuum and Hogan do not know of any business to be presented at their respective Special Meetings other than as set forth in the notices accompanying this Joint Proxy Statement/Prospectus. If any other matters should properly come before the respective Special Meetings, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

     The Merger Agreement provides that, at the Effective Time, Merger Sub will merge with and into Hogan, with Hogan becoming the Surviving Corporation, and each share of Hogan Common Stock outstanding immediately prior to the Effective Time (other than Hogan Common Stock held directly or indirectly by Continuum or by any direct or indirect wholly-owned subsidiary of Continuum or of Hogan, all of which will be canceled), will be converted into the right to receive 0.355555 of a share of Continuum Common Stock, all as more fully described in the Merger Agreement. See "Certain Terms of the Merger Agreement -- Manner and Basis of Converting Shares."

     Based on the number of shares of Continuum Common Stock and Hogan Common
Stock outstanding as of the Record Date,           shares of Continuum Common
Stock will be issuable pursuant to the Merger Agreement (assuming no exercise prior to the Effective Time of the Hogan Options), representing approximately
     % of the total Continuum Common Stock to be outstanding after such issuance.

BACKGROUND

     In December 1994, with a view to broadening Hogan's marketing and distribution capabilities as well as enhancing its efforts to promote its products and to maximize stockholder value, Hogan's Board authorized Hogan management to engage Morgan Stanley as financial advisors to Hogan for the purpose of conducting a general review and financial analysis of Hogan. Morgan Stanley made preliminary presentations to Hogan's Board in early 1995 relating to Hogan's strategic alternatives and, based on the recommendations made during those presentations, on June 7, 1995, Hogan announced that it had retained Morgan Stanley as its financial advisor for the purpose of evaluating strategic alternatives to maximize stockholder value.

     Morgan Stanley identified several prospective strategic partners and financial buyers for Hogan, and distributed to them, subject to the terms of confidentiality agreements, a copy of a confidential memorandum containing information about Hogan. On October 24, 1995, Morgan Stanley made a detailed presentation to Hogan's Board describing the various strategic alternatives available to Hogan, including a detailed valuation presentation of Hogan based on projected cash flows, precedent transaction premiums and pro forma analysis with respect to certain strategic partners. Morgan Stanley indicated that a number of parties had expressed an interest in Hogan. One of the interested parties was Continuum.

     On November 1, 1995 Continuum's management made a general presentation to its Board of Directors regarding possible new lines of business, including software applications relating to banks. Hogan was discussed as part of this general presentation, but no transaction was proposed at this meeting. Prior to the November 1, 1995 meeting, Continuum management provided its Board of Directors with background research material on the converging financial services industry and the market for banking related technology solutions.

     On November 6, 1995, Michael H. Anderson, Hogan's Chairman and Chief Executive Officer, met with W. Michael Long, Continuum's President and Chief Executive Officer, to discuss Continuum's interest in Hogan and Continuum's vision of a combined Continuum-Hogan entity for the purpose of reporting to Hogan's Board the merits of a transaction with Continuum. After lengthy discussions relating to the overall strategies of the two organizations, it was agreed that Continuum and Hogan should proceed to perform substantial investigations and reviews of each other's businesses for purposes of evaluating the benefits of a possible combination.

     During the month of November, Hogan and representatives of Morgan Stanley continued discussions with other interested parties and began a due diligence review of Continuum, including discussions with Continuum's management. Based on the preliminary information received by Hogan during the due diligence process, Hogan's Chairman called a telephonic meeting of Hogan's Board on November 20, 1995. At the meeting, Hogan's Board instructed its Chairman to have Morgan Stanley and the management of Hogan continue due diligence on Continuum to help better evaluate the benefits of a potential combination and formed a special committee comprised exclusively of outside directors (the "Hogan Special Committee") for the purpose of considering a possible transaction for Hogan's acquisition by or merger with Continuum or any third party which Hogan management might propose to Hogan's Board. On November 27, 1995, certain members of Hogan's management and Continuum's management, along with their respective legal advisors, met to begin negotiating the terms of a possible transaction. Representatives of Morgan Stanley rendered advice in conjunction with such negotiations.

     On December 3, 1995, Hogan's Chairman and Continuum's Chief Executive Officer met telephonically to continue discussions aimed at narrowing the range of prices at which Continuum might be willing to acquire Hogan, and, after substantial negotiation, tentatively agreed to present to their respective Boards a fixed exchange ratio of 0.355555 shares of Continuum Common Stock (previously defined as the "Exchange Ratio") for each share of Hogan Common Stock. On December 4, 1995, Hogan's Chairman convened a meeting of Hogan's Board, attended by Hogan management and representatives of Morgan Stanley, in which he outlined points of agreement and presented the issues on which closure had not been reached with Continuum. He indicated to Hogan's Board that the proposed Exchange Ratio represented in excess of $14 per share of Hogan Common Stock based on the recent trading prices of Continuum Common Stock. Hogan management presented its view of the synergistic opportunities and the strategic rationale of the combination. Thereafter, Morgan Stanley presented an analysis of the transaction, based on the fixed Exchange Ratio, which described, among other things, the business and historic results of Continuum and the results of Morgan Stanley's due diligence, Hogan management's view of the synergistic opportunities of the combination, Continuum's trading value range, the historic trading ranges of Hogan and Continuum stock, Hogan management's view of the strategic rationale for the acquisition and the effect of the transaction and certain synergies on Continuum's earnings per share. Morgan Stanley then indicated that it had been made aware by Continuum management of a pending transaction in which Continuum would acquire SOCS, but that it did not have enough information to provide a meaningful analysis of the transaction to Hogan's Board. Following its presentation, Morgan Stanley rendered its oral opinion that as of December 4, 1995, subject to the favorable resolution of certain key issues and a review of the SOCS transaction, the Exchange Ratio was fair from a financial point of view to the holders of Hogan Common Stock. The representatives of Morgan Stanley were questioned by members of Hogan's Board as to the risks involved in having a fixed exchange ratio without a collar to protect Hogan stockholders from unexpected fluctuations in Continuum's stock price, and Morgan Stanley's representatives provided Hogan's Board with its analysis of the factors which may contribute to either upward or downward movements in Continuum's stock price. Members of Hogan's Board then questioned the representatives of Morgan Stanley about the existence of other competitive bids for Hogan and the prospects of more advantageous bids from other prospective purchasers, and Morgan Stanley's representatives noted that of those contacted, no other party submitted a proposal for a transaction with Hogan at a level above Continuum's proposal.

     After the presentation, the Hogan Special Committee met and determined that if, prior to signing the Merger Agreement, Hogan received an executed letter agreement from DST that DST would vote in favor of the issuance of shares in the Merger to Hogan's stockholders, Hogan's Board received additional information about the SOCS transaction, Hogan protected its stockholders from any material dilutive impact that the issuance of any Continuum securities might have and the requirement that certain key employees of Hogan execute continuing employment agreements with Continuum as a condition to the Merger was satisfied, the transaction would be favorable to Hogan stockholders, and subject to those requirements and the favorable resolution of other remaining issues, approved the transaction to Hogan's Board.

     On December 5, 1995, Continuum convened a telephonic meeting of its entire Board of Directors. Several days prior to the meeting, Continuum management provided each member of its Board of Directors with an extensive written report describing the findings of Continuum's due diligence review of Hogan and presenting Continuum management's financial and business analysis of the proposed Merger. After extensive questioning of Continuum management and discussion of the potential risks and benefits of the proposed transaction, Continuum's Board unanimously approved the acquisition of Hogan, but without obligation of DST to vote its shares for the Continuum Issuance of Common Stock.

     Also on December 5, Hogan convened a telephonic meeting of its Board of Directors in which Morgan Stanley presented its analysis of the SOCS transaction. In addition, Hogan's legal counsel indicated that a floor of $13 had been negotiated to protect Hogan stockholders from the dilutive impact of an issuance of Continuum securities or the issuance of a press release related thereto. See "Certain Terms of the Merger Agreement -- Manner and Basis of Converting Shares." Hogan's Board then reaffirmed its position that it would not sign an agreement without a letter agreement from DST.

     On December 8, 1995, DST executed the letter agreement and the next day, certain executives of Hogan agreed to continuing employment agreements. On December 10, 1995, after favorably resolving the remaining issues, Hogan, Continuum and Merger Sub entered into the Merger Agreement.

CERTAIN INFORMATION

     In connection with Continuum's due diligence investigation of Hogan, Hogan disclosed to Continuum management's goals for Hogan's operating results for fiscal years 1996 through 1998. Such goals indicated revenue growth of approximately 20% per year and net income improving to 13% of revenues by fiscal year 1998. The foregoing goals were prepared by Hogan management for internal planning purposes and not with a view to public disclosure and are included herein only because the information was provided to Continuum. The goals are necessarily based on numerous assumptions regarding general business and economic conditions, the success of sales efforts, and other matters, many of which are unpredictable or beyond management's control. There can be no assurance that these goals will actually be achieved.

CONTINUUM'S REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS OF CONTINUUM

     Introduction. Continuum views its expansion into banking software and services by combining with Hogan as a logical expansion into a closely related industry that Continuum is well positioned to serve through its existing customer relationships and international infrastructure. Continuum believes the Merger is an essential long-term strategic move that will position the combined company to serve the emerging global diversified financial services industry, while at the same time providing it with attractive near-term opportunities for increased revenues and cost savings.

     Continuum believes that, in important markets around the world, the barriers are dropping between the various financial services sectors, such as insurance, banking and mutual funds. Globally, regulatory restrictions are easing, allowing integrated financial services organizations to expand their products and services. In addition, individual providers are forming partnerships and alliances to deliver comprehensive sets of financial services offerings through varied points of contact with the consumer, including direct response, home computers and telephones, kiosks, financial planners and sales representatives. The evolution of these

"virtual" organizations is being driven by consumer demand for financial products and services that are low cost, convenient, flexible and high quality.

     As financial sectors converge, the complexity of the resulting financial services businesses and increasing cost competition are forcing the players to focus on their core competencies while turning to specialist partners to manage non-core functions such as information technology, back-office administration and telesales and teleservices. The Merger, combined with Continuum's strategic alliance with DST, advances Continuum's strategy to become the leading provider of information technology and outsourcing services to this integrated financial services industry. Continuum intends to capitalize on the combined assets of Continuum and Hogan, including:

     - Intellectual property comprising the industry's most comprehensive inventory of banking and insurance software systems;

     - An extensive pool of 4,200 professionals with industry-specific expertise in insurance and banking; and

     - A broad global customer base of approximately 800 financial institutions.

     Convergence of Financial Services Industry. Rapid creation of consumer wealth and shifting consumer demographics, especially the aging of the worldwide population and the resulting growth of unfunded pension liabilities, are causing increased consumer investment in financial products and services. This has created a large and growing market that insurance companies, banks and mutual fund providers are all competing to serve. It is this competition for both the investment dollars and ownership of the customer relationship that is driving the virtual and physical convergence of financial services.

     This convergence is more advanced outside the U.S., where significant deregulation has already occurred. In Europe, banks are well established providers of insurance (called "bancassurance") and increasingly, insurers are adding traditional banking products to their portfolios. For example, more than half of life insurance sales in France are by banks.

     Inside the U.S., regulations from the Depression Era continue to restrict full-scale entry of banks and insurers into each others' businesses. Continuum expects continuing relaxation of regulatory restrictions. U.S. financial services providers are already joining in alliances and partnerships to provide comprehensive offerings to consumers. For example, banks are distributing annuities manufactured by insurers, and mutual funds providers are managing the underlying funds in insurers' variable products.

     To meet changing consumer demands, both banks and insurers are responding with new products, new distribution channels, new organizational structures and new uses of technology. For example, U.S. life insurers, historically Continuum's largest market, have shifted their product offerings from traditional cash value-based offerings to investment based products. Currently, more than half of U.S. life insurers' assets are derived from investment-based policies. Similarly, banks have diversified their products to include mutual funds and annuities. Last year approximately one-third ($25 billion) of individual annuities in the U.S. were sold by banks. This growing shift in business composition has put life insurers and banks in direct competition with other financial services providers, which have considerably lower distribution and administrative costs.

     Continuum's Strategy. Continuum's recognition of the opportunities these trends bring is not new. A significant number of Continuum's newest customers are European and Asia-Pacific financial services companies engaged in both banking and insurance. Before the Merger, Continuum's bancassurance customers numbered approximately 30. Today Continuum and Hogan share common customers who use Hogan software for their banking activities and Continuum solutions for their insurance activities.

     Hogan's extensive integrated banking software systems and Continuum's market-leading insurance systems will enable Continuum to provide comprehensive information technology products to both banks and insurers. In addition, Continuum and Hogan together support business requirements that are common to both banks and insurers, with products for client relationship management, workflow management, telebusiness technology, point-of-sale automation, decision support, executive information and data warehousing.

     Currently, outside professional and outsourcing services approximate 10% of the estimated $50 billion that insurers spend annually on information technology. Continuum has recently developed an extensive set of outsourcing services for information technology and business processes that are helping insurers reach new levels of cost efficiency and flexibility. Though insurers have been late adopters of outsourcing solutions, since 1993 Continuum has built an insurance outsourcing business that now approximates 40% of Continuum's revenues. Continuum believes that this outsourcing trend is accelerating and represents significant revenue growth opportunities for the company.

     Continuum and Hogan together will bring an expanded, flexible definition of outsourcing to the banking industry. Although mid-tier banks were early outsourcing adopters, larger banks are only now broadening their use of these services. Industry forecasts indicate that by 1999 the annual expenditure by banks on professional and outsourcing information technology services will exceed $35 billion. The addition of Hogan's products, customer relationships and industry expertise to Continuum's proven applications and methodologies will well position Continuum to serve the needs of banks, insurers and the emerging integrated financial services companies with outsourcing services.

     As a result of the financial services industry convergence and ongoing consolidations, Continuum expects the dominant financial services players to be large, multi-national companies offering comprehensive products and services. Of the 120 financial services providers listed in Fortune's "Global 500," approximately 45% are currently Continuum and Hogan customers. The Merger with Hogan will position Continuum to be the leading provider of information technology solutions to these integrated financial services companies.

     Expanded Near-Term Opportunities for Continuum and Hogan Software and Services. The Merger presents significant near-term opportunities for revenue growth as well as serving Continuum's long-term strategy. Outsourcing, international sales and cross-selling of products and services are major areas in which Continuum sees initial sales and servicing synergies.

  Outsourcing

     Continuum believes the Merger will provide Continuum with the opportunity to expand its outsourcing business due to the following factors:

     o Continuum's outsourcing expertise,

     o The sales capability of Continuum's outsourcing division, Continuum Strategic Solutions International,

     o Access to the data processing resources of DST,

     o Hogan's proprietary software, banking expertise and market position and

     o Increased financial strength and infrastructure of the combined company.

     Continuum plans to focus its outsourcing marketing efforts in at least five areas:

    o Hogan's proprietary software systems, particularly its core deposit and loans systems, are in use by approximately 130 large banking institutions. Continuum will offer these banks the option of retaining the management and support responsibility for these complex applications or contracting with Continuum to satisfy their business requirements through outsourcing arrangements.

    o The Hogan banking products were initially developed to meet the needs of large, global banks. Continuum believes the business requirements of mid-tier banking organizations competing in interstate and international markets are becoming as sophisticated as large, global banks, but are not being adequately addressed by currently available product or outsourcing solutions. Continuum intends to offer these banks both product and outsourcing solutions, with outsourcing services supported by Hogan's extensive integrated banking software systems.

    o Continuum believes the addition of Hogan's proprietary software and banking expertise will position Continuum to meet the needs of emerging integrated financial services companies with outsourcing services. Initially in Europe and Asia-Pacific, Continuum believes these new integrated companies that offer both banking and insurance products and services have less allegiance to traditional organizational structures and will be favorably disposed to using outsourcing services. Further, Continuum believes these virtual companies would prefer a single, primary outsourcing relationship if a supplier can provide the technical skills, solutions and vertical market industry knowledge to assist them with the smooth integration of diversified financial products and services. Continuum also believes that these companies have a growing sense of urgency to identify and select their specialist partners, creating an immediate opportunity for Continuum.

    o Recently insurers have begun to outsource specific business processes, such as customer service, telesales and teleservicing along with the underlying information technology. These arrangements have variable pricing components dependent on transaction or volume usage. During 1995, business process outsourcing has contributed to Continuum's backlog arrangements with approximately $90 million in future revenues. Continuum believes that business process outsourcing offerings can be developed and marketed to banks and integrated financial services companies as well as to insurers.

    o Continuum believes that as network-based computing and electronic commerce becomes more pervasive, many banks, insurers and integrated financial services companies will opt for a more highly leveraged form of outsourcing that relies on transaction or volume-based usage charges for mission critical administrative applications rather than custom outsourcing arrangements. Continuum believes the extensive proprietary banking and insurance software systems to be combined by the Merger uniquely position Continuum to deliver these systems capabilities globally to financial institutions through networking, providing these customers with economies of scale. Through this form of outsourcing, financial institutions will be able to use and buy services based on what they need, where they want it and when they require it, as frequently as they desire.

  Improved Sales of Hogan Products and Services Outside the United States

     Continuum has established sales and support offices in all major banking and insurance markets and relationships with many diversified financial institutions outside the United States. Continuum believes that this established international presence will improve the prospects for sales of Hogan products and services outside the United States in the following ways:

     o Leveraging existing Continuum relationships with leading financial services companies;

     o Increasing awareness of local buying decisions, leading to participation in more sales opportunities;

     o Improving sales and marketing effectiveness resulting from inclusion of local nationals who know the language, culture and business nuances; and

     o Raising buyer confidence from dealing with a much larger company.

     In addition, the cost of travel and other expenses (such as language translation costs) associated with sales and services delivery will be lowered through use of local Continuum resources. Local banking industry expertise will be more easily obtained and supported through the existing Continuum infrastructure.

  Cross Industry Products and Services

     The Merger provides new opportunities for cross-selling of products and related services into Hogan's and Continuum's customers and prospects. Important examples of these opportunities are:

    o The workflow management software marketed by Continuum to insurance companies is equally valuable to other financial services providers, including banks seeking to improve the efficiency and quality of business processes (i.e., mortgage processing and servicing) through automation.

    o Client information systems and relationship management systems currently offered by both companies can be implemented across financial services segments, providing valuable consolidated information about customers and all their relationships to financial services providers.

    o Telecenter activity in both banking and insurance is increasing as consumers seek more flexible ways of accessing services and as financial services providers seek to lower costs. Continuum provides software and services for managing telesales and teleservice centers that have immediate application to the banking industry.

     o Point-of-sale automation, including Continuum's agency decision support system, is valuable to bank sales representatives.

     o Hogan's executive information systems, including the earnings analysis system and the budgeting and planning system, can be used by insurers to increase the quality of information at the point of decision making.

     o Hogan's data warehousing offerings accelerate Continuum's plans to provide these capabilities to insurance companies.

     After the Merger, Continuum will represent a single source for comprehensive banking and insurance administration systems to banks, insurers and integrated financial services providers. These software systems represent thousands of person years and hundreds of millions of dollars of research and development, and it would take many years to replicate their function and capabilities. Continuum intends to integrate and package these systems with other products and services to provide immediate solutions for customers.

     Continuum believes significant opportunity exists in systems integration services. The convergence of the financial services sectors is bringing together a variety of disparate, disconnected back office systems. These systems contain valuable information that must be integrated for quality decision making, sales and service. Continuum's and Hogan's products, including workflow management systems, customer information systems, executive information systems and data warehousing, surround these back-office systems and improve their utility and productivity. Hogan's customer services to date have focused primarily on the implementation of Hogan software products. Continuum has offered more comprehensive consulting and systems integration services that will be offered to banks to expand and extend the services relationship with Hogan's customers.

     Cost Synergies. Continuum believes the Merger will lead to significant cost savings for the combined entity. Continuum expects to achieve estimated cost savings of approximately $12 million per year, with additional cost savings probable but not yet quantifiable. Continuum has identified opportunities for cost savings in the following areas:

          Costs of Operations Outside the United States. Hogan currently incurs significant costs to market its products and services outside the United States and to staff its ongoing software implementation projects outside the United States. Continuum intends to provide support and staffing for Hogan marketing and implementation projects from Continuum's established offices outside of the United States. Such local support by Continuum will result in reduced travel costs as well as lower tax and compensation expenses by reducing the use of US expatriates to provide services outside the United States. Continuum has also identified opportunities for reduced occupancy costs by eliminating duplicate facilities in certain locations outside the United States.

          Corporate Overheads. Continuum expects to achieve cost savings by consolidating certain accounting, legal, human resources and marketing functions. In addition, by combining two public companies into one, corporate expenses related to annual reports, audits and shareholder meetings will be substantially reduced.

          Data Centers. Hogan operates a data center in Dallas, Texas. Continuum expects to achieve cost savings by consolidating data processing activities.

          Product Development Savings. Hogan and Continuum have overlapping investments in developing technology platforms for their application software systems. Continuum expects to achieve cost savings through consolidating these development activities.

          Employee Benefit Expenses. Continuum expects to achieve savings by combining employee benefit programs of Hogan and Continuum.

          Improved Cost Controls. Hogan's expenses in certain areas, including travel expenses and independent contractor expenses, are high relative to Continuum's experience. Continuum intends to implement cost control policies and procedures to reduce costs in these areas.

     For the foregoing reasons, the Board of Directors of Continuum believes that the Exchange Ratio and the other terms of the Merger Agreement are fair to, and in the best interests of, Continuum and the stockholders of Continuum. In reaching its conclusion, Continuum's Board considered the judgment and advice of Continuum's management, the prior operating performance and future business prospects of Hogan, the reasonableness of achieving prospective cost savings and future incremental revenues from the combined operation, the terms of the Merger Agreement and the risks associated with achieving expected results. At the special meeting held on December 5, 1995, all members of the Board of Directors of Continuum expressed support for the Merger, approved the Merger Agreement and recommended that the stockholders of Continuum vote "for" approval of the Continuum Issuance of Common Stock.

HOGAN'S REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS OF HOGAN

     THE BOARD OF DIRECTORS OF HOGAN HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF HOGAN COMMON STOCK VOTE FOR ADOPTION OF THE MERGER AGREEMENT. In reaching its decision, the Board of Directors of Hogan considered among other things: (i) the participation of Hogan stockholders in the synergies and growth possibilities created by the Merger; (ii) Continuum's worldwide distribution network and experience in outsourcing; (iii) the relative stability of Continuum's stock price as compared to Hogan's stock price; (iv) Hogan's challenge to successfully implement a global distribution network as a stand-alone entity; (v) cultural similarities and common goals and perspectives of Continuum's and Hogan's management teams; (vi) the fact that Continuum's products complement Hogan's products, providing a strong basis for the realization of synergies; (vii) historic earnings strength of Continuum and favorable market perception of Continuum stock; (viii) presentations and advice given by Morgan Stanley; (ix) the opinion by Morgan Stanley as to the fairness from a financial point of view of the Exchange Ratio to the holders of Hogan Common Stock; (x) the tax-free nature of the transaction that provides the ability for Hogan stockholders to defer recognition of taxable gains; and (xi) the fact that Continuum had indicated that it would seek to expand Hogan's business and therefore most Hogan employees would remain employed.

     The foregoing discussion of the information and factors considered and given weight by Hogan's Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, Hogan's Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of Hogan's Board may have given different weight to different factors.

OPINION OF HOGAN'S FINANCIAL ADVISOR

     Hogan retained Morgan Stanley to act as its financial advisor in connection with the Merger. Morgan Stanley was selected by the Hogan Board to act as Hogan's financial advisor based on Morgan Stanley's qualifications, expertise and reputation.

     On December 4, 1995, Morgan Stanley orally advised the Hogan Board that, as of such date, subject to the favorable resolution of certain key issues and a review of the SOCS transaction, the Exchange Ratio is fair from a financial point of view to the holders of Hogan Common Stock. Such advice was confirmed, after resolution of such issues and review of the SOCS transaction, in a written opinion dated as of and delivered on December 10, 1995. No limitations were imposed by the Hogan Board upon Morgan Stanley with respect to the investigations made or procedures followed by it in rendering its opinion.

     THE FULL TEXT OF THE OPINION OF MORGAN STANLEY DATED DECEMBER 10, 1995, WHICH SETS FORTH ASSUMPTIONS MADE AND MATTERS CONSIDERED, IS SET FORTH AS APPENDIX II HERETO. HOGAN STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF HOGAN AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE HOGAN SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In rendering its opinion, Morgan Stanley, among other things: (i) analyzed certain publicly available financial statements and other information of Hogan;
(ii) analyzed certain internal financial statements and other financial and operating data concerning Hogan prepared by the management of Hogan; (iii) analyzed certain financial projections prepared by the management of Hogan; (iv) discussed the past and current operations and financial condition and the prospects of Hogan with senior executives of Hogan; (v) analyzed certain publicly available financial statements and other information of Continuum; (vi) analyzed certain internal financial statements and other financial and operating data concerning Continuum prepared by the management of Continuum; (vii) analyzed certain financial projections prepared by the management of Continuum;
(viii) discussed the past and current operations and financial condition and prospects of Continuum with senior executives of Continuum, and analyzed the pro forma impact of the Merger on Continuum's earnings per share and consolidated capitalization and financial ratios; (ix) reviewed the reported prices and trading activity of Hogan Common Stock; (x) compared the financial performance of Hogan and the prices and trading activity of Hogan Common Stock with that of certain other comparable publicly traded companies and their securities; (xi) reviewed the reported prices and trading activity of Continuum Common Stock;
(xii) compared the financial performance of Continuum and the prices and trading activity of Continuum Common Stock with that of certain other comparable publicly traded companies and their securities; (xiii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (xiv) reviewed and discussed with the senior management of Continuum the strategic rationale for the Merger; (xv) participated in discussions and negotiations among representatives of Hogan and Continuum and their legal advisors; (xvi) reviewed the Merger Agreement and certain related documents; and (xvii) performed such other analyses as it deemed appropriate.

     Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purpose of rendering its opinion. With regard to the financial projections, including estimates by the management of Hogan of the cost savings and other synergies expected to be derived from the Merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Continuum and Hogan, respectively. Morgan Stanley did not make any independent valuation or appraisals of the assets or liabilities of Hogan, nor were they furnished with any such appraisals. Morgan Stanley's opinion states that it is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of the date of such opinion.

     The following is a brief summary of certain financial analyses performed by Morgan Stanley in connection with the preparation of its opinion letter and its presentation to the Hogan Board on December 4, 1995.

     Comparative Stock Price Performance. As part of its analysis, Morgan Stanley reviewed the stock market performance of Hogan and Continuum and compared them to the market performance of certain comparable companies. Morgan Stanley compared historic stock price performance of Hogan with a group of several publicly traded companies in the financial software, vertical applications software and professional services industries. Financial software companies included BISYS Group, Inc., Broadway & Seymour, Inc., Deluxe Corporation, FIServ, Inc. ("FIServ"), SEI Corporation and Sunguard Data Systems, Inc. Vertical applications software companies included Policy Management Systems Corporation ("PMS"), MARCAM Corporation ("MARCAM"), System Software Associates, Inc. and Walker Interactive Systems, Inc. Professional services companies included Computer Sciences Corporation, Electronic Data Systems, Keane, Inc. and Technology Solutions Company. Morgan Stanley also compared historic stock price performance of Continuum with a group of publicly traded companies including PMS, MARCAM, FIServ, System Software Associates and Hogan. In particular, such analysis showed that Hogan's stock had experienced volatility throughout the year and had only recently performed in accordance with its peer group and that Continuum's stock had outperformed comparable companies over a 12-month period ending December 1, 1995.

     Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis of Hogan for the fiscal years ended 1996 through 2000 based on certain projections prepared by the management of Hogan. Morgan Stanley discounted the unlevered free cash flows (net income plus depreciation and amortization plus deferred taxes plus after-tax net interest expense less capital expenditures and investment in working capital) over the forecast period using a range of discount rates from 18% to 22%. The sum of the present values of such free cash flows was then added to the present value of Hogan's terminal value, calculated using terminal multiples of net income of 11 to 15 times and discounted at the aforementioned range of discount rates. Based on this analysis, Morgan Stanley noted that the per share values for Hogan Common Stock ranged from approximately $11 to $15, based upon Hogan's fully diluted shares outstanding.

     Analysis of Selected Precedent Transactions. Morgan Stanley examined selected precedent transactions involving professional software and services companies. Morgan Stanley reviewed the following 10 software transactions since 1993: the merger or acquisition of Information Technology, Inc. by FIServ, ACT Group plc by Misys plc, Easel Corporation by VMARK Software, Inc., Creative Group Holdings by PMS, Digital Communications Associates, Inc. by Attachmate Corporation, Manzanita Software Systems by State of the Art, Inc., KnowledgeWare, Inc. by Sterling Software, Inc., The ASK Group, Inc. by Computer Associates International, Inc., Cybertek Corporation by PMS and Systems Center, Inc. by Sterling Software, Inc. The transactions suggested a range of approximately 20% to 50% premiums paid over the market price of the company one day prior to announcement.

     Pro Forma Analysis of the Merger. Morgan Stanley analyzed certain pro forma effects of the Merger on the earnings and capitalization of the combined company. These analyses were based on certain forecasts provided by Hogan senior management regarding the financial performance of Hogan and Continuum and research analyst estimates regarding the financial performance of Continuum. Based on such analysis, Morgan Stanley computed the resulting effect on Continuum's earnings per share estimates pursuant to the Merger including taking into account certain potential synergies.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Hogan.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Hogan and Continuum. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the Exchange Ratio from a financial point of view to the holders of Hogan Common Stock and were provided to the Hogan Board in connection with the delivery of Morgan Stanley's opinion dated December 10, 1995. The analyses do not purport to be appraisals or to reflect the prices at which Hogan might actually be sold. Because such estimates are inherently subject to uncertainty, none of Hogan, Morgan Stanley or any other person assumes responsibility for their accuracy. In addition, as described above, Morgan Stanley's opinion and presentation to the Hogan Board was one of many factors taken into consideration by the Hogan Board in making its determination to approve the merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the Hogan Board's or Hogan management's opinion with respect to the value of Hogan or of whether the Hogan Board of Hogan management would have been willing to agree to a different exchange ratio.

     Hogan retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, primary and secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may, from time to time, have a long or short position in, may trade or otherwise affect transactions for its own account or for the accounts of its customers in securities of Hogan and Continuum. Morgan Stanley and its affiliates have provided financial advisory and financing services to Hogan in the past and have received customary fees in connection with these services.

     Pursuant to a letter agreement dated April 17, 1995, between Hogan and Morgan Stanley, Morgan Stanley is entitled to an advisory fee for its time and efforts expended, which fee is estimated to be between $100,000 and $150,000 payable in the event the transaction is not consummated or a transaction fee of approximately $2,000,000, which fee is payable upon consummation of the transaction. Hogan has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley, or any of its affiliates against certain liabilities, including liabilities under federal securities laws, and expenses, related to Morgan Stanley's engagement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of Hogan's Board of Directors with respect to the Merger, Hogan's stockholders should be aware that certain members of Hogan's Board and management have certain interests respecting the Merger separate from their interests as holders of Hogan Common Stock, including those referred to below.

     Under the Merger Agreement, Continuum has agreed to take action as of the Effective Time to assume each of the Hogan Options that remains unexercised in whole or in part at such time. See "Certain Terms of the Merger
Agreement -- Hogan Options." Pursuant to such assumption, each assumed Hogan Option will be exchanged for an option for the purchase of such number of shares of Continuum Common Stock that the holder of the Hogan Option being assumed would have received (without regard to any vesting schedule) upon consummation of the Merger had such Hogan Option been exercised immediately prior to the Effective Time, and appropriate adjustment will be made to the per share exercise price. The currently unvested portion of all of the Hogan Options held by each of the directors and executive officers of Hogan will be vested and exercisable in full as a result of the Merger, either as a consequence of the terms of the stock option plans pursuant to which such Hogan Options were issued or separate agreements between Hogan and such persons. The following directors of Hogan hold Hogan Options to purchase the aggregate number of shares of Hogan Common Stock set forth after their names, with the currently unvested portion thereof and the average exercise price of all options, including those the vesting of which will be accelerated, shown in parentheses: Michael H.
Anderson -- 175,000 (175,000; $6.43); William H. Dougherty -- 30,000 (24,000;
$10); Carol F. Dressler -- 30,000 (12,000; $4.75); William O. Hunt -- 60,000 (0;
$4.13); and Paul J. Palmer -- 30,000 (18,000; $7.63). The executive officers of Hogan as a group (including Mr. Anderson, who is also a director) hold Hogan Options to purchase an aggregate of 713,834 shares of Hogan Common Stock, of which 668,000 are unvested, with an average exercise price of $6.60.

     Mr. Anderson has an employment agreement with Hogan that currently provides, among other things, for (i) a three-year term expiring in November 1998, with automatic renewals of the three-year term scheduled to occur on each November 13, (ii) a minimum annual base salary of $315,000, (iii) a discretionary annual performance bonus of up to 80% of base salary, and (iv) the right, following a change in control of Hogan, to (A) payment of an amount equal to his annual base salary at the time of termination for a period of three years, in the event that Mr. Anderson's employment relationship is terminated within two years of such change in control for reasons other than cause or voluntary termination, (B) payment of an executive incentive cash bonus with respect to the fiscal year in which such change of control occurs according to a formula that considers the transaction price and an earnings per share trading multiple, (C) the continuation of certain health insurance benefits and other emoluments of employment for three years following any such termination of employment and (D) full vesting of Mr. Anderson's Hogan Options upon such a change in control.

     In addition, Hogan has entered into severance agreements with each of its five Senior Vice Presidents providing for, upon a change in control of Hogan,
(i) full vesting of their Hogan Options and (ii) payment of an executive incentive cash bonus with respect to the fiscal year in which such change of control occurs equal to that which the officer would have been otherwise entitled according to a formula that considers the transaction price and an earnings per share trading multiple. The severance agreements also obligate Hogan, in the event of the involuntary termination of such Senior Vice Presidents (except for cause) following such a change in control, to pay an amount of severance equal to one year's base salary. These severance agreements also provide for the continuation of certain health insurance benefits and other emoluments of employment for one year following any such termination. Continuum has agreed in the Merger Agreement that, after the Effective Time, it will not permit the Surviving Corporation to terminate the employment of any of these Senior Vice Presidents of Hogan prior to such time as financial statements including at least 30 days of combined operations of Continuum and the Surviving Corporation after the Merger have been publicly reported, and that during such time the compensation of such officers will not be reduced below the levels thereof as of September 30, 1995. Two of these Senior Vice Presidents have entered into agreements with Continuum providing, subject to consummation of the Merger, for (i) continuation of their employment by Hogan for two years after the Effective Time, at substantially the same compensation and benefits and without downgrades in their respective positions and responsibilities and (ii) grants to each, as of the Effective Time, of nonqualified stock options to purchase 50,000 shares of Continuum Common Stock at the closing price on the day of the Effective Time. Such stock option grants will contain one-year covenants not to compete with Continuum.

     Continuum's bylaws permit the Board of Directors to appoint Advisory Directors, and further provide that Advisory Directors have the right to attend Board meetings but not to vote. Continuum has agreed to appoint, effective as of the Effective Time, any two of the current directors of Hogan as Advisory Directors, each of whom will hold office until the next annual meeting of the Board of Directors of Continuum. Further, subsequent to consummation of the Merger, Continuum will elect one current director of Hogan (who may be initially one of such Advisory Directors) to the Board of Directors of Continuum, effective no later than the third regular meeting of such Board of Directors following the Effective Time, who will hold office until the next annual meeting of Continuum's stockholders and until his or her successor has been elected and qualified. The Board of Directors of Continuum has not yet decided which of Hogan's directors will be appointed Advisory Directors of Continuum or elected to its Board of Directors.

     The Merger Agreement provides that, after the Effective Time, the Surviving Corporation (i) will indemnify each person who served as an officer or director of Hogan prior to the Effective Time against all liabilities arising out of such service to the fullest extent permitted under applicable law or the Surviving Corporation's charter or bylaws, (ii) will maintain certain indemnification and limitation of liability provisions in Hogan's Charter and bylaws, and (iii) will continue for five years Hogan's director's and officer's liability insurance, subject to certain limitations. Continuum will guarantee the Surviving Corporation's indemnification obligations under the Merger Agreement. See "Certain Terms of the Merger Agreement -- Indemnification."

     See "Certain Terms of the Merger Agreement -- Certain Benefit Plans and Severance" as to post-Merger arrangements respecting Hogan employee benefit plans and severance agreements.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material federal income tax consequences of the Merger to the holders of Hogan Common Stock and is based upon current provisions of the Code, existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including holders that are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets. Holders of Hogan Common Stock are advised and expected to consult their own tax advisors regarding the federal income tax consequences of the Merger in light of their personal circumstances and the consequences under state, local and foreign tax laws.

     No ruling from the Internal Revenue Service ("IRS") has been or will be requested in connection with the Merger. Continuum has received from its counsel, Vinson & Elkins L.L.P., an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Continuum, Merger Sub and Hogan will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and that Continuum, Merger Sub and Hogan will not recognize any gain or loss as a result of the Merger. It is a condition to the obligation of Continuum to consummate the Merger that such opinion shall not have been withdrawn or modified in any material respect. Hogan has received from its counsel, Morgan, Lewis & Bockius LLP, an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Continuum, Merger Sub and Hogan will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and that stockholders of Hogan will not recognize any gain or loss from the receipt of Continuum Common Stock for their Hogan Common Stock, other than with respect to cash received in lieu of a fractional share of Continuum Common Stock. It is a condition to the obligation of Hogan to consummate the Merger that such opinion shall not have been withdrawn or modified in any material respect. Such opinions are subject to certain assumptions and based on certain representations of Continuum, Merger Sub and Hogan. Stockholders of Hogan should be aware that such opinions are not binding on the IRS and no assurance can be given that the IRS will not adopt a contrary position or that the IRS position would not be sustained by a court.

     Assuming the Merger qualifies as a reorganization under Section 368(a) of the Code, the following federal income tax consequences will occur:

          (i) no gain or loss will be recognized by Continuum, Merger Sub or Hogan in connection with the Merger;

          (ii) no gain or loss will be recognized by a holder of Hogan Common Stock upon the exchange of all of such holder's shares of Hogan Common Stock solely for shares of Continuum Common Stock in the Merger;

          (iii) the aggregate basis of the shares of Continuum Common Stock received by a Hogan stockholder in the Merger (including any fractional share deemed received) will be the same as the aggregate basis of the shares of Hogan Common Stock surrendered in exchange therefor;

          (iv) the holding period of the shares of Continuum Common Stock received by a Hogan stockholder in the Merger will include the holding period of the shares of Hogan Common Stock surrendered in exchange therefor, provided that such shares of Hogan Common Stock are held as capital assets at the Effective Time; and

          (v) a stockholder of Hogan who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph
     (iii) above) and the amount of cash received, and such gain or loss will be a capital gain or loss if the Hogan Common Stock is held by such stockholder as a capital asset at the Effective Time.

ACCOUNTING TREATMENT

     The Merger is expected to be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical consolidated financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. See the Unaudited Pro Forma Combined Condensed Financial Information and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

     Continuum has been preliminarily advised by its independent auditor, Ernst & Young LLP, that the Merger should be treated as a pooling of interests in accordance with generally accepted accounting principles. Hogan has been preliminarily advised by its independent accountants, Price Waterhouse LLP, that no matters have come to their attention that caused them to believe that relative to Hogan there have been common stock transactions, changes in equity ownership or ownership affiliations with other entities which would preclude Continuum from accounting for the Merger as a pooling of interests. Consummation of the Merger is conditioned upon the written confirmation of such advice. Also, such advice contemplates that each person who may be deemed an affiliate of Hogan or Continuum will enter into an agreement with Continuum not to sell or otherwise transfer any shares of Hogan Common Stock or Continuum Common Stock, as the case may be, within 30 days prior to the Effective Time or any Continuum Common Stock thereafter prior to the publication of financial results that include at least 30 days of post-Merger combined operations of Continuum and Hogan.

GOVERNMENTAL AND REGULATORY APPROVALS

     Transactions such as the Merger are reviewed by the Department of Justice and the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. Continuum and Hogan filed notification reports, together with requests for early termination of the waiting period, with the Department of
Justice and the FTC under the HSR Act on December   , 1995. Unless earlier
terminated or a request for additional information is made, the applicable
waiting period will expire on January   , 1996.

     At any time before or after the Effective Time, the Department of Justice, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause Continuum to divest itself, in whole or in part, of Hogan or of other businesses conducted by Continuum. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Continuum and Hogan will prevail.

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of Continuum Common Stock to be received by Hogan stockholders in connection with the Merger have been registered under the Securities Act pursuant to the Registration Statement and, except as set forth in this paragraph, may be traded without restriction. The shares of Continuum Common Stock to be issued in connection with the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of Hogan prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of such persons who become affiliates of Continuum, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. Under guidelines published by the Commission, the sale or other disposition of Continuum Common Stock or Hogan Common Stock by an affiliate of either Continuum or Hogan, as the case may be, within 30 days prior to the Effective Time or the sale or other disposition of Continuum Common Stock thereafter prior to the publication of financial results that include at least 30 days of post-Merger combined operations of Continuum and Hogan (the "Pooling Period") could preclude pooling of interests accounting treatment of the Merger. Accordingly, the Merger Agreement provides that each of Hogan and Continuum will use all reasonable efforts to cause its affiliates to execute a written agreement to the effect that such persons will not sell, transfer or otherwise dispose of any shares of Hogan Common Stock or Continuum

Common Stock, as the case may be, during the Pooling Period and, with respect to affiliates of Hogan, that such persons will not sell, transfer or otherwise dispose of Continuum Common Stock at any time in violation of the Securities Act or the rules and regulations promulgated thereunder, including Rule 145.

RIGHTS OF DISSENTING STOCKHOLDERS

     Under Delaware law, neither Continuum's nor Hogan's stockholders will be entitled to any appraisal or dissenters' rights in connection with the Merger. Neither Continuum nor Hogan intends to make available such rights to its stockholders.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

     The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix I to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

EFFECTIVE TIME OF THE MERGER

     The Merger Agreement provides that, as soon as practicable after the satisfaction or waiver of the conditions to closing the Merger, the parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware law. It is anticipated that, if the Continuum Issuance of Common Stock is approved at the Continuum Special Meeting and the Merger Agreement is approved and adopted at the Hogan Special Meeting and all other conditions to the Merger have been satisfied or waived, the Effective Time will occur on the date of the Special Meetings or as soon thereafter as practicable.

MANNER AND BASIS OF CONVERTING SHARES

     At the Effective Time, each outstanding share of Hogan Common Stock, other than shares of Hogan Common Stock held in the treasury of Hogan or owned by Continuum or any direct or indirect wholly-owned subsidiary of either Continuum or Hogan, which shares will be canceled at the Effective Time, will be converted into the right to receive 0.355555 of a share of Continuum Common Stock. The Exchange Ratio of 0.355555 is subject to upward adjustment in the event that Continuum issues any securities prior to the Effective Time (except upon exercise of employee or director stock options) or makes a public announcement thereof. In such event, the Exchange Ratio would be increased to the extent necessary, if any, so that the product of (i) the Exchange Ratio and (ii) the Average Daily Price of Continuum Common Stock is not less than $13.00. For this purpose, the "Average Daily Price of Continuum Common Stock" is defined by the Merger Agreement to mean the average of the closing prices per share of Continuum Common Stock as reported on the NYSE Composite tape during the 15 consecutive trading days ending on (but excluding) the trading day on which the Effective Time occurs; provided, however, if during such 15-day period Continuum issues any securities (except upon exercise of employee or director stock options) or makes any public announcement thereof, then such period will begin on the trading date on which such issuance or public announcement thereof occurs. Continuum has no present plans to issue any Continuum Common Stock that would result in an adjustment to the Exchange Ratio and accordingly regards the possibility that the Exchange Ratio might be adjusted as remote.

     As soon as practicable following the Effective Time, American Stock Transfer & Trust Company (or another bank or trust company selected by Continuum and reasonably acceptable to Hogan), acting as Exchange Agent, will mail to each holder of Hogan Common Stock who was a record holder immediately prior to the Effective Time, a letter of transmittal and other information advising such holder of the consummation of the Merger and for use in exchanging Hogan Common Stock certificates for Continuum Common Stock certificates and cash in lieu of fractional shares. After the Effective Time, there will be no further registration of transfers on the stock transfer books of Hogan of shares of Hogan Common Stock that were outstanding immediately prior to the Effective Time. Share certificates should not be surrendered for exchange by stockholders of Hogan prior to the Effective Time and the receipt of a letter of transmittal.

     No fractional shares of Continuum Common Stock will be issued in the Merger. Each holder of record of Hogan Common Stock entitled to a fractional share will receive an amount in cash equal to the value of such fractional share based upon the closing price of Continuum Common Stock on the NYSE Composite Tape on the date of the Effective Time. No interest will be paid on such amount, and all shares of Hogan Common Stock held by a record holder will be aggregated for purposes of computing the amount of such payment.

     Until so surrendered and exchanged, each certificate previously evidencing shares of Hogan Common Stock will be deemed to evidence ownership of the number of full shares of Continuum Common Stock into which such shares of Hogan Common Stock have been converted in the Merger. Unless and until any such certificates are so surrendered and exchanged, no dividends or other distributions declared or made after the Effective Time and payable to the holders of record of Continuum Common Stock as of any time after the Effective Time will be paid to the holders of such certificates previously evidencing Hogan Common Stock; provided, however, that, upon any such surrender and exchange of such certificates, there will be paid to the record holders of the certificates issued and exchanged therefor (i) the amount, without interest thereon, of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such whole shares of Continuum Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender of such certificates and a payment date occurring after such surrender, payable with respect to such whole shares of Continuum Common Stock.

HOGAN OPTIONS

     The Merger Agreement provides that Continuum and Hogan will take such action as may be necessary to permit Continuum to assume, at the Effective Time, each Hogan Option that remains unexercised in whole or in part and to substitute shares of Continuum Common Stock for shares of Hogan Common Stock purchasable under such assumed Hogan Option, subject to certain terms and conditions. The assumed Hogan Option will not give the optionee additional benefits which such optionee did not have under the Hogan Option, and will be assumed on the same terms and conditions as the Hogan Option being assumed, subject to the matters described in the following paragraph.

     The number of shares of Continuum Common Stock purchasable under any Hogan Option assumed by Continuum will be equal to the number of shares of Continuum Common Stock that the holder of the Hogan Option would have received (without regard to any vesting schedule) upon consummation of the Merger had such Hogan Option been exercised in full immediately prior to the Effective Time, and the per share exercise price will be equal to the per share exercise price of the Hogan Option divided by the Exchange Ratio.

CONDITIONS TO THE MERGER

     The respective obligations of Continuum and Hogan to consummate the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in writing by the parties to the Merger Agreement, in whole or in part, to the extent permitted by applicable law: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of Hogan, and the issuance of the Continuum Common Stock in the Merger shall have been approved by the requisite vote of the stockholders of Continuum; (ii) the NYSE shall have approved for listing (upon official notice of issuance) the Continuum Common Stock to be issued in the Merger; (iii) the applicable waiting period under the HSR Act with respect to the transactions contemplated by the Merger Agreement shall have expired or been terminated; (iv) no governmental authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute or rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which remains in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, or which questions the legality of the Merger and could reasonably be expected to materially and adversely affect the value of Hogan's business; (v) the Registration Statement shall have been declared effective by the Commission under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission, and Continuum shall have received all "Blue Sky" permits and other authorizations necessary to consummate the transactions contemplated by the Merger Agreement; and (vi) Continuum and Hogan shall have received a confirmation in writing by Ernst & Young LLP and Price Waterhouse LLP, respectively, on the Closing Date, which advice cumulatively is that the Merger should be treated for financial accounting purposes as a pooling of interests in accordance with generally accepted accounting principles and the published rules and regulations of the Commission if the Merger is closed and consummated in accordance with the Merger Agreement. The Closing Date is expected to occur on the same day as the Effective Time.

     The obligation of Continuum to effect the Merger is also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Continuum, in whole or in part, to the extent permitted by applicable law: (i) each of the representations and warranties of Hogan contained in the Merger Agreement shall be true and correct (subject to a materiality condition) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); (ii) Hogan shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date; and (iii) Vinson & Elkins L.L.P. shall have delivered to Continuum its written opinion as of the date that this Joint Proxy Statement/Prospectus is first mailed to Continuum stockholders substantially to the effect that (x) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (y) Continuum, Merger Sub and Hogan will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (z) Continuum, Merger Sub and Hogan will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger, and such opinion shall not have been withdrawn or modified in any material respect.

     The obligation of Hogan to effect the Merger is also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Hogan, in whole or in part, to the extent permitted by applicable law: (i) each of the representations and warranties of Continuum and Merger Sub contained in the Merger Agreement shall be true and correct (subject to a materiality condition) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); (ii) Continuum and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Closing Date; (iii) the shares of Continuum Common Stock to be issued in the Merger shall have been approved for listing (subject to official notice of issuance) on the NYSE; and (iv) Morgan, Lewis & Bockius LLP shall have delivered to Hogan its written opinion as of the date that this Joint Proxy Statement/Prospectus is first mailed to Hogan stockholders substantially to the effect that (x) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (y) Continuum, Merger Sub and Hogan will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (z) no gain or loss for U.S. federal income tax purposes will be recognized by the holders of Hogan Common Stock upon receipt of shares of Continuum Common Stock in the Merger, except with respect to any cash received in lieu of a fractional share interest in Continuum Common Stock, and such opinion shall not have been withdrawn or modified in any material respect.

     There can be no assurance that all of the conditions to the Merger will be satisfied.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Hogan, Merger Sub and Continuum relating to, among other things, (i) each of their organization and similar corporate matters, (ii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, (iii) the absence of conflicts, violations and defaults under their respective charters and bylaws and certain agreements, (iv) certain governmental filings and approvals, (v) brokers, (vi) each of their capitalization, (vii) the documents and reports filed by Continuum or Hogan with the Commission under the Exchange Act since March 31, 1993 and the accuracy of the information contained therein, including recent financial statements, (viii) the absence of certain changes, events and undisclosed liabilities, (ix) compliance with law, (x) taxes and matters relating to a tax-free reorganization and certain matters relating to pooling of interests accounting, (xi) litigation, (xii) title to property, (xiii) intellectual property and software, (xiv) employee benefit and labor matters,
(xv) environmental matters, (xvi) insurance, (xvii) vote required, (xviii) each of their affiliates, (xix) certain business practices, and (xx) absence of insider interests. All representations and warranties will expire at the Effective Time.

CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

     Each of Hogan and Continuum has agreed that, prior to the Effective Time, unless otherwise contemplated by the Merger Agreement or consented to in writing by the other, it will and will cause its subsidiaries to (i) operate its business in all material respects in the usual and ordinary course consistent with past practices and (ii) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees, and maintain its relationships with its material customers and suppliers.

     Hogan has agreed that, prior to the Effective Time, except as contemplated by the Merger Agreement or otherwise consented to in writing by Continuum, it will not do, and will not permit any of its subsidiaries to do, any of the following: (i) adopt certain amendments to its charter or bylaws; (ii) pay any dividend or other distribution in respect of its capital stock, except for intercompany dividends, or redeem or otherwise acquire any of its securities;
(iii) issue or sell any stock or other securities, subject to certain exceptions including issuance of Hogan Common Stock upon exercise of Hogan Options outstanding on the date of the Merger Agreement; (iv) (A) incur any material long-term debt, (B) guarantee or otherwise become liable for any material obligations of any third person or (C) make any material loans to, or investments in, any third person; (v) acquire, sell, lease or dispose of any material assets other than sales in the ordinary course of business consistent with past practice; (vi) mortgage or otherwise encumber any material properties or assets; (vii) (A) increase the compensation of any director or officer, except in the ordinary course of business and consistent with past practice, (B) grant any severance or termination pay (other than pursuant to agreements in effect on the date of the Merger Agreement) to, or enter into or amend any employment or severance agreement with, any director, officer or employee;
(viii) (A) effect any reorganization or recapitalization or (B) split or reclassify any of its capital stock; (ix) extend, renew or otherwise amend Hogan's lease of its executive offices in Dallas; (x) change any of its methods of accounting in effect at September 30, 1995, except as may be required by law or generally accepted accounting principles; (xi) take (and will use reasonable efforts to prevent any affiliate of Hogan from taking) any action that, in the judgment of Ernst & Young LLP, would cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes; or (xii) take, or agree in writing or otherwise to take, any of the foregoing actions or any actions that would (A) make any representation or warranty of Hogan contained in the Merger Agreement untrue or incorrect, (B) result in any of the conditions of the Merger Agreement not being satisfied or (C) be inconsistent with the terms of the Merger Agreement.

     Continuum has agreed that, prior to the Effective Time, except as contemplated by the Merger Agreement or otherwise consented to in writing by Hogan, it will not do, and will not permit any of its subsidiaries to do, any of the following: (i) knowingly take any action which would result in a failure to maintain the trading of the Continuum Common Stock on the NYSE; (ii) pay any dividend or other distribution in respect of its capital stock, except for intercompany dividends; (iii) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice), which, in each case, would materially delay or prevent the consummation of the Merger; (iv) adopt any amendments to its charter or bylaws, which would have an adverse impact on the consummation of the Merger; (v) take (and will use reasonable efforts to prevent any affiliate of Continuum from taking) any action that, in the judgment of Price Waterhouse LLP, would cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes; (vi) issue or sell any stock or other securities, subject to certain exceptions including issuance of Continuum securities (A) upon exercise of employee or director stock options or (B) having an aggregate market value of up to $100,000,000, provided that the Exchange Ratio is adjusted as described above under

"Manner and Basis of Converting Shares"; (vii) acquire, sell, lease or dispose of any material assets, (A) other than sales in the ordinary course of business consistent with past practice, (B) except as disclosed pursuant to the Merger Agreement or (C) are among Continuum and its subsidiaries; (viii) (A) effect any reorganization or recapitalization or (B) split or reclassify any of its capital stock; or (ix) take, or agree in writing or otherwise to take, any of the foregoing actions or any action that would (A) make any representation or warranty of Continuum or Merger Sub contained in the Merger Agreement untrue or incorrect, (B) result in any of the conditions of the Merger Agreement not being satisfied or (C) be inconsistent with the terms of the Merger Agreement.

NO SOLICITATION

     Additionally, Hogan has agreed not to, directly or indirectly, knowingly encourage, solicit, initiate or participate in discussions or negotiations with, or knowingly provide any information to, any person or group (other than Continuum or its affiliates or associates) concerning any merger of Hogan, sale of substantially all of its assets, sale of shares of its capital stock or similar transactions involving Hogan; provided, however, that the Board of Directors of Hogan may (i) take and disclose to Hogan's stockholders a position with respect to a tender offer for Hogan Common Stock by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, (ii) make such disclosure to Hogan's stockholders as, in the judgment of such Board of Directors, may be required under applicable law or (iii) participate in discussions or negotiations with, or provide information to, any person in connection with an unsolicited written proposal by such person to acquire Hogan pursuant to a merger, purchase of shares of capital stock of Hogan or other similar transaction or to acquire substantially all the assets of Hogan, if, and only to the extent that (A) the Board of Directors of Hogan, after consultation with and based upon the advice of independent legal counsel (who may be Morgan, Lewis & Bockius LLP), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (B) prior to entering into discussions or negotiations with, or providing such information to, such person Hogan (x) provides written notice to Continuum to the effect that it is participating in discussions or negotiations with, or providing information to, such person and (y) enters into with such person a confidentiality agreement in reasonably customary form on terms not more favorable to such person than the terms contained in the Confidentiality Agreement dated as of June 13, 1995, between Hogan and Continuum.

CERTAIN POST-MERGER MATTERS

     Once the Merger is consummated, Merger Sub will cease to exist as a corporation, and Hogan as the Surviving Corporation will succeed to all of the rights, assets, liabilities and obligations of Merger Sub in accordance with the Delaware General Corporation Law.

     Pursuant to the Merger Agreement, the Hogan Charter and the Hogan bylaws, as in effect immediately prior to the Effective Time, will become the certificate of incorporation and bylaws of the Surviving Corporation, except that the Hogan Charter will be amended to reduce its authorized capital stock to 1,000 shares of common stock, par value $1.00 per share.

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of Hogan: (i) by mutual written consent authorized by the Boards of Directors of Continuum and Hogan; (ii) by Continuum, upon a breach of any representation, warranty, covenant or agreement on the part of Hogan set forth in the Merger Agreement, or if any representation or warranty of Hogan shall have become untrue, in either case such that Continuum's conditions to closing would be incapable of being satisfied by April 30, 1996; (iii) by Hogan, upon a breach of any representation, warranty, covenant or agreement on the part of Continuum or Merger Sub set forth in the Merger Agreement, or if any representation or warranty of Continuum or Merger Sub shall have become untrue, in either case such that Hogan's conditions to closing would be incapable of being satisfied by April 30, 1996; (iv) by either Continuum or Hogan, if the Merger shall not have been consummated on or before April 30, 1996; (v) by either Continuum or Hogan, if the Merger Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of Hogan at the Hogan Special Meeting or if the issuance of the Continuum Common Stock in connection with the Merger shall fail to receive the requisite vote for approval by the stockholders of Continuum at the Continuum Special Meeting; (vi) by Continuum, if (A) the Board of Directors of Hogan withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Continuum or shall have resolved to do so, (B) the Morgan Stanley Opinion is withdrawn or (C) a tender offer or exchange offer for 30% or more of the outstanding shares of Hogan Common Stock is commenced, and the Board of Directors of Hogan has not timely filed a Schedule 14D-9 recommending that stockholders not tender their shares into such tender or exchange offer; or (vii) by Hogan, if the Board of Directors of Hogan, after consultation with and based upon the advice of independent legal counsel (who may be Morgan, Lewis & Bockius LLP), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

     Subject to limited exceptions, including the survival of Hogan's agreement to pay a termination fee to Continuum under certain circumstances as discussed below, in the event of the termination of the Merger Agreement, the Merger Agreement will become void, without any liability on the part of Continuum, Merger Sub or Hogan to the other, except that no party will be relieved of liability for any breach of the Merger Agreement.

     The Merger Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger Agreement by the stockholders of Hogan, (i) no amendment, which under applicable law may not be made without the approval of the stockholders of Hogan, may be made without such approval, and (ii) no amendment, which under the applicable rules of the NYSE, may not be made without the approval of the stockholders of Continuum, may be made without such approval. At any time prior to the Effective Time, either Continuum or Hogan may (i) extend the time for the performance of any of the obligations of the other under the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties of the other contained therein or in any document delivered pursuant thereto, and (iii) waive compliance by the other with any of the agreements or conditions contained therein.

EXPENSES AND TERMINATION FEE

     Except as provided in the following paragraph, all expenses incurred by Continuum and Hogan will be borne by the party incurring such expenses; provided, however, that the allocable share of Continuum and Hogan for all expenses related to printing, filing and mailing this Joint Proxy Statement/Prospectus and all regulatory filing fees (other than the filing fee for registering Continuum Common Stock pursuant to the Registration Statement and HSR filing fees, which shall be paid by Continuum) incurred in connection with this Joint Proxy Statement/Prospectus will be one-half each.

     The Merger Agreement also provides that Hogan will pay to Continuum $5,000,000, which amount will be inclusive of all of Continuum's expenses, if the Merger Agreement is terminated in accordance with its terms: (i) by either Continuum or Hogan, if the Merger Agreement fails to receive the requisite vote for approval by the stockholders of Hogan at the Hogan Special Meeting, and at the time of such meeting there exists a Competing Transaction; (ii) (A) by Continuum, if the Board of Directors of Hogan withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Continuum (or resolves to do so) or the Morgan Stanley Opinion is withdrawn, and
(B) at such time, there exists a Competing Transaction; (iii) by Continuum, if the Board of Directors of Hogan shall recommend any Competing Transaction to Hogan's stockholders (or resolves to do so); (iv) by Continuum, if a tender offer or exchange offer for 30% or more of the outstanding Hogan Common Stock is commenced, and Hogan's Board of Directors does not timely file a Schedule 14D-9 recommending that its stockholders not tender their shares into such tender offer or exchange offer; or (v) by Hogan, if the Board of Directors of Hogan, after consultation with and based on the advice of independent legal counsel, determines in good faith that such action is necessary for such Board to comply with its fiduciary duties to stockholders under applicable law.

     For purposes of the Merger Agreement, the term "Competing Transaction" means any of the following (other than transactions contemplated by the Merger Agreement) involving Hogan or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Hogan and its subsidiaries, taken as a whole; (iii) any tender offer or exchange offer for 30% or more of the outstanding shares of Hogan Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement or a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

CERTAIN BENEFIT PLANS AND SEVERANCE

     The Merger Agreement provides that Continuum will honor, without modification (except in connection with Continuum's assumption of the Hogan Options), all contracts, agreements and commitments of Hogan authorized prior to the date of the Merger Agreement that apply to any current or former employee or director of Hogan, including the severance agreements between Hogan and certain of its senior officers. See "The Merger -- Interests of Certain Persons in the Merger." Further, the Merger Agreement obligates Continuum to provide to officers and employees of Hogan who become or remain regular (full-time) employees of Continuum, employee benefits, other than stock options, no less favorable than the most favorable of (i) benefits which are substantially comparable to those provided by Hogan to its officers or employees as of September 30, 1995, or (ii) those provided by Continuum to its similarly situated officers and employees; provided, however, that if (i) above is more favorable, Continuum will only be obligated to provide such benefits through September 30, 1996, after which time Continuum will only be obligated to provide benefits in accordance with (ii) above. Any Hogan employee who becomes a participant in an employee benefit plan of Continuum after the Effective Time will be given credit under such plan for all service with Hogan, and, if applicable, with Continuum, prior to becoming such a participant for purposes of eligibility and vesting.

     The Merger Agreement also provides that, promptly after March 31, 1996, the Surviving Corporation will determine and pay bonuses under Hogan's executive (including management) bonus program for the fiscal year ending March 31, 1996. The current Presidents of Hogan and Continuum will make such determination jointly and consistently with prior determinations under comparable Hogan bonus plans and based upon generally accepted accounting principles as consistently applied by Hogan. No bonuses will be payable under Hogan's executive (including management) bonus program to the President or any of the five Senior Vice Presidents of Hogan. See "The Merger -- Interests of Certain Persons in the Merger" respecting Hogan's severance agreements with these six persons.

INDEMNIFICATION

     The Merger Agreement provides that, after the Effective Time, the Surviving Corporation will indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law to) each current or former officer or director of Hogan (the "Indemnified Persons") against all losses, claims, damages, costs, expenses, settlement payments or liabilities arising out of or connected with (i) their position with Hogan or (ii) the Merger Agreement or the Merger, in each case to the fullest extent required or permitted under applicable law or the Surviving Corporation's certificate of incorporation or bylaws. The Merger Agreement further provides that the Surviving Corporation (i) will not amend its certificate of incorporation or bylaws in a manner that adversely affects the rights of any Indemnified Person thereunder or under the Merger Agreement, unless otherwise required by applicable law and (ii) will maintain, for not less than five years after the Effective Time, director's and officer's liability insurance covering each Indemnified Person on terms not materially less favorable than the insurance maintained by Hogan on the date of the Merger Agreement in terms of coverage, amounts and deductibles; provided, however, that in no event will the Surviving Corporation be required to expend annually more than 200% of the current annual premiums paid by Hogan for such insurance. Continuum has guaranteed the foregoing indemnification obligations of the Surviving Corporation.

             MARKET PRICES OF COMMON STOCK AND DIVIDEND INFORMATION

     Continuum Common Stock is traded on the NYSE under the symbol "CNU," and Hogan Common Stock is traded on the Nasdaq National Market under the symbol "HOGN." The following table sets forth, for the fiscal periods indicated, the range of high and low per share sale prices for Continuum Common Stock and Hogan Common Stock, as reported on the NYSE Composite Tape and the Nasdaq National Market, respectively, and the cash dividends paid on each share of Hogan Common Stock.

                                                         CONTINUUM                    HOGAN
                                                       --------------      ---------------------------
                                                       HIGH      LOW       HIGH      LOW      DIVIDEND
                                                       ----      ----      ----      ---      --------
Fiscal 1994*
  First Quarter......................................  $21 3/8   $17 5/8   $  8 1/8   $ 6 1/4   $.17
  Second Quarter.....................................   18 1/8    14 1/2     11 3/4     8         --
  Third Quarter......................................   21 1/4    16 1/4     11 3/4     7 3/4     --
  Fourth Quarter.....................................   25        18 5/8     10 3/4     7 7/8     --
Fiscal 1995*
  First Quarter......................................  $25 5/8   $19 3/4    $10 3/4   $ 6 3/8   $.17
  Second Quarter.....................................   23 3/4    18          8 1/8     5 7/8     --
  Third Quarter......................................   30 1/2    20 3/4      7         5 1/8     --
  Fourth Quarter.....................................   32 1/4    27          7         4 5/8     --
Fiscal 1996*
  First Quarter......................................  $34       $29 3/4    $11 3/4   $ 5 7/8     --
  Second Quarter.....................................   39 1/2    32 1/2     12         9         --
  Third Quarter (through December 21)................   41 3/4    33 5/8     13 7/8     8 1/4     --

---------------

 * Fiscal quarters. The fiscal years of Continuum and Hogan end on March 31.

     On December 8, 1995, the last trading day prior to the announcement by Continuum and Hogan that they had executed the Merger Agreement, the closing per share sale prices of Continuum Common Stock and Hogan Common Stock, as reported on the NYSE Composite Tape and the Nasdaq National Market, respectively, were $40 5/8 and $11 5/8, respectively. See the cover page of this Joint Proxy Statement/Prospectus for a recent closing price of Continuum Common Stock and Hogan Common Stock.

     Following the Merger, Continuum Common Stock will continue to be traded on the NYSE. Following the Merger, Hogan Common Stock will cease to be traded on the Nasdaq National Market, and there will be no further market for such stock.

     Continuum has not paid cash dividends on Continuum Common Stock since the first quarter of its fiscal year ended March 31, 1987. Continuum's Board of Directors currently intends not to pay cash dividends on Continuum Common Stock. Future dividend policy will depend upon Continuum's earnings, capital requirements, financial condition and other relevant factors.

     Hogan has paid a special cash dividend of $.17 per share on the Hogan Common Stock once during each of its past two fiscal years. Hogan determined not to declare a dividend in connection with the fiscal year ended March 31, 1995 and, therefore, no dividend will be paid to Hogan stockholders in fiscal year 1996. Future dividend payments will necessarily depend on Hogan's earnings and financial condition, capital requirements and other relevant factors.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial statements are based on the historical consolidated balance sheets and statements of operations of Continuum and Hogan, adjusted to give effect to the Merger, using the pooling of interests method of accounting for a business combination.

     The pro forma combined condensed balance sheet as of September 30, 1995 assumes that the Merger occurred as of that date and reflects the combination of the historical balance sheet of Continuum as of September 30, 1995 with the historical balance sheet of Hogan as of September 30, 1995.

     The unaudited pro forma combined condensed statements of operations for the six months ended September 30, 1995 and September 30, 1994 and for the years ended March 31, 1995, 1994 and 1993 combine the historical results of operations of Continuum for those periods with the historical results of operations of Hogan for the same periods and assumes that the Merger occurred at the beginning of the periods presented.

     The following unaudited pro forma combined condensed financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of Continuum and Hogan, incorporated by reference in this Joint Proxy Statement/Prospectus. This pro forma information is presented for illustrative purposes only and is not indicative of the results of operations or financial position that would have occurred had the Merger been consummated on the dates indicated in the preceding paragraphs, nor is it necessarily indicative of future operating results or financial position of the combined companies.

                              CONTINUUM AND HOGAN

             PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                      SIX MONTHS ENDED SEPTEMBER 30, 1995
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)
                                  (UNAUDITED)

                                                                           ADJUSTMENTS
                                                                       -------------------
                                      CONTINUUM    HOGAN    COMBINED      DR         CR      PRO FORMA
                                      ---------   -------   --------   --------   --------   ---------
REVENUE:
  Service revenues..................  $180,159    $43,096   $223,255   $     --   $     --   $ 223,255
  Software system licensing.........    13,829      8,030     21,859         --         --      21,859
  Interest income...................       543        125        668         --         --         668
                                      ---------   -------   --------   --------   --------   ---------
                                       194,531     51,251    245,782         --         --     245,782
                                      ---------   -------   --------   --------   --------   ---------
EXPENSES:
  Service expenses..................   137,744     31,437    169,181         --         --     169,181
  Marketing and administration......    32,055     12,986     45,041         --         --      45,041
  Interest expense..................     1,259        149      1,408         --         --       1,408
                                      ---------   -------   --------   --------   --------   ---------
                                       171,058     44,572    215,630         --         --     215,630
                                      ---------   -------   --------   --------   --------   ---------
Income before income taxes..........    23,473      6,679     30,152         --         --      30,152
Income tax provision................     7,043      2,569      9,612         --         --       9,612
                                      ---------   -------   --------   --------   --------   ---------
Income from continuing operations...  $ 16,430    $ 4,110   $ 20,540   $     --   $     --   $  20,540
                                      ========    =======   ========   ========   ========    ========
Earnings per common share from
  continuing operations.............  $   0.83                                               $     .81
                                      ========                                                ========
Average common shares outstanding...    19,900                                                  25,411
                                      ========                                                ========

  See accompanying Notes to Pro Forma Combined Condensed Financial Statements.

                              CONTINUUM AND HOGAN

             PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                      SIX MONTHS ENDED SEPTEMBER 30, 1994
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)
                                  (UNAUDITED)

                                                                         ADJUSTMENTS
                                                                     --------------------
                                 CONTINUUM     HOGAN     COMBINED       DR          CR       PRO FORMA
                                 ---------    -------    --------    --------    --------    ---------
REVENUE:
  Service revenues............   $140,832     $37,052    $177,884    $     --    $     --    $ 177,884
  Software system licensing...      9,246       6,142      15,388          --          --       15,388
  Interest income.............        130         277         407          --          --          407
                                 --------     -------    --------    --------    --------    ---------
                                  150,208      43,471     193,679          --          --      193,679
                                 --------     -------    --------    --------    --------    ---------
EXPENSES:
  Service expenses............    105,604      29,518     135,122          --          --      135,122
  Marketing and
     administration...........     25,988      11,213      37,201          --          --       37,201
  Interest expense............        921         167       1,088          --          --        1,088
                                 --------     -------    --------    --------    --------    ---------
                                  132,513      40,898     173,411          --          --      173,411
                                 --------     -------    --------    --------    --------    ---------
Income before income taxes....     17,695       2,573      20,268          --          --       20,268
Income tax provision..........      5,817       1,150       6,967          --          --        6,967
                                 --------     -------    --------    --------    --------    ---------
Income from continuing
  operations..................   $ 11,878     $ 1,423    $ 13,301    $     --    $     --    $  13,301
                                 ========     =======    ========    ========    ========    =========
Earnings per common share from
  continuing operations.......   $   0.63                                                    $    0.55
                                 ========                                                    =========
Average common shares
  outstanding.................     18,997                                                       24,295
                                 ========                                                    =========

  See accompanying Notes to Pro Forma Combined Condensed Financial Statements.

                              CONTINUUM AND HOGAN

             PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 1995
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)
                                  (UNAUDITED)

                                                                          ADJUSTMENTS
                                                                       ------------------
                                   CONTINUUM     HOGAN     COMBINED      DR         CR       PRO FORMA
                                   ---------    -------    --------    -------    -------    ---------
REVENUE:
  Service revenues...............  $301,783     $78,615    $380,398    $    --    $    --    $ 380,398
  Software system licensing......    21,135      13,991      35,126         --         --       35,126
  Interest income................       618         301         919         --         --          919
                                   --------     -------    --------    -------    -------     --------
                                    323,536      92,907     416,443         --         --      416,443
                                   --------     -------    --------    -------    -------     --------
EXPENSES:
  Service expenses...............   228,725      59,521     288,246         --         --      288,246
  Marketing and administration...    54,494      24,023      78,517         --         --       78,517
  Interest expense...............     2,209         369       2,578         --         --        2,578
                                   --------     -------    --------    -------    -------     --------
                                    285,428      83,913     369,341         --         --      369,341
                                   --------     -------    --------    -------    -------     --------
Income before income taxes.......    38,108       8,994      47,102         --         --       47,102
Income tax provision.............    11,904       2,700      14,604         --         --       14,604
                                   --------     -------    --------    -------    -------     --------
Income from continuing
  operations.....................  $ 26,204     $ 6,294    $ 32,498    $    --    $    --    $  32,498
                                   ========     =======    ========    =======    =======     ========
Earnings per common share from
  continuing operations..........  $   1.38                                                  $    1.34
                                   ========                                                   ========
Average common shares
  outstanding....................    19,038                                                     24,300
                                   ========                                                   ========

  See accompanying Notes to Pro Forma Combined Condensed Financial Statements.

                              CONTINUUM AND HOGAN

             PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 1994
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)
                                  (UNAUDITED)

                                                                         ADJUSTMENTS
                                                                     --------------------
                                 CONTINUUM     HOGAN     COMBINED       DR          CR       PRO FORMA
                                 ---------    -------    --------    --------    --------    ---------
REVENUE:
  Service revenues.............  $227,391     $54,441    $281,832    $     --    $     --    $ 281,832
  Software system licensing....    14,689      17,199      31,888          --          --       31,888
  Interest income..............       869         845       1,714          --          --        1,714
                                 ---------    -------    --------    --------    --------    ---------
                                  242,949      72,485     315,434          --          --      315,434
                                 ---------    -------    --------    --------    --------    ---------
EXPENSES:
  Service expenses.............   174,615      39,904     214,519          --          --      214,519
  Marketing and
     administration............    50,630      22,019      72,649          --          --       72,649
  Interest expense.............     3,766          70       3,836          --          --        3,836
  Restructuring and other
     costs.....................    32,629          --      32,629          --          --       32,629
  Charge for purchased research
     and development...........    15,963          --      15,963          --          --       15,963
                                 ---------    -------    --------    --------    --------    ---------
                                  277,603      61,993     339,596          --          --      339,596
                                 ---------    -------    --------    --------    --------    ---------
Income (loss) before income
  taxes........................    (34,654)    10,492     (24,162)         --          --      (24,162)
Income tax provision
  (benefit)....................     (4,904)     4,600        (304)         --          --         (304)
                                 ---------    -------    --------    --------    --------    ---------
Income (loss) from continuing
  operations...................  $(29,750)    $ 5,892    $(23,858)   $     --    $     --    $ (23,858)
                                 ========     =======    ========    ========    ========     ========
Earnings (loss) per common
  share
  from continuing operations...  $  (1.79)                                                   $   (1.08)
                                 ========                                                     ========
Average common shares
  outstanding..................    16,593                                                       22,008
                                 ========                                                     ========

  See accompanying Notes to Pro Forma Combined Condensed Financial Statements.

                              CONTINUUM AND HOGAN

             PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 1993
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)
                                  (UNAUDITED)

                                                                           ADJUSTMENTS
                                                                       -------------------
                                      CONTINUUM    HOGAN    COMBINED      DR         CR      PRO FORMA
                                      ---------   -------   --------   --------   --------   ---------
REVENUE:
  Service revenues..................  $211,366    $56,241   $267,607   $     --   $     --   $ 267,607
  Software system licensing.........    25,097      8,277     33,374         --         --      33,374
  Interest income...................     2,471      1,383      3,854         --         --       3,854
                                      --------    -------   --------   --------   --------   ---------
                                       238,934     65,901    304,835         --         --     304,835
                                      --------    -------   --------   --------   --------   ---------
EXPENSES:
  Service expenses..................   176,306     39,323    215,629         --         --     215,629
  Marketing and administration......    60,571     16,857     77,428         --         --      77,428
  Interest expense..................     3,201         71      3,272         --         --       3,272
                                      --------    -------   --------   --------   --------   ---------
                                       240,078     56,251    296,329         --         --     296,329
                                      --------    -------   --------   --------   --------   ---------
Income (loss) before income taxes...    (1,144)     9,650      8,506         --         --       8,506
Income tax provision................     4,217      4,170      8,387         --         --       8,387
                                      --------    -------   --------   --------   --------   ---------
Income (loss) from continuing
  operations........................  $ (5,361)   $ 5,480   $    119   $     --   $     --   $     119
                                      ========    =======   ========   ========   ========   =========
Earnings (loss) per common share
  from continuing operations........  $  (0.37)                                              $    0.01
                                      ========                                               =========
Average common shares outstanding...    14,679                                                  19,921
                                      ========                                               =========

  See accompanying Notes to Pro Forma Combined Condensed Financial Statements.

                              CONTINUUM AND HOGAN

                  PRO FORMA COMBINED CONDENSED BALANCE SHEETS
                               SEPTEMBER 30, 1995
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)
                                  (UNAUDITED)

                                     ASSETS

                                                                          ADJUSTMENTS
                                                                       ------------------
                                   CONTINUUM     HOGAN     COMBINED      DR         CR       PRO FORMA
                                   ---------    -------    --------    -------    -------    ---------
Current assets:
  Cash and cash equivalents......  $ 25,016     $ 4,745    $ 29,761    $    --    $    --    $  29,761
  Receivables, net of allowance
     for doubtful accounts.......    98,384      44,103     142,487         --         --      142,487
  Other current assets...........    16,663       2,350      19,013         --         --       19,013
                                   --------     -------    --------    -------    -------     --------
                                    140,063      51,198     191,261         --         --      191,261
Property and equipment, net of
  depreciation...................    29,883       6,577      36,460         --         --       36,460
Goodwill, net of amortization....    22,636          --      22,636         --         --       22,636
Software systems, net of
  amortization...................    13,012      31,896      44,908         --     20,000       24,908
Other assets.....................     9,976       8,687      18,663         --         --       18,663
                                   --------     -------    --------    -------    -------     --------
TOTAL ASSETS.....................  $215,570     $98,358    $313,928    $    --    $20,000    $ 293,928
                                   ========     =======    ========    =======    =======     ========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............  $ 19,165     $ 4,491    $ 23,656    $    --    $    --    $  23,656
  Deferred revenue...............    12,179      10,292      22,471         --      5,000       27,471
  Accrued liabilities and
     other.......................    44,943      11,310      56,253      2,280         --       53,973
  Current portion of long-term
     debt........................       863       3,050       3,913         --         --        3,913
                                   --------     -------    --------    -------    -------     --------
                                     77,150      29,143     106,293      2,280      5,000      109,013
                                   --------     -------    --------    -------    -------     --------
Long-term debt...................    18,051          --      18,051         --         --       18,051
Other obligations................    20,689       8,003      28,692         --         --       28,692
                                   --------     -------    --------    -------    -------     --------
                                     38,740       8,003      46,743         --         --       46,743
                                   --------     -------    --------    -------    -------     --------
Stockholders' equity:
  Common Stock, $.10 par value...     1,926         152       2,078        152        516        2,442
  Capital in excess of par
     value.......................   123,640      45,314     168,954      6,213         --      162,741
  Retained earnings (deficit)....   (24,133 )    21,595      (2,538)    22,720         --      (25,258)
  Other..........................    (1,753 )    (5,849)     (7,602)        --      5,849       (1,753)
                                   --------     -------    --------    -------    -------     --------
                                     99,680      61,212     160,892     29,085      6,365      138,172
                                   --------     -------    --------    -------    -------     --------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY...........  $215,570     $98,358    $313,928    $31,365    $11,365    $ 293,928
                                   ========     =======    ========    =======    =======     ========

  See accompanying Notes to Pro Forma Combined Condensed Financial Statements.

                              CONTINUUM AND HOGAN

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     On December 10, 1995, Continuum, Merger Sub, a wholly-owned subsidiary of Continuum, and Hogan entered into an Agreement and Plan of Merger that provides for the merger of Merger Sub with and into Hogan. Under the terms of the Merger Agreement, each outstanding share of Hogan Common Stock will be converted into the right to receive 0.355555 of a share of Continuum Common Stock. The business combination is to be accounted for using the pooling of interests method of accounting for business combinations.

2. PRO FORMA ADJUSTMENTS

     (a) To give effect to the issuance of 5.2 million shares of Continuum Common Stock in exchange for all of the shares of Hogan Common Stock outstanding as of September 30, 1995, and to the retirement of the Hogan Common Stock, based upon an Exchange Ratio of 0.355555. The actual number of shares of Continuum Common Stock will be determined at the Effective Time.

     (b) There were no material transactions between Continuum and Hogan during the periods presented.

3. PRO FORMA EARNINGS (LOSS) PER SHARE

     The pro forma average common shares outstanding have been computed by adjusting the historical average common shares of Continuum for the shares assumed to be issued in exchange for the outstanding Hogan Common Stock and for the dilutive effect of common stock equivalents arising from the assumption of the Hogan Options.

4. NON-RECURRING ITEMS ATTRIBUTABLE TO THE TRANSACTION

     Continuum expects that certain adjustments will be recorded subsequent to the Merger to accrue for specific and identifiable costs related to the Merger. These adjustments consist of establishing such additional accruals and reserves as may be necessary to record transaction expenses, to reflect the elimination of redundant functions, and to conform Hogan's license revenue recognition policy to that of Continuum's. Additionally, adjustments related to the application of Continuum's capitalized software methods and procedures may be made to give effect to Continuum's plans with respect to the conduct of Hogan's business following the Merger. These adjustments are presently anticipated to aggregate $33 million and consist of $5 million for investment banking and other merger expenses, $3 million related to the elimination of duplicate data processing facilities and employee severance costs, $5 million related to license revenue recognition, and $20 million related to capitalized software. These amounts are preliminary estimates and are subject to revisions as more information becomes available.

     These adjustments have been included, net of the estimated tax benefits, in the accompanying unaudited pro forma combined condensed balance sheet.

     These adjustments have not been included in the accompanying unaudited pro forma combined condensed statement of operations as they are non-recurring and not expected to be replicated in future periods. In addition, Continuum expects to achieve cost savings primarily through the consolidation of the companies including consolidation of certain data processing, marking and administrative functions. The cost savings are expected to be achieved in varying amounts over varying periods of time. No adjustments have been reflected in the unaudited pro forma combined condensed statement of operations for these anticipated cost savings.

                 PRINCIPAL STOCKHOLDERS OF CONTINUUM AND HOGAN

CONTINUUM

     The following table sets forth information with respect to stockholders of Continuum who were known to Continuum to own beneficially more than 5% of the Continuum Common Stock outstanding as of the Record Date. Unless otherwise noted, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                  NUMBER OF                PERCENT OF
                                                  CONTINUUM          CONTINUUM COMMON STOCK
                NAME AND ADDRESS OF                SHARES       ---------------------------------
                  BENEFICIAL OWNER                  OWNED       BEFORE MERGER     AFTER MERGER(1)
    --------------------------------------------  ---------     -------------     ---------------
    DST Systems, Inc.                             5,544,553(2)           %                  %
      1055 Broadway
      Kansas City, Missouri 64105
    FMR Corp. and Edward C. Johnson 3d            1,959,700(3)           %                  %
      82 Devonshire Street
      Boston, Massachusetts 02109

---------------

(1) Upon consummation of the Merger, assuming that (i) no change occurs in shares of Continuum Common Stock owned as of the indicated date and (ii)
              shares of Continuum Common Stock and           shares of Hogan
    Common Stock are outstanding at the Effective Time.

(2) Owned as of the Record Date.

(3) This information has been derived from a Schedule 13G filed with the Commission and dated December 31, 1994, and is not within the direct knowledge of Continuum. Based upon information contained in such Schedule 13G, Fidelity Management & Research Company, an investment advisory and subsidiary of FMR Corp., is the beneficial owner of 1,939,300 shares of Continuum Common Stock (the Fidelity Magellan Fund's interest amounted to 1,747,900 shares of such Continuum Common Stock), of which FMR Corp. and its Chairman, Edward C. Johnson 3d, share dispositive power but have no voting power. Another investment advisory and subsidiary of FMR Corp., Fidelity Management Trust Company, is the beneficial owner of 20,400 shares of Continuum Common Stock, of which FMR Corp. and Edward C. Johnson 3d have dispositive power but have no voting power. Mr. Johnson and his family form a controlling group with respect to FMR Corp.

     Information as to the beneficial ownership of Continuum Common Stock by the directors and executive officers of Continuum is set forth under "Principal Stockholders" in the proxy statement of Continuum dated June 15, 1995 respecting its 1995 Annual Meeting of Stockholders, which information is incorporated by reference in Continuum's Annual Report on Form 10-K for the fiscal year ended March 31, 1995, incorporated herein by reference. See "Incorporation of Certain Documents by Reference." Upon consummation of the Merger, no such person will own beneficially as much as 1% of the outstanding shares of Continuum Common Stock.

HOGAN

     The following table sets forth information with respect to stockholders of Hogan who were known to Hogan to own beneficially more than 5% of the Hogan Common Stock outstanding as of the Record Date. The information set forth below is based solely upon information contained in Schedule 13G filings made by such stockholders with the Commission as of the dates indicated below. Unless otherwise noted, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                                       PERCENT     PERCENT
                                                           NUMBER        OF          OF
                                                          OF HOGAN     HOGAN      CONTINUUM
                          NAME AND                         SHARES      COMMON      COMMON
                ADDRESS OF BENEFICIAL OWNER                OWNED       STOCK      STOCK(1)
    ----------------------------------------------------  --------     ------     ---------
    Gregor G. Peterson                                    1,303,804(2)       %           %
      904 Lakeshore Drive
      P.O. Box 4450
      Incline Village, Nevada 89450
    Charles J. Brooks                                     1,016,356(3)       %           %
      2016 Forest Avenue, Suite 2
      San Jose, California 95128
    ICM Asset Management, Inc.                            1,183,050(4)       %           %
      601 W. Main Avenue, Suite 917
      Spokane, Washington 99201

---------------

(1) Upon consummation of the Merger, assuming that (i) no change occurs in shares of Hogan Common Stock owned on the indicated date and (ii)
                shares of Continuum Common Stock and             shares of Hogan
    Common Stock are outstanding at the Effective Time.

(2) Per a Schedule 13G as of December 31, 1994, reporting: (i) 2,920 shares held directly by Mr. Peterson, (ii) 1,000,268 shares held by a trust for the benefit of Mr. Peterson and his wife, (iii) 240,616 shares owned by trusts of which Mr. Peterson's wife is trustee or co-trustee with respect to which Mr. Peterson disclaims beneficial ownership, and (iv) 60,000 shares issuable upon exercise of outstanding options granted by Hogan which are presently exercisable.

(3) Per a Schedule 13G as of December 31, 1994.

(4) Per a Schedule 13G as of December 31, 1994, reporting: (i) 39,300 shares with respect to which ICM Asset Management, Inc. has sole voting power, (ii) 364,700 shares with respect to which it has shared voting power, and (iii) 1,183,500 shares with respect to which it has shared dispositive power.

     Information as to the beneficial ownership of Hogan Common Stock by the directors and executive officers of Hogan is set forth under "Item 12. Security Ownership of Certain Beneficial Owners and Management" in Hogan's Annual Report on Form 10-K for the fiscal year ended March 31, 1995, as amended by its Form 10-K/A dated July 28, 1995, incorporated herein by reference. See "Incorporation of Certain Documents by Reference." Upon consummation of the Merger, no such person will own beneficially as much as 1% of the outstanding shares of Continuum Common Stock.

     Certain information relating to the management, executive compensation, certain relationships, and related transactions pertaining to Continuum and Hogan is set forth or incorporated by reference in their respective Annual Reports on Form 10-K for the fiscal year ended March 31, 1995, as amended. Such Annual Reports are incorporated by reference in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

                     DESCRIPTION OF CONTINUUM CAPITAL STOCK

     Continuum's authorized capital stock consists of 5,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"), and 40,000,000 shares of Common Stock, $.10 par value per share.

PREFERRED STOCK

     The Board of Directors is authorized to create rights, preferences, and other provisions of one or more series of Preferred Stock if and when such shares are issued. There are no shares of Preferred Stock issued and outstanding, and Continuum has no current plans to issue any shares of Preferred Stock. Shares of Preferred Stock could have rights that are superior to Continuum Common Stock with respect to voting, dividends, or upon liquidation, or that otherwise adversely affect the holders of Continuum Common Stock. The authorized but unissued shares of Continuum Common Stock or Preferred Stock could be used by the incumbent Board of Directors to discourage or make more difficult an attempt to effect a change in control of Continuum. There are no other provisions of the Continuum Charter or bylaws that would have the effect of delaying or preventing a change in control of Continuum.

COMMON STOCK

     As of September 30, 1995, there were 19,190,271 shares of Continuum Common Stock issued and outstanding, and an additional 63,970 shares issued and held in treasury.

     Holders of shares of Continuum Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. No stockholder of Continuum is entitled to cumulate his votes for the election of directors, and stockholders do not have preemptive rights. The directors are all of one class and are elected by the stockholders of Continuum at each annual meeting of the stockholders. An amendment to the Continuum Charter, any plan of merger or consolidation to which Continuum is a party, or a sale, lease, exchange, or other disposition of all, or substantially all, of the property and assets of Continuum other than in the regular and ordinary course of business must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the capital stock of Continuum entitled to vote thereon.

     Holders of Continuum Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors from funds legally available therefor. In the event of the liquidation of Continuum, holders of Continuum Common Stock would be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock.

     There are no conversion rights or redemption provisions with respect to shares of Continuum Common Stock. All of the outstanding shares of Common Stock are, and the additional shares issuable pursuant to the Merger Agreement, will be when so issued, fully paid and nonassessable.

     American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, acts as the transfer agent and registrar of the Continuum Common Stock.

             COMPARATIVE RIGHTS OF CONTINUUM AND HOGAN STOCKHOLDERS

     If the Merger is consummated, the stockholders of Hogan will become stockholders of Continuum. The rights of stockholders of both Continuum and Hogan are governed by and subject to the provisions of the Delaware General Corporation Law ("DGCL"). The rights of current Hogan stockholders following the Merger will be governed by the Continuum Charter and Continuum's bylaws rather than the provisions of the Hogan Charter and Hogan's bylaws. The following is a brief summary of certain differences between the rights of Continuum stockholders and the rights of Hogan stockholders, and is qualified in its entirety by reference to the relevant provisions of the DGCL, the Continuum Charter, Continuum's bylaws, the Hogan Charter and Hogan's bylaws.

CUMULATIVE VOTING

     Each share of Hogan Common Stock is entitled to one vote per share, except that, under the Hogan Charter, holders of Hogan Common Stock have cumulative voting rights with respect to the election of directors. Cumulative voting permits a stockholder to multiply the number of shares which the stockholder is entitled to vote at a meeting for election of directors by the number of directors to be elected at the meeting and, at such stockholder's option, to cast the number of votes so determined for one director nominee or to distribute them to any two or more director nominees. The provisions of the Hogan Charter establishing cumulative voting rights cannot be amended or repealed without the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of Voting Stock (as defined in the Hogan Charter), voting together as a single class (a "Supermajority Stockholder Vote"). No stockholder of Continuum is entitled to cumulate such holder's votes for the election of directors.

NUMBER OF DIRECTORS

     The Hogan Charter provides that the number of directors shall be fixed from time to time by the Board of Directors of Hogan, but may not be less than three nor more than nine. Amendment or repeal of this charter provision would also require a Supermajority Stockholder Vote. Currently, the number of Hogan directors is five.

     Continuum's bylaws effectively permit the Board of Directors to fix the number of directors from time to time, but the number may never be less than three. Currently, the number of Continuum directors is eight.

POWER TO CALL SPECIAL MEETINGS

     Hogan's bylaws provide that a special meeting of stockholders may be called by a majority of its directors, the Chairman of the Board or the holders of a majority of the shares entitled to vote at the meeting. Amendment or repeal of this bylaw would require a Supermajority Stockholder Vote.

     Continuum's bylaws authorize only its Board of Directors to call special meetings of stockholders.

ACTION BY WRITTEN CONSENT

     The Hogan Charter and Continuum's bylaws permit action to be taken by stockholders without a meeting by written consent of holders of outstanding stock having the minimum number of votes that would be necessary to authorize such action at a meeting, except that the Hogan Charter further provides that election of directors by written consent would require stockholder unanimity. Amendment or repeal of this provision of the Hogan Charter would require a Supermajority Stockholder Vote.

STOCKHOLDER PROPOSALS

     Hogan's bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of Hogan's Board of Directors) of candidates for election to the Board of Directors and with regard to certain matters to be brought before an annual meeting of stockholders. In general, written notice must be received by Hogan within a specified period prior to the meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting as well as the stockholder submitting the proposal. Amendment or repeal of these bylaws would require a Supermajority Stockholder Vote.

STOCKHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

     The Continuum Charter contains certain provisions requiring that holders of a higher percentage of shares approve charter amendments and certain mergers, consolidations and asset dispositions than would otherwise be required under the DGCL. See "Description of Continuum Capital Stock."

     The Hogan Charter requires that certain "Business Combination" transactions, including mergers, consolidations and sales of assets or securities having an aggregate fair market value of at least $5,000,000, between Hogan and any "Interested Stockholder" (e.g., any person who is the beneficial owner of 10% or more of the voting power of the then outstanding Voting Stock) be approved by a Supermajority Stockholder Vote, unless (i) the transaction is approved by a majority of the total number of the "Disinterested Directors" of Hogan (generally, directors who are unaffiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder and certain successors of such directors) or (ii) the transaction satisfies certain conditions as to minimum price (based on the highest price paid by the Interested Stockholder in specified circumstances), form of consideration and procedure. Amendment or repeal of this provision of the Hogan Charter would require a Supermajority Stockholder Vote.

                                    AUDITORS

     It is expected that representatives of Ernst & Young LLP will be present at the Continuum Special Meeting, and that representatives of Price Waterhouse LLP will be present at the Hogan Special Meeting, to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                 LEGAL MATTERS

     The validity of the Continuum Common Stock offered hereby has been passed upon for Continuum by its Vice President and General Counsel, Jack Dennison. As of the Record Date, Mr. Dennison beneficially owned no shares of Continuum Common Stock and held options to purchase a total of 35,333 such shares. Certain tax consequences of the Merger have been passed upon for Continuum by Vinson & Elkins L.L.P., Houston, Texas, and for Hogan by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

     The consolidated financial statements and schedule of The Continuum Company, Inc. at March 31, 1995 and 1994 and for each of the three years in the period ended March 31, 1995, included in The Continuum Company, Inc. Annual Report on Form 10-K for the year ended March 31, 1995 incorporated by reference in this Joint Proxy Statement/Prospectus of The Continuum Company, Inc., which is made a part of the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the fiscal year ended March 31, 1993, is based in part on the report of KPMG Peat Marwick LLP, independent auditors. The consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of The Continuum Company, Inc. for the year ended March 31, 1993, included in The Continuum Company, Inc. Annual Report on Form 10-K for the year ended March 31, 1995, incorporated by reference in this Joint Proxy Statement/Prospectus of The Continuum Company, Inc., which is made a part of the Registration Statement, with respect to the consolidated statements of operations, stockholders' equity and cash flows of Paxus Corporation Limited (a company incorporated in New South Wales, Australia) have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and financial statements schedule included in Hogan's Annual Report on Form 10-K for the year ended March 31, 1995 have been incorporated by reference herein and in the Registration Statement in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The report of Price Waterhouse LLP covering Hogan's consolidated financial statements refers to a change in its method of accounting for income taxes in the year ended March 31, 1994.

                            STOCKHOLDERS' PROPOSALS

     Any proposals of holders of Continuum Common Stock intended to be presented at the Annual Meeting of Stockholders of Continuum to be held in 1996 must be received by Continuum, addressed to the Secretary at 9500 Arboretum Boulevard, Austin, Texas 78759, no later than March 28, 1996, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

     If the Merger is not consummated, any proposals of stockholders of Hogan intended to be presented at the Annual Meeting of Stockholders of Hogan to be held in 1996 must be received by Hogan, addressed to the Secretary at 5080 Spectrum Drive, Suite 400E, Dallas, Texas 75248, no later than March 13, 1996, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                                                      APPENDIX I



--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                              HOGAN SYSTEMS, INC.,
                          THE CONTINUUM COMPANY, INC.
                     AND CONTINUUM ACQUISITION CORPORATION

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement"), dated as of December 10, 1995, is made by and among Hogan Systems, Inc., a Delaware corporation (the "Company"), The Continuum Company, Inc., a Delaware corporation ("Parent"), and Continuum Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub").

                                  WITNESSETH:

     WHEREAS, Merger Sub will merge into the Company (the "Merger") pursuant to the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions hereinafter set forth, and pursuant thereto each outstanding share of Common Stock, par value $.01 per share ("Company Common Stock"), of the Company not owned directly or indirectly by the Company or Parent or their respective subsidiaries will be converted into the right to receive a number of shares of Parent Common Stock, par value $0.10 per share (the "Parent Common Stock"), to be determined in the manner set forth herein;

     WHEREAS, the Board of Directors of the Company has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby, and recommended adoption of this Agreement by the stockholders of the Company;

     WHEREAS, the Board of Directors of Parent has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby and recommended approval by the stockholders of Parent of the issuance of Parent Common Stock in connection with this Agreement;

     WHEREAS, the Board of Directors of Merger Sub has approved and adopted this Agreement and Parent, as the sole stockholder of Merger Sub, will adopt this Agreement promptly after the execution hereof by the parties hereto;

     WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the Merger is intended to be treated as a "pooling of interests" for financial accounting purposes;

     NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1. The Merger. Subject to the terms and conditions hereof and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2): (i) Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease; (ii) the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), (A) shall be a wholly-owned subsidiary of Parent, (B) shall continue its corporate existence under the laws of the State of Delaware, (C) shall retain its present name and (D) shall succeed to all rights, assets, liabilities and obligations of Merger Sub and the Company in accordance with the DGCL; (iii) except as provided in the proviso to this
Section 1.1, the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall continue as the certificate of incorporation of the Surviving Corporation; (iv) the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall continue as the bylaws of the Surviving Corporation; (v) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and
(vi) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified; provided, however, that Article IV of the Restated Certificate of Incorporation of the Company shall be amended in its entirety to read as follows:

     "The aggregate number of shares which the Corporation shall have authority to issue is one thousand (1,000), of the par value of one dollar ($1.00) each, to be designated 'Common Stock'."

From and after the Effective Time, the Merger will have all the effects provided by applicable law.

     SECTION 1.2. Effective Time of the Merger. As soon as practicable after the Closing Date (as defined in Section 5.1 hereof) the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or such later date or time agreed upon by Parent and the Company and set forth therein, being called the "Effective Time").

     SECTION 1.3. Conversion and Cancellation of Securities.

     (a) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock described in Section 1.3(b) hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.355555 of a fully paid and nonassessable share of Parent Common Stock (such fraction being called the "Conversion Number"); provided, however, that no fractional shares of Parent Common Stock shall be issued and, in lieu thereof, a cash payment shall be made pursuant to Section 1.4(i) hereof; and provided, further, that the Conversion Number shall be subject to adjustment in accordance with the provisions of Section 4.2(d)(vi).

     (b) At the Effective Time, each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled and retired and cease to exist, and no cash, securities or other property shall be payable in respect thereof.

     (c) At the Effective Time, each share of Merger Sub common stock, par value $1.00 per share ("Merger Sub Common Stock"), validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $1.00 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

     SECTION 1.4. Exchange of Certificates.

     (a) American Stock Transfer & Trust Company (or another bank or trust company selected by Parent and reasonably acceptable to the Company) shall act as exchange agent (the "Exchange Agent") in connection with the surrender of certificates evidencing shares of Company Common Stock converted into shares of Parent Common Stock pursuant to the Merger. On or prior to the Closing Date, Parent shall deposit with the Exchange Agent one or more certificates representing the shares of Parent Common Stock to be issued in the Merger (the "Merger Stock"), which shares of Merger Stock shall be deemed to be issued at the Effective Time. At and following the Effective Time, Parent shall deliver to the Exchange Agent such cash as may be required from time to time to make payments of cash in lieu of fractional shares in accordance with Section 1.4(i) hereof.

     (b) As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, which shall be in a form and contain any other provisions as Parent and the Surviving Corporation may reasonably agree and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Stock. Upon the proper surrender of Certificates to the Exchange Agent, together with a properly completed and duly executed letter of transmittal and such other documents as may be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor certificates representing the shares of Merger Stock that such holder has the right to receive pursuant to the terms hereof (together with any dividend or distribution with respect thereto made after the Effective Time and any cash paid in lieu of fractional shares pursuant to Section 1.4(i) hereof), and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Merger Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence reasonably satisfactory to the Surviving Corporation and Parent that any applicable stock transfer tax has been paid.

     (c) After the Effective Time, each outstanding Certificate which theretofore represented shares of Company Common Stock shall, until surrendered for exchange in accordance with this Section 1.4, be deemed for all purposes to evidence ownership of the number of full shares of Parent Common Stock into which the shares of Company Common Stock (which, prior to the Effective Time, were represented thereby) shall have been so converted.

     (d) Except as otherwise expressly provided herein, Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Certificates for shares of Merger Stock. Any Merger Stock deposited with the Exchange Agent pursuant to Section 1.4(a) hereof, and not exchanged pursuant to Section 1.4(b) hereof for Company Common Stock within six months after the Effective Time, shall be returned by the Exchange Agent to Parent, which shall thereafter act as exchange agent subject to the rights of holders of Company Common Stock hereunder.

     (e) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made.

     (f) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent will be liable to any holder of shares of Company Common Stock for any shares of Merger Stock, dividends or distributions with respect thereto or cash payable in lieu of fractional shares pursuant to Section 1.4(i) hereof delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificates to be lost, stolen or destroyed, and delivery of such bond or other indemnity as the Exchange Agent may reasonably request, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificates one or more certificates representing the Merger Stock deliverable in respect thereof, as determined in accordance with the terms hereof.

     (h) No dividend or other distribution declared or made after the Effective Time with respect to the Merger Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Merger Stock issuable upon surrender thereof until the holder of such Certificate shall surrender such Certificate in accordance with Section 1.4(b). Subject to the effect of applicable law, following surrender of any such Certificate there shall be paid, without interest, to the record holder of certificates representing whole shares of Merger Stock issued in exchange therefor: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Merger Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender of such Certificate and a payment date subsequent to such surrender payable with respect to such whole shares of Merger Stock.

     (i) No certificates or scrip evidencing fractional shares of Merger Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of a Certificate previously evidencing Company Common Stock, upon surrender of such Certificate for exchange pursuant to this Article I, shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
(a) the per share closing price as reported on the New York Stock Exchange Composite Tape of Parent Common Stock on the date of the Effective Time (or, if shares of Parent Common Stock do not trade on the New York Stock Exchange (the "NYSE") on such date, the first date of trading of Parent Common Stock on the NYSE after the Effective Time) by (b) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held of record by such holder at the Effective Time).

     SECTION 1.5. No Dissenters' Rights. The holders of shares of Parent Common Stock and the holders of shares of Company Common Stock shall not be entitled to appraisal rights.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth on the Company's Disclosure Schedule hereto, the Company represents and warrants to Parent as follows:

     SECTION 2.1. Organization and Authority; Subsidiaries.

     (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Company Material Adverse Effect. (The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, would be materially adverse to the financial condition, results of operations or current or future business of the Company and its subsidiaries, taken as a whole.) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, required to have been taken by or on behalf of it by applicable law, its charter document or otherwise to authorize (i) the approval, execution and delivery on its behalf of this Agreement and (ii) its performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby has been taken, except that the transactions must be approved by the stockholders of the Company. This Agreement constitutes the Company's valid and binding agreement, enforceable against it in accordance with its terms, except (A) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (B) for the limitations imposed by general principles of equity.

     (b) The Company's Disclosure Schedule identifies each subsidiary of the Company as of the date hereof and shows the jurisdiction of incorporation of each such subsidiary. All the outstanding shares of capital stock of the subsidiaries of the Company (other than directors' qualifying shares in the case of foreign subsidiaries) are validly issued, fully paid and nonassessable and owned by the Company (or by a subsidiary of the Company) free and clear of all liens, claims or encumbrances. There are no existing options, calls or commitments of any character relating to, or securities or rights convertible into or exchangeable for shares of, the issued or unissued capital stock of any subsidiary of the Company. Except as disclosed in filings made by

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

the Company pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity which is material to the Company and its subsidiaries taken as a whole.

     SECTION 2.2. No Breach. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the Company's charter or bylaws or (ii) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any lien, third party right of termination, cancellation, material modification or acceleration under any agreement, understanding or undertaking to which the Company or any subsidiary is a party or by which it is bound, except where such breach, default, lien, third party right, cancellation, modification or acceleration would not have a Company Material Adverse Effect, or (iii) constitute a violation of any law, rule or regulation to which the Company or any subsidiary is subject.

     SECTION 2.3. Consents and Approvals. Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) for filings required under the Exchange Act,
(ii) for notification pursuant to, and expiration or termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (iii) for filing and recording of the Certificate of Merger pursuant to the DGCL and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent the Company from performing its obligations under this Agreement without having a Company Material Adverse Effect.

     SECTION 2.4. Joint Proxy Statement/Prospectus and Other Information. None of the information related to Company or any of its subsidiaries which is supplied by Company for inclusion in the Joint Proxy Statement/Prospectus described in Section 4.4(a) hereof will, at the time the Joint Proxy Statement/Prospectus is mailed or at the time of the meeting of stockholders to which the Joint Proxy Statement/Prospectus relates, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is otherwise made by the Company with respect to the Joint Proxy Statement/Prospectus.

     SECTION 2.5. Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that the Company has employed Morgan Stanley & Co. Incorporated ("Morgan Stanley") as its financial advisor. Prior to the date of this Agreement the Company has delivered to Parent a copy of all agreements pursuant to which Morgan Stanley will be entitled to any payment relating to the transactions contemplated by this Agreement.

     SECTION 2.6. Capitalization. The Company's authorized capital stock consists of (i) 50,000,000 shares of Company Common Stock, of which 14,507,415 were issued and outstanding as of November 13, 1995 (excluding 688,099 shares held in treasury), and (ii) 1,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding. Since November 13, 1995, no shares of Company Common Stock have been issued except upon exercise of employee stock options. As of November 13, 1995 there were outstanding options to purchase 2,383,002 shares of Company Common Stock and no options have been granted after November 13, 1995. Except for such stock options, there are no existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating the Company to issue, transfer or sell any shares of capital stock of the Company. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of capital stock of the Company.

     SECTION 2.7. SEC Reports. The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act since March 31, 1993 (collectively, the "Company's SEC Reports"). The Company's SEC Reports have complied in all material respects with all applicable requirements of the Exchange Act. As of their respective dates, none of the Company's SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore delivered to Parent, in the form filed with the SEC, all of the Company's SEC Reports.

     SECTION 2.8. Financial Statements. The audited consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-K for the year ended March 31, 1995, as amended by Form 10-K/A (the "1995 10-K"), which consist of (i) consolidated balance sheets as of March 31, 1995 and 1994,
(ii) consolidated statements of income, changes in shareholders' equity and cash flows and (iii) the notes thereto for each of the three fiscal years in the period ended March 31, 1995, certified by Price Waterhouse LLP, whose reports thereon and on the related financial statement schedule are included therewith, were prepared in accordance with generally accepted accounting principles ("GAAP") and present fairly the Company's consolidated financial condition and the consolidated results of its operations as of the relevant dates thereof and for the periods covered thereby. The unaudited consolidated financial statements of the Company contained in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995 (the "Company 10-Q"), which consist of
(i) consolidated balance sheets as of September 30, 1995 and March 31, 1995,
(ii) consolidated statements of income and cash flows for the three months and six months ended September 30, 1995 and 1994 and (iii) the notes thereto, were prepared in accordance with GAAP, subject to the absence of notes and schedules, and present fairly the Company's consolidated financial condition and the consolidated results of its operations as of the relevant dates thereof and for the periods covered thereby, subject to normal and recurring year-end adjustments.

     SECTION 2.9. Absence of Certain Changes. Except as otherwise disclosed in the Company's SEC Reports (without further amendment), since March 31, 1995 there has not been any (i) material adverse change in the financial condition, results of operations or current or future business of the Company and its subsidiaries, taken as a whole, except for material adverse changes due to general economic or industry-wide conditions, or (ii) other events or conditions of any character that, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect.

     SECTION 2.10. Absence of Undisclosed Liabilities. Neither the Company nor any subsidiary has any material indebtedness, liability or obligation of the type required by GAAP to be reflected on a balance sheet that is not reflected or reserved against in the balance sheet dated as of September 30, 1995 included in the Company 10-Q or otherwise disclosed in the Company SEC Reports, except for such indebtedness, liabilities or obligations which have arisen after such date in the ordinary course of business.

     SECTION 2.11. Compliance With Law. Each of the Company and its subsidiaries holds all licenses, franchises, certificates, consents, permits and authorizations from all governmental authorities necessary for the lawful conduct of its business, except where the failure to hold any of the foregoing would not have a Company Material Adverse Effect. Neither the Company nor any subsidiary has violated, nor is it in violation of, any such licenses, franchises, certificates, consents, permits or authorizations or, to the Company's knowledge, any applicable statutes, laws, ordinances, rules and regulations (including, without limitation, any of the foregoing related to occupational safety, storage, disposal, discharge into the environment of hazardous wastes, environmental protection, conservation, unfair competition, labor practices or corrupt practices) of any governmental authorities, except where such violations do not, and insofar as reasonably can be foreseen will not, have a Company Material Adverse Effect, and neither the Company nor any subsidiary has received any notice from a governmental or regulatory authority within three years of the date hereof of any such violation.

     SECTION 2.12. Taxes.

     (a) All Tax Returns required to be filed by the Company and any of its subsidiaries, on any of their income, properties or operations, before the date hereof are in all material respects true, complete and correct and have been duly filed in a timely manner, and all taxes required to have been paid in connection with such Tax Returns have been paid, except where the failure to so file or pay would not have a Company Material Adverse Effect. For purposes of this Agreement, "Tax Return" means any return, report, statement, information statement and the like required to be filed with any authority with respect to any tax imposed by any governmental authority.

     (b) To the Company's knowledge, (i) there are no claims, investigations or assessments pending or threatened against the Company or its subsidiaries, for any alleged deficiency in taxes, (ii) there is no audit or investigation currently being conducted that could cause the Company or its subsidiaries to be liable for any taxes, and (iii) the Company and its subsidiaries have not agreed to extend any applicable statute of limitations relating to the assessment of federal, state or local taxes relating to the Company or its subsidiaries, which in any case would have a Company Material Adverse Effect.

     (c) The Company and its subsidiaries have complied in all material respects with all tax withholding provisions of applicable federal, state and local laws and have paid over to the proper governmental authorities all amounts required to be so withheld or paid over before the date hereof, except where the failure to so withhold would not have a Company Material Adverse Effect.

     SECTION 2.13. Absence of Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, in the event of an adverse decision or outcome, could reasonably be expected to have a Company Material Adverse Effect.

     SECTION 2.14. Title to Property. Except for the office building in Woking, England, disclosed in the 1995 10-K, neither the Company nor any subsidiary owns any real property. The Company and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Company Material Adverse Effect; and, to the Company's knowledge, all leases pursuant to which the Company or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Company Material Adverse Effect.

     SECTION 2.15. Intellectual Property; Software.

     (a) Each of the Company and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets, and applications therefor that are material to its business as currently conducted (the "Company Intellectual Property Rights").

     (b) The validity of the Company Intellectual Property Rights and the title thereto of the Company or any subsidiary, as the case may be, is not being questioned in any litigation to which the Company or any subsidiary is a party.

     (c) The conduct of the business of the Company and its subsidiaries as now conducted does not, to the Company's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any Company Intellectual Property Rights.

     (d) Prior to the execution and delivery of this Agreement, the Company has provided Parent with a list of all computer software which the Company or any subsidiary owns or has the right to market or use to provide services to third parties.

     (e) Neither the Company nor any subsidiary has licensed (or otherwise entered into any agreement permitting) any person to use or market any of its computer software (whether or not copyrighted) other than licenses to end-users to use (but not market, distribute, sell or transfer) the computer software.

     (f) Each of the Company and its subsidiaries considers its computer software as trade secrets, and each has taken steps it believes appropriate to protect and maintain the same as such.

     SECTION 2.16. Employee Benefit Plans; Employment Agreements.

     (a) The Company's Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any subsidiary of the Company, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the "Employee Plans"), excluding former agreements under which the Company has no remaining obligations and any of the foregoing that are required to be maintained by the Company under the laws of any foreign jurisdiction. The Company has made available to Parent a copy of (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the "IRS") and (ii) each such written Employee Plan (other than those referred to in Section 4(b)(4) of ERISA).

     (b) (i) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person and none of the Employee Plans is a "multi-employer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no "prohibited transaction", as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan, which could result in any Company Material Adverse Effect; (iii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, IRS or Secretary of the Treasury), and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code, or the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course).

     (c) The Company's Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each current or former employee, officer or director of the Company or any of its subsidiaries who holds any option to purchase Company Common Stock as of the date hereof (collectively, the "Stock Options"), together with the number of shares of Company Common Stock which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested within six months from the date hereof, or as a result of, the Merger), the option price of such option (to the extent

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

determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option. The Company's Disclosure Schedule also sets forth the total number of such ISOs and such nonqualified options. The Company has furnished Parent with complete copies of the plans (collectively, the "Option Plans") pursuant to which the Stock Options were issued.

     (d) The Company has made available to Parent (i) copies of all employment agreements with officers of the Company; (ii) copies of all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding $250,000; (iii) a schedule listing all officers of the Company who have executed a non-competition agreement with the Company;
(iv) copies (or descriptions) of all severance agreements, programs and policies of the Company with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions.

     SECTION 2.17. Labor Matters.

     (a) There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies have or may reasonably be expected to have a Company Material Adverse Effect.

     (b) Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries nor does the Company know of any activities or proceedings of any labor union to organize any such employees.

     (c) The Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

     SECTION 2.18. Environmental Matters. Except in all cases as, in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its subsidiaries, to the Company's knowledge, (i) have obtained all applicable permits, licenses and other authorizations which are required under foreign, federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, are not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the Company's or any of its subsidiaries (or any of their respective agents ) manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable requirements of foreign, federal, state or local laws, rules or regulations to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

     SECTION 2.19. Insurance. The Company and its subsidiaries maintain general liability and other business insurance that the Company believes to be reasonably prudent for it business.

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

     SECTION 2.20. Vote Required. The affirmative vote of the holders of a majority of the outstanding Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement.

     SECTION 2.21. Tax Matters; Pooling.

     (a) Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action that would prevent the Merger from (a) constituting a reorganization qualifying under the provisions of
Section 368(a) of the Code or (b) being treated for financial accounting purposes as a pooling of interests in accordance with GAAP and the rules, regulations and interpretations of the SEC (a "Pooling Transaction"). The Company has been advised in writing as of the date of this Agreement by Price Waterhouse LLP that in accordance with GAAP and applicable rules and regulations of the SEC, the Company is eligible to be a party to a merger accounted for as a pooling of interests and that Price Waterhouse LLP is not aware of any matters that prohibit the use of pooling of interests accounting in connection with the Merger, and the factual information provided by the Company to Price Waterhouse LLP in connection with such advice was correct in all material respects.

     (b) The Company is not an investment company as defined in Section 368(a)(2)(f)(iii) and (iv) of the Code.

     (c) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     SECTION 2.22. Affiliates. The Company's Disclosure Schedule identifies all persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act, as well as all directors and executive officers of the Company. Concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent an executed letter agreement, substantially in the form of Exhibit A hereto, from certain of such persons identified in the Company's Disclosure Schedule and will use its reasonable best efforts to deliver to Parent within ten days after the date of this Agreement an executed letter agreement, substantially in the form of Exhibit A hereto, from each of the other persons so identified.

     SECTION 2.23. Certain Business Practices. None of the Company, any of its subsidiaries or any directors, officers, agents or employees of the Company or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity,
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

     SECTION 2.24. Insider Interests. No officer or director of the Company has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or Company Intellectual Property Rights, used in or pertaining to the business of the Company or any subsidiary, except for the ordinary rights of a stockholder or employee stock optionholder.

     SECTION 2.25. Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley to the effect that, as of the date of delivery of such opinion, the consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders. The Company will promptly deliver to Parent a copy of such opinion.

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                                  ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

     Except as set forth on Parent's Disclosure Schedule hereto, Parent and Merger Sub each represents and warrants to the Company as follows:

     SECTION 3.1. Organization and Authority.

     (a) Each of the Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Parent Material Adverse Effect. (The term "Parent Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, would be materially adverse to the financial condition, results of operations or current or future business of Parent and its subsidiaries, taken as a whole.) It has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, required to have been taken by or on behalf of it by applicable law, its charter document or otherwise to authorize (i) the approval, execution and delivery on its behalf of this Agreement and (ii) its performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby has been taken, except that the transactions must be approved by its stockholders. This Agreement constitutes its valid and binding agreement, enforceable against it in accordance with its terms, except
(A) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (B) for the limitations imposed by general principles of equity.

     (b) The Parent's Disclosure Schedule identifies each subsidiary of the Parent as of the date hereof and shows the jurisdiction of incorporation of each such subsidiary. All the outstanding shares of capital stock of the subsidiaries of the Parent (other than directors qualifying shares in the case of foreign subsidiaries) are validly issued, fully paid and nonassessable and owned by the Parent (or by a subsidiary of the Parent) free and clear of all liens, claims or encumbrances. There are no existing options, calls or commitments of any character relating to, or securities or rights convertible into or exchangeable for shares of, the issued or unissued capital stock of any subsidiary of the Parent. Except as disclosed on the Parent's Disclosure Schedule or in filings made by the Parent pursuant to the Exchange Act, the Parent does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity which is material to the Parent and its subsidiaries taken as a whole.

     SECTION 3.2. No Breach. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with its charter or bylaws or (ii) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any lien, third party right of termination, cancellation, material modification or acceleration under any agreement, understanding or undertaking to which it is a party or by which Parent or any of its subsidiaries is bound, except where such breach, default, lien, third party right, cancellation, modification or acceleration would not have a Parent Material Adverse Effect, or (iii) constitute a violation of any law, rule or regulation to which Parent or any of its subsidiaries is subject.

     SECTION 3.3. Consents and Approvals. Neither the execution and delivery of this Agreement by it nor its consummation of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) for filings required under the Securities Exchange Act, (ii) for notification pursuant to, and expiration or termination of the waiting period under, the HSR Act, (iii) for filing and recording of the Certificate of Merger pursuant to the DGCL, (iv) for registration of Parent Company Stock and related filings under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and applicable state securities or blue sky laws ("Blue Sky Laws") and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent it from performing its obligations under this Agreement without having a Parent Material Adverse Effect.

     SECTION 3.4. Joint Proxy Statement/Prospectus and Other Information. None of the information related to Parent or any of its subsidiaries which is supplied by Parent for inclusion in the Joint Proxy Statement/Prospectus described in Section 4.4(a) hereof will, at the time the Joint Proxy Statement/Prospectus is mailed or at the time of the meeting of stockholders to which the Joint Proxy Statement/Prospectus relates, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is otherwise made by Parent or Merger Sub with respect to the Joint Proxy Statement/Prospectus.

     SECTION 3.5. Brokers. Neither it nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein.

     SECTION 3.6. Capitalization. The Parent's authorized capital stock consists of (i) 40,000,000 shares of Parent Common Stock, of which 19,201,000 were issued and outstanding as of October 24, 1995, and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding. Since October 24, 1995, no shares of Parent Common Stock have been issued except upon exercise of employee and director stock options or pursuant to employee benefits plans. As of November 13, 1995 there were outstanding options to purchase 2,262,559 shares of Parent Common Stock and no options have been granted after November 13, 1995, except for options granted to employees and directors under existing stock option plans in the ordinary course of business and for options granted to new Parent employees in connection with any acquisition disclosed in Parent's Disclosure Schedule. Except for such stock options, there are no existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating the Parent to issue, transfer or sell any shares of capital stock of the Parent. There are no voting trusts or other agreements or understandings to which the Parent is a party with respect to the voting of capital stock of the Parent.

     SECTION 3.7. SEC Reports. The Parent has filed all required forms, reports and documents with the SEC pursuant to the Exchange Act since March 31,1993 (collectively, the "Parent's SEC Reports"). The Parent's SEC Reports have complied in all material respects with all applicable requirements of the Exchange Act. As of their respective dates, none of the Parent's SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent has heretofore delivered to Parent, in the form filed with the SEC, all of the Parent's SEC Reports.

     SECTION 3.8. Financial Statements. The audited consolidated financial statements of the Parent contained in the Parent's Annual Report on Form 10-K for the year ended March 31,1995 (the "Parent 1995 10-K"), which consist of (i) consolidated balance sheets as of March 31,1995 and 1994, (ii) consolidated statements of operations, changes of stockholders' equity and cash flows for each of the three fiscal years in the period ended March 31,1995 and (iii) the notes thereto, audited by Ernst & Young LLP, whose report thereon and on the related schedule is included therewith, were prepared in accordance with GAAP and present fairly the Company's consolidated financial condition and the consolidated results of its operations as of the relevant dates thereof and for the periods covered thereby. The unaudited consolidated financial statements of Parent contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995 (the "Parent 10-Q"), which consist of condensed consolidated balance sheets as of September 30, 1995 and March 31, 1995, condensed consolidated statements of operations and cash flows for the three months and six months ended September 30, 1995 and 1994, and notes thereto, were prepared in accordance with GAAP, subject to the absence of notes and schedules, and present fairly Parent's consolidated financial condition and the consolidated results of its operations as of the relevant dates thereof and for the periods covered thereby, subject to normal and recurring year-end adjustments.

     SECTION 3.9. Absence of Certain Changes. Except as otherwise disclosed in the Company's SEC Reports (without further amendment), since March 31,1995 there has not been any (i) material adverse change in the financial condition, results of operations or current or future business of the Company and its subsidiaries, taken as a whole, except for material adverse changes due to general economic or industry-wide conditions, or (ii) other events or conditions of any character that, individually or in the aggregate, have or would reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 3.10. Absence of Undisclosed Liabilities. Neither Parent nor any subsidiary has any material indebtedness, liability or obligation of the type required by GAAP to be reflected on a balance sheet that is not reflected or reserved against in the balance sheet dated as of September 30, 1995 included in the Parent 10-Q or otherwise disclosed in the Parent's SEC Reports, except for such indebtedness, liabilities or obligations which have arisen after such date in the ordinary course of business.

     SECTION 3.11. Compliance With Law. Each of Parent and its subsidiaries holds all licenses, franchises, certificates, consents, permits and authorizations from all governmental authorities necessary for the lawful conduct of its business, except where the failure to hold any of the foregoing would not have a Parent Material Adverse Effect. Neither Parent nor any subsidiary has violated, nor is it in violation of, any such licenses, franchises, certificates, consents, permits or authorizations or, to Parent's knowledge, any applicable statutes, laws, ordinances, rules and regulations (including, without limitation, any of the foregoing related to occupational safety, storage, disposal, discharge into the environment of hazardous wastes, environmental protection, conservation, unfair competition, labor practices or corrupt practices) of any governmental authorities, except where such violations do not, and insofar as reasonably can be foreseen will not, have a Parent Material Adverse Effect, and neither Parent nor any subsidiary has received any notice from a governmental or regulatory authority within three years of the date hereof of any such violation.

     SECTION 3.12. Taxes.

     (a) All Tax Returns required to be filed by Parent and any of its subsidiaries, or any of their income, properties or operations, before the date hereof are in all material respects true, complete and correct and have been duly filed in a timely manner, and all taxes required to have been paid in connection with such Tax Returns have been paid, except where the failure to so file or pay would not have a Parent Material Adverse Effect.

     (b) To Parent's knowledge, (i) there are no claims, investigations or assessments pending or threatened against Parent or its subsidiaries, for any alleged deficiency in taxes, and (ii) there is no audit or investigation currently being conducted that could cause Parent or its subsidiaries to be liable for any taxes, which in any case would have a Parent Material Adverse Effect.

     (c) Parent and its subsidiaries have complied in all material respects with all tax withholding provisions of applicable federal, state and local laws and have paid over to the proper governmental authorities all amounts required to be so withheld or paid over before the date hereof, except where the failure to so withhold would not have a Parent Material Adverse Effect.

     SECTION 3.13. Absence of Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, in the event of an adverse decision or outcome, could reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 3.14. Title to Property. Parent and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Parent Material Adverse Effect; and, to Parent's knowledge, all leases pursuant to which Parent or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Parent or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Parent Material Adverse Effect.

     SECTION 3.15. Intellectual Property; Software.

     (a) Each of the Parent and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets, and applications therefor that are material to its business as currently conducted (the "Parent Intellectual Property Rights").

     (b) The validity of the Parent Intellectual Property Rights and the title thereto of the Parent or any subsidiary, as the case may be, is not being questioned in any litigation to which the Parent or any subsidiary is a party.

     (c) The conduct of the business of the Parent and its subsidiaries as now conducted does not, to the Parent's knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any Parent Intellectual Property Rights.

     (d) Prior to the execution and delivery of this Agreement, the Parent has provided the Company with a list of all computer software which the Parent or any subsidiary owns or has the right to market or use to provide services to third parties.

     (e) Neither the Parent nor any subsidiary has licensed (or otherwise entered into any agreement permitting) any person to use or market any of its computer software (whether or not copyrighted) other than licenses to end-users to use (but not market, distribute, sell or transfer) the computer software.

     (f) Each of the Parent and its subsidiaries considers its computer software as trade secrets, and each has taken steps it believes appropriate to protect and maintain the same as such.

     SECTION 3.16. Employee Benefit Plans; Labor Matters. With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of ERISA), maintained or contributed to by Parent or any of its subsidiaries, or with respect to which Parent or any of its subsidiaries could incur liability under
Section 4069, 4212(c) or 4204 of ERISA (the "Parent Benefit Plans"), no event has occurred and, to the knowledge of Parent, there currently exists no condition or set of circumstances, in connection with which Parent or any of its subsidiaries could be subject to any liability under the terms of the Parent Benefit Plans, ERISA, the Code or any other applicable law which would have a Parent Material Adverse Effect. There is no pending or threatened labor dispute, strike or work stoppage against Parent or any of its subsidiaries which may reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 3.17. Environmental Matters. Except in all cases as, in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its subsidiaries, to Parent's knowledge, (i) have obtained all applicable permits licenses and other authorizations which are required under foreign, federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by Parent or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards,

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prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder;
(iii) as of the date hereof, are not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from Parent's or any of its subsidiaries (or any of their respective agents') manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable requirements of foreign, federal, state or local laws, rules or regulations to register any products or materials required to be registered by the Parent or its subsidiaries (or any of their respective agents) thereunder.

     SECTION 3.18. Insurance. Parent and its subsidiaries maintain general liability and other business insurance that Parent believes to be reasonably prudent for it business.

     SECTION 3.19. Vote Required. The only vote of the holders of any class or series of Parent's capital stock necessary to approve the issuance of the Parent Common Stock in the Merger is, pursuant to the Rule 312 of the NYSE, the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock voted on the proposal to so issue the Parent Common Stock, provided that the total vote cast on such proposal represents over 50% in interest of the outstanding Parent Common Stock. Parent, as the sole stockholder of Merger Sub, will promptly vote to approve the Merger and adopt this Agreement.

     SECTION 3.20. Tax Matters; Pooling.

     (a) Neither Parent nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action that would prevent the Merger (a) from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or (b) from being treated as a Pooling Transaction for financial accounting purposes. The Parent has been advised in writing as of the date of this Agreement by Ernst & Young LLP that in accordance with GAAP and applicable published rules and regulations of the SEC, the Parent is eligible to be a party to a merger accounted for as a "pooling of interests" and that Ernst & Young LLP is not aware of any matters that prohibit the use of pooling of interests accounting in connection with the Merger, and the factual information provided by the Parent to Ernst & Young LLP in connection with such advice was correct in all material respects.

     (b) The Parent is not an investment company as defined in Section 368(a)(2)(f)(iii) and (iv) of the Code.

     (c) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     SECTION 3.21. Affiliates. Except for the directors and executive officers of Parent and DST Systems, Inc., there are no persons who, to the knowledge of Parent, may be deemed to be affiliates of Parent under Rule 1-02 of Regulation S-X of the SEC. Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company an executed letter agreement, substantially in the form of Exhibit B hereto, from certain such persons and will use its reasonable best efforts to deliver to the Company within ten days after the date of this Agreement an executed letter agreement, substantially in the form of Exhibit B hereto, from each of the other such persons.

     SECTION 3.22. Certain Business Practices. None of Parent, any of its subsidiaries or any directors, officers, agents or employees of Parent or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

     SECTION 3.23. Insider Interests. No officer or director of the Parent has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or Parent

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Intellectual Property Rights, used in or pertaining to the business of the
Parent or any subsidiary, except for the ordinary rights of a stockholder or employee stock optionholder.

                                   ARTICLE IV

                                OTHER AGREEMENTS

     SECTION 4.1. No Solicitation. Neither the Company nor any of its subsidiaries, officers, directors, representatives or agents shall, directly or indirectly, knowingly encourage, solicit, initiate or participate in any way in discussions or negotiations with, or knowingly provide any information to, any person or group (other than Parent or any affiliate or associate of Parent and their respective directors, officers, employees, representatives and agents) concerning any merger of the Company, sale of substantially all of the assets of the Company, sale of shares of capital stock of the Company or similar transactions involving the Company; provided, however, that nothing contained in this Section 4.1 shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the Company's stockholders a position with respect to a tender offer for Company Common Stock by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (ii) making such disclosure to the Company's stockholders as, in the judgment of the Board of Directors of the Company, may be required under applicable law or (iii) participating in discussions or negotiations with, or providing information to, any person in connection with an unsolicited written proposal by such person to acquire the Company pursuant to a merger, purchase of shares of capital stock of the Company or other similar transaction or to acquire substantially all of the assets of the Company, if, and only to the extent that (A) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be Morgan, Lewis & Bockius LLP), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (B) prior to entering into discussions or negotiations with, or providing such information to, such person the Company (x) provides written notice to Parent to the effect that it is participating in discussions or negotiations with, or providing information to, such person and (y) enters into with such person a confidentiality agreement in reasonably customary form on terms not more favorable to such person than the terms contained in that certain Confidentiality Agreement (herein so called) dated as of June 13, 1995, between the Company and Parent.

     SECTION 4.2. Conduct of Business Pending Merger.

     (a) The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall and shall cause its subsidiaries to:

          (i) operate its business in all material respects in the usual and ordinary course consistent with past practice; and

          (ii) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its material customers and suppliers.

     (b) Except as contemplated by this Agreement or otherwise consented to in writing by Parent, from the date of this Agreement until the Effective Time, the Company shall not do, and shall not permit any of its subsidiaries to do, any of the following:

          (i) adopt any amendments to its charter document, which would alter the terms of the Company Common Stock or would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

          (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by a subsidiary to the Company or another subsidiary of the Company, or redeem or otherwise acquire any of its securities;

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

          (iii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or amend any of the terms of any such securities or agreements outstanding on the date hereof; provided, however, the Company may issue shares of Company Common Stock upon the exercise of employee stock options outstanding on the date hereof and any subsidiary may issue securities to the Company or any other subsidiary;

          (iv) (A) create, incur or assume any long-term debt (including obligations in respect of capital leases but excluding any intercompany indebtedness) that is material to the Company and its subsidiaries taken as a whole, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person other than the Company or a subsidiary that is material to the Company and its subsidiaries taken as a whole, or (C) make any loans, advances or capital contributions to, or investments in, any person other than the Company or a subsidiary, which loans, advances or capital contributions are material to the Company and its subsidiaries taken as a whole;

          (v) acquire, sell, lease or dispose of any assets that are material to the Company and its subsidiaries taken as a whole, other than sales that are in the ordinary and usual course of business consistent with past practice;

          (vi) mortgage, pledge or subject to any lien, lease, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible, material to the Company and its subsidiaries taken as a whole;

          (vii) (A) increase the compensation payable to or to become payable to any director or officer, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with past practice; (B) grant any severance or termination pay (other than pursuant to agreements in effect on the date of this Agreement) to, or enter into or amend any employment or severance agreement with, any director, officer or employee;

          (viii) (A) effect any reorganization or recapitalization or (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

          (ix) extend, renew or otherwise amend the Company's lease of its executive offices in Dallas, Texas;

          (x) change any of its methods of accounting in effect at September 30, 1995, except as may be required by law or GAAP;

          (xi) take (and will use reasonable efforts to prevent any affiliate of the Company from taking) any action that, in the judgment of Ernst & Young LLP, would cause the Merger not to be treated as a pooling of interests for financial accounting purposes; or

          (xii) take, or agree in writing or otherwise to take, any of the foregoing actions or any actions that would (A) make any representation or warranty of the Company contained in this Agreement untrue or incorrect as of the date when made or as of the Closing Date, (B) result in any of the conditions of this Agreement not being satisfied or (C) be inconsistent with the terms of this Agreement or the transactions contemplated hereby.

     (c) Parent hereby covenants and agrees that, prior to the Effective Time, unless otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall and shall cause its subsidiaries to:

          (i) operate its business in all material respects in the usual and ordinary course consistent with past practice; and

          (ii) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its material customers and suppliers.

     (d) Except as contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, Parent shall not do, and shall not permit any of its subsidiaries to do, any of the following:

          (i) knowingly take any action which would result in a failure to maintain the trading of the Parent Common Stock on the NYSE;

          (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by a subsidiary of Parent to Parent or another subsidiary of Parent;

          (iii) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other entity (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice), which, in each case, would materially delay or prevent the consummation of the transactions contemplated by this Agreement;

          (iv) adopt or propose to adopt any amendments to its charter document, which would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

          (v) take (and will use reasonable efforts to prevent any affiliate of Parent from taking) any action that, in the judgment of Price Waterhouse LLP, would cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes;

          (vi) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except for bank loans) or amend any of the terms of any such securities or agreements outstanding on the date hereof or make any public announcement thereof; provided, however, any subsidiary may issue securities to Parent or any other subsidiary and Parent may issue securities or make a public announcement thereof (A) upon the exercise of employee or director stock options or (B) having an aggregate market value of up to $100,000,000, provided that, in such event, the Conversion Number shall be increased to the extent necessary, if any, so that the product of (x) the Conversion Number and (y) the Average Daily Price of the Parent Common Stock is not less than $13.00;

          (vii) acquire, sell, lease or dispose of any assets that are material to Parent and its subsidiaries taken as a whole, (A) other than sales that are in the ordinary and usual course of business consistent with past practice, (B) except as disclosed in Parent's Disclosure Schedule, or (C) that are only among Parent and any of its subsidiaries;

          (viii) (A) effect any reorganization or recapitalization or (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or

          (ix) take, or agree in writing or otherwise to take, any of the foregoing actions or any action that would (A) make any representation or warranty of Parent or Merger Sub contained in this Agreement untrue or incorrect as of the date when made or as of the Closing Date, (B) result in any of the conditions of this Agreement not being satisfied or (C) be inconsistent with the terms of this Agreement or the transactions contemplated hereby.

     SECTION 4.3. Access to Information.

     (a) Between the date of this Agreement and the Effective Time, the Company will (i) give Parent and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to all offices and other facilitates and to all of its books and records, (ii) permit Parent to make such reasonable inspections as it may require, and (iii) cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the

Company, as Parent may from time to time reasonably request and as the Company may have on hand or be able to produce without hardship. All such access and information obtained by Parent and its authorized representatives shall be subject to the terms and conditions of the Confidentiality Agreement.

     (b) Between the date of this Agreement and the Effective Time, Parent will
(i) give Company and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to all offices and other facilitates and to all of its books and records, (ii) permit the Company to make such reasonable inspections as it may require, and (iii) cause its officers and those of its subsidiaries to furnish Company with such financial and operating data and other information with respect to the business and properties of Parent as the Company may from time to time reasonably request and as Parent may have on hand or be able to produce without hardship. All such access and information obtained by the Company and its authorized representatives shall be subject to the terms and conditions of the Confidentiality Agreement.

     (c) Notwithstanding the foregoing provisions of this Section 4.3, neither party shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by law. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

     SECTION 4.4. SEC Filings.

     (a) As promptly as practicable after the date hereof, the Company and Parent shall jointly prepare and file with the SEC a joint proxy statement/registration statement combining preliminary proxy materials of the Company and Parent under the Exchange Act with respect to the Merger and a preliminary prospectus of Parent with respect to the Parent Common Stock to be issued in the Merger and will thereafter use their respective best efforts to respond to any comments of the SEC with respect thereto and to cause a definitive joint proxy statement/registration statement (including all supplements and amendments thereto, the "Joint Proxy Statement/Prospectus") and proxy to be mailed to their respective stockholders as promptly as practicable. The Joint Proxy Statement/Prospectus shall include the recommendation of the Company's Board of Directors in favor of the Merger and adoption of this Agreement, unless otherwise necessary due to the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel (who may be Morgan, Lewis & Bockius LLP).

     (b) As soon as practicable after the date hereof, the Company and Parent shall prepare and file any other filings required to be filed by each under the Exchange Act or any other federal or state laws relating to the Merger and the transactions contemplated hereby (collectively "Other Filings") and will use their best efforts to respond to any comments of the SEC or any other appropriate government official with respect thereto.

     (c) The Company and Parent shall cooperate with each other and provide to each other all information necessary in order to prepare the Joint Proxy Statement/Prospectus and the Other Filings (collectively, the "SEC Filings") and shall provide promptly to each other party any information that such party may obtain that could necessitate amending any such document.

     (d) The Company and Parent will notify the other party promptly of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the SEC Filings or for additional information and will supply the other party with copies of all correspondence between the Company or any of its representatives or Parent and any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. If at any time prior to the Effective Time, any event shall occur that should be set forth in an amendment of, or a supplement to, any of the SEC Filings, the Company and Parent agree promptly to prepare and file such amendment or supplement and to distribute such amendment or supplement as required by applicable law, including, in the case of an amendment or supplement to the Joint Proxy Statement/Prospectus, mailing such supplement or amendment to their respective stockholders.

     (e) The information provided and to be provided by the Company and Parent for use in the SEC Filings shall at all times prior to the Effective Time be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading, and the Company and Parent each agree to promptly correct any such information provided by it for use in the SEC Filings that shall have become false or misleading. The SEC Filings, when filed with the SEC or any appropriate government official, shall comply as to form in all material respects with all applicable requirements of law.

     (f) Parent shall indemnify, defend and hold harmless the Company, each of its officers and directors and each other person, if any, who controls any of the foregoing within the meaning of the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing may become subject under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any SEC Filing or (ii) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that Parent was responsible for such misstatement or omission, and Parent shall reimburse the Company and each such officer, director and controlling person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action.

     (g) The Company shall indemnify, defend and hold harmless Parent, each of its officers and directors and each other person, if any, who controls any of the foregoing within the meaning of the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing may become subject under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any SEC Filing or (ii) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that the Company was responsible for such misstatement or omission, and the Company shall reimburse Parent and each such officer, director and controlling person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action.

     (h) For the purpose of this Section 4.4, the term "Indemnifying Party" shall mean the party having an obligation hereunder to indemnify the other party pursuant to this Section 4.4, and the term "Indemnified Party" shall mean the party having the right to be indemnified pursuant to this Section 4.4. Whenever any claim shall arise for indemnification under this Section 4.4, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless such failure materially prejudices the Indemnifying Party.

     (i) After such notice, if the Indemnifying Party undertakes to defend any such claim, then the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense, upon written notice to the Indemnified Party of such election, which notice acknowledges the Indemnifying Party's obligation to provide indemnification hereunder. The Indemnifying Party shall not settle any third-party claim that is the subject of indemnification without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, however, that the Indemnifying Party may settle a claim without the Indemnified Party's consent if such settlement (i) makes no admission or acknowledgment of liability or culpability with respect to the Indemnified Party, (ii) includes a complete release of the Indemnified Party and
(iii) does not require the Indemnified Party to make any payment or forego or take any action. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnified Party's name of appropriate cross claims and counterclaims). The Indemnified Party may, at its own cost, participate in any investigation, trial and defense of such lawsuit or action controlled by the Indemnifying Party and any appeal arising therefrom. If, after receipt of a claim notice pursuant to Section 4.4(h), the Indemnifying Party does not undertake to defend any such claim the Indemnified Party may, but shall have no obligation to, contest any lawsuit or action with respect to such claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party (including, without limitation, the settlement thereof without the consent of the Indemnifying Party). If there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to assume the defense of the lawsuit or action; provided, however, that the Indemnified Party may not settle such lawsuit or action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. At any time after the commencement of defense of any lawsuit or action, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of such claim, whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and so notifies the Indemnifying Party in writing within 15 days of such request from the Indemnifying Party. If the Indemnified Party determines that the contest should be continued, the Indemnifying Party shall be liable hereunder only to the extent of the lesser of (i) the amount which the other party(ies) to the contested claim had agreed to accept in payment or compromise as of the time the Indemnifying Party made its request therefor to the Indemnified Party or (ii) such amount for which the Indemnifying Party may be liable with respect to such claim by reason of the provisions hereof.

     (j) If the indemnification provided for in this Section 4.4 shall for any reason be unavailable to the Indemnified Party in respect of any loss, claim, damage or liability, or action referred to herein, then the Indemnifying Party shall, in lieu of indemnifying the Indemnified Party, contribute to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement or omission of a material fact relates to information supplied by the Indemnifying Party on the one hand or the Indemnified Party on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by the Indemnified Party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this paragraph shall be deemed to include, for purposes of this paragraph, any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     SECTION 4.5. New York Stock Exchange Listing. Parent shall use all reasonable best efforts to obtain, prior to the Effective Time, approval for listing of the Parent Common Stock to be issued pursuant to the Merger on the NYSE upon official notice of issuance.

     SECTION 4.6. Reasonable Best Efforts. Subject to the fiduciary duties of the Company's Board of Directors, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including but not limited to the satisfaction of all conditions to the Merger.

     SECTION 4.7. Public Announcements; Confidentiality. Except as may be required by applicable law, no party hereto shall make any public announcements or otherwise communicate with any news media or any other party, with respect to this Agreement or any of the transactions contemplated hereby without prior consultation with the other parties as to the timing and contents of any such announcement or communications as may be reasonable under the circumstances; provided, however, that nothing contained herein shall prevent any party from (i) promptly making all filings with governmental authorities as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or (ii) disclosing the terms of this Agreement to such party's legal counsel, financial advisors or accountants in furtherance of the transactions contemplated by this Agreement. The press release announcing the execution and delivery of this Agreement shall be a joint press release of the Company and Parent.

     SECTION 4.8. Notification. Each party hereto shall, in the event of, or promptly after obtaining knowledge of the occurrence or threatened occurrence of, any fact or circumstance that would cause or constitute a material breach of any of its representations and warranties set forth herein, give notice thereof to the other parties and shall use its best efforts to prevent or promptly to remedy such breach.

     SECTION 4.9. Meetings of Stockholders. Each of Parent and the Company shall take all action necessary, in accordance with the DGCL and its respective certificate of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, in the case of the Company, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby, and, in the case of Parent, to vote upon the issuance of Parent Common Stock pursuant to the Merger (collectively, the "Transactions"). The stockholder votes required for the adoption and approval of the Transactions shall be the vote required by the DGCL and its charter and bylaws, in the case of the Company, and Rule 312 of the NYSE, in the case of Parent. Subject to the fiduciary duties of the Boards of Directors under applicable law as advised by outside counsel, the Company and Parent shall use their best efforts to solicit from their respective stockholders proxies in favor of adoption and approval of the Transactions and to take all other action necessary to secure the votes of stockholders required to effect the Transactions.

     SECTION 4.10. Regulatory and Other Authorizations. Each party hereto agrees to use its best efforts to obtain all authorizations, consents, orders and approvals of federal, state, local and foreign regulatory bodies and officials and non-governmental third parties that may be or become necessary for (i) its respective execution and delivery of, and the performance of its respective obligations pursuant to, this Agreement and (ii) the ownership of the Surviving Corporation by Parent, and each party will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Without limitation, the Company and Parent shall each make an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable. Each such filing shall request early termination of the waiting period imposed by the HSR Act.

     SECTION 4.11. Further Assurances. Each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and consummate the transactions contemplated hereby or, at and after the Effective Time, to evidence the consummation of the transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each of the parties hereto shall take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

     SECTION 4.12. Indemnification; Director's and Officer's Insurance. After the Effective Time, the Surviving Corporation shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law to) each person who is now, or has been prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of the Company's subsidiaries (the "Indemnified Persons") against
(i) all losses, claims, damages, costs, expenses (including without limitation counsel fees and expenses), settlement payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of the Company or any of the Company subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law or under the Surviving Corporation's certificate of incorporation or bylaws (which in relevant part are and shall remain identical to the Company's Restated Certificate of Incorporation and By-Laws). Any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under applicable law or the Surviving Corporation's certificate of incorporation or bylaws shall be made by a person, mutually acceptable to the Surviving Corporation and the Indemnified Person, who shall have been a director or executive officer of a corporation whose shares of common stock were listed during at least one year of such service on the NYSE or the American Stock Exchange or quoted on the National Association of Securities Dealers Automated Quotations System. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this
Section 4.12 shall apply without limitation to negligent acts or omissions by an Indemnified Person. The Surviving Corporation's certificate of incorporation and bylaws shall not be amended in a manner that adversely affects the rights of any Indemnified Person thereunder or under this Section 4.12, unless otherwise required by applicable law. The Surviving Corporation shall maintain, for not less than five years after the Effective Time, director's and officer's liability insurance covering each Indemnified Person on terms not materially less favorable than the insurance maintained in effect by the Company on the date hereof in terms of coverage (including without limitation types of claims, time period of claims, exclusions and persons covered), amounts and deductibles; provided, however, that in no event shall the Surviving Corporation be required to expend more than 200% of the current annual premiums paid by the Company for such insurance. Parent hereby guarantees the payment and performance of the Surviving Corporation's obligations in this Section 4.12. Each Indemnified Person is intended to be a third party beneficiary of this Section 4.12 and may specifically enforce its terms. This Section 4.12 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's Restated Certificate of Incorporation or By-Laws.

     SECTION 4.13. Employee Benefits.

     (a) Parent hereby unconditionally agrees to, and agrees to cause its subsidiaries to honor, without modification except as provided in this Section 4.13, all contracts, agreements and commitments of the Company or any of its subsidiaries authorized by the Company or any of its subsidiaries prior to the date hereof which apply to any current or former employee or current or former director of the Company or any of its subsidiaries, including, without limitation, the severance agreements between the Company and certain of its senior officers (copies of which severance agreements have been furnished to Parent).

     (b) Parent hereby unconditionally agrees to, and to cause its subsidiaries to, provide to officers and employees of the Company and its subsidiaries who become or remain regular (full-time) employees of Parent or any of its subsidiaries, employee benefits, other than stock options, no less favorable than the most favorable of (i) benefits which are substantially comparable to those provided by the Company or its subsidiaries to its officers or employees as of September 30, 1995, or (ii) those provided by Parent and its subsidiaries to their similarly situated officers and employees; provided, however, that if
(i) above is more favorable, Parent shall only be obligated to provide such benefits through September 30, 1996, after which time Parent shall only be obligated to provide the benefits in accordance with (ii) above. Any employee of the Company or any of its subsidiaries who becomes a participant in any employee benefit plan, program, policy, or arrangement of Parent or any of its subsidiaries after the Effective Date shall be given credit under such plan, program, policy, or arrangement for all service with the Company or any of its subsidiaries, and, if applicable, with Parent or any of its subsidiaries, prior to becoming such a participant for purposes of eligibility and vesting.

     (c) Parent and the Company shall take such actions consistent with the Merger being accounted for financial accounting purposes as a Pooling Transaction, including (with respect to the Company) the amendment of the Option Plans and Stock Options, to permit Parent to assume, and Parent shall assume, effective at the Effective Time, each Stock Option that remains unexercised in whole or in part as of the Effective Time and substitute shares of Parent Common Stock for the shares of Company Common Stock purchasable under each such assumed option ("Assumed Option"), which assumption and substitution shall be effected as follows:

          (i) the Assumed Option shall not give the optionee additional benefits which such optionee did not have under the Stock Option before such assumption and shall be assumed on the same terms and conditions as the Stock Option being assumed, subject to Section 4.13(c)(ii) and (iii) below;

          (ii) the number of shares of Parent Common Stock purchasable under the Assumed Option shall be equal to the number of shares of Parent Common Stock that the holder of the Stock Option being assumed would have received (without regard to any vesting schedule) upon consummation of the Merger had such Stock Option been exercised in full immediately prior to consummation of the Merger; and

          (iii) the per share exercise price of such Assumed Option shall be an amount equal to the purchase exercise price of the Stock Option being assumed divided by the Conversion Number.

     (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Options, and, as soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Parent Common Stock subject to the Assumed Options, and shall use its best efforts to maintain the effectiveness of such registration statement for so long as any of the Assumed Options remain outstanding.

     (e) Promptly after March 31, 1996, the Surviving Corporation shall determine and declare bonuses payable under the Company's executive (including management) bonus program for the fiscal year ending March 31, 1996, subject to the terms of the severance agreements referred to in Section 4.13(a) hereof. Such determination shall be made jointly in good faith by the current Presidents of each of the Company and Parent and shall be made consistent with the determinations made with respect to prior awards by the Company under comparable bonus plans and based upon GAAP as consistently applied by the Company.

     (f) After the Effective Time, Parent shall not permit the Surviving Corporation to terminate the employment of the current President and five Senior Vice Presidents of the Company prior to such time as financial statements that include at least 30 days of combined operations of Parent and the Surviving Corporation after the Merger have been publicly reported as contemplated by Accounting Series Release 135 and related rules, and during such time the compensation of such officers shall not be reduced below the levels thereof as of September 30, 1995.

     SECTION 4.14. Merger Sub. Prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Merger Sub for the issuance of its stock to Parent) or liabilities.

     SECTION 4.15. Affiliates; Pooling; Tax Treatment.

     (a) The Company shall use all reasonable efforts to obtain from any person who may be deemed to have become an affiliate of the Company after the date of this Agreement and on or prior to the Effective Time a written agreement substantially in the form of Exhibit A hereto as soon as practicable after attaining such status.

     (b) Parent shall use all reasonable efforts to obtain from any person who may be deemed to have become an affiliate of Parent after the date of this Agreement and on or prior to the Effective Time a written agreement substantially in the form of Exhibit B hereto as soon as practicable after obtaining such status.

     (c) Parent shall not be required to maintain the effectiveness of the Joint Proxy Statement/Prospectus for the purpose of resale by stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act.

     (d) Each party hereto shall use all reasonable best efforts to cause the Merger to be treated for financial accounting purposes as a Pooling Transaction, and shall not take, and shall use all reasonable best efforts to prevent any affiliate of such party from taking, any actions which could prevent the Merger from being treated for financial accounting purposes as a Pooling Transaction.

     (e) Each party hereto shall use all reasonable best efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

     SECTION 4.16. Comfort Letters.

     (a) The Company shall use all reasonable best efforts to cause Price Waterhouse LLP to deliver a letter dated as of the date of the Joint Proxy Statement/Prospectus, and addressed to itself and Parent and their respective Boards of Directors, in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy Statement/Prospectus.

     (b) Parent shall use all reasonable efforts to cause Ernst & Young LLP to deliver a letter dated as of the date of the Joint Proxy Statement/Prospectus, and addressed to itself and the Company and their respective Boards of Directors, in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed upon procedures letters delivered by independent accountants in connection with registration statements and proxy statements similar to the Joint Proxy Statement/Prospectus.

     SECTION 4.17. Parent Directors. Parent shall appoint, effective as of the Effective Time, any two of the current directors of the Company as Advisory Directors of Parent, each of whom shall hold office until the next annual meeting of the Board of Directors of Parent and in accordance with the bylaws of Parent. Further, subject to the consummation of the Merger, Parent shall take all action necessary under its bylaws or otherwise in order to elect one other current director of the Company to the Board of Directors of Parent, effective no later than the third regular meeting of such Board of Directors following the Effective Time, who shall hold office until the next annual meeting of Parent's stockholders and until his or her successor shall have been elected and qualified.

     SECTION 4.18. Stockholder's Agreement. Parent has delivered to the Company an agreement from DST Systems, Inc. whereby DST Systems, Inc. agrees to vote all of its shares of Parent Common Stock in favor of Parent's issuance of Parent Common Stock pursuant to this Agreement.

                                   ARTICLE V

                CLOSING AND CLOSING DATE; CONDITIONS TO CLOSING

     SECTION 5.1. Closing and Closing Date. As soon as practicable after the satisfaction or waiver of the conditions set forth herein and prior to the filing of the Certificate of Merger, a closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., First City Tower, Houston, Texas or at such other location as the parties may agree in writing. The date on which the Closing occurs is referred to as the "Closing Date."

     SECTION 5.2. Conditions to the Obligations of the Company, Parent and Merger Sub. The respective obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the parties hereto, in whole or in part, to the extent permitted by applicable law:

          (a) this Agreement shall have been approved and adopted by the stockholders of the Company as contemplated hereby;

          (b) the issuance of Parent Common Stock pursuant to the Merger shall have been approved by the stockholders of Parent as contemplated hereby;

          (c) approval for listing by the NYSE upon official notice of issuance of the Parent Common Stock to be issued in the Merger shall have been received by Parent;

          (d) any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received;

          (e) no federal, state or foreign governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute or rule, regulation, injunction or other order (whether temporary or preliminary or permanent) which remains in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the transactions contemplated by this Agreement, or which questions the validity or the legality of the transactions contemplated hereby and which could reasonably be expected to materially and adversely affect the value of the business of the Company;

          (f) the Joint Proxy Statement/Prospectus shall have been declared effective under the Securities Act and no stop orders with respect thereto shall have been issued; and Parent shall have received all Blue Sky permits and other authorizations necessary to consummate the Transactions; and

          (g) Parent and the Company shall have received a confirmation in writing by Ernst & Young LLP and Price Waterhouse LLP, respectively, on the Closing Date that the Merger should be treated for financial accounting purposes as a Pooling Transaction.

     SECTION 5.3. Additional Conditions to Obligations of Parent and Merger
Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Parent, in whole or in part, to the extent permitted by applicable law:

          (a) each of the representations and warranties of the Company contained in this Agreement shall be true and correct except to the extent that the breach thereof shall not constitute a Company Material Adverse Effect as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), and Parent and Merger Sub shall have received a certificate of the President or the chief financial officer of the Company, dated the Closing Date, to such effect;

          (b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate of the President or the chief financial officer of the Company, dated the Closing Date, to that effect; and

          (c) Vinson & Elkins L.L.P. shall have delivered to Parent its written opinion as of the date that the Joint Proxy Statement/Prospectus is first mailed to Parent's stockholders substantially to the effect that (x) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (y) Parent, Merger Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (z) Parent, Merger Sub and the Company will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger, and such opinion shall not have been withdrawn or modified in any material respect.

     SECTION 5.4. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the Company, in whole or in part, to the extent permitted by applicable law:

          (a) each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct except to the extent that the breach thereof shall not constitute a Parent Material Adverse Effect as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), and the Company shall have received a certificate of the President or the chief financial officer of each of the Parent and Merger Sub, dated the Closing Date, to such effect;

          (b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate of the President or the chief financial officer of each of the Parent and Merger Sub, dated the Closing Date, to that effect;

          (c) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to official notice of issuance) on the NYSE; and

          (d) Morgan, Lewis & Bockius LLP shall have delivered to the Company its written opinion as of the date that the Joint Proxy Statement/Prospectus is first mailed to the Company's stockholders substantially to the effect that (x) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (y) Parent, Merger Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (z) no gain or loss for U.S. federal income tax purposes will be recognized by the holders of Company Common Stock upon receipt of shares of Parent Common Stock in the Merger, except with respect to any cash received in lieu of a fractional share interest in Parent Common Stock, and such opinion shall not have been withdrawn or modified in any material respect.

                                   ARTICLE VI

                                  TERMINATION

     SECTION 6.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the Company's stockholders:

          (a) by mutual written consent duly authorized by the Boards of Directors of the Company and Parent;

          (b) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) or Section 5.3(b) of this Agreement, as the case may be, would be incapable of being satisfied by April 30, 1996; provided, however, that in any case, a wilful material breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 6.1(b);

          (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 5.4(a) or Section 5.4(b) of this Agreement, as the case may be, would be incapable of being satisfied by April 30, 1996; provided, however, that in any case, a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 6.1(c);

          (d) by either Parent or the Company, if the Merger shall not have been consummated on or before April 30, 1996;

          (e) by either Parent or the Company, if this Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company's stockholders meeting referred to in Section
     4.9 hereof or if the issuance of the Parent Common Stock in connection with the Merger shall fail to receive the requisite vote for approval by the stockholders of Parent at the Parent's stockholders meeting referred to in
     Section 4.9 hereof;

          (f) by Parent, if (i) the Board of Directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so; (ii) the opinion of Morgan Stanley referred to in Section 2.25 shall be withdrawn, or (iii) a tender offer or exchange offer for 30% or more of the outstanding shares of Company Common Stock shall commence, and the Board of Directors of the Company shall not have timely filed a Schedule 14D-9 which recommends that stockholders not tender their shares into such tender or exchange offer; or

          (g) by the Company, if the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be Morgan, Lewis & Bockius LLP), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

The right of any party hereto to terminate this Agreement pursuant to this
Section 6.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

     SECTION 6.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1 hereof, this Agreement, except as provided in Sections 6.5 and 7.13, shall forthwith become null and void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 6.2 shall relieve any party to this Agreement of liability for breach of this Agreement.

     SECTION 6.3. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval and adoption of this Agreement by the stockholders of the Company, (i) no amendment, which under applicable law may not be made without the approval of the stockholders of the Company, may be made without such approval, and (ii) no amendment, which under the applicable rules of the NYSE, may not be made without the approval of the stockholders of Parent, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 6.4. Waiver. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 6.4, Parent and Merger Sub shall be deemed to be one party.

     SECTION 6.5. Fees, Expenses and Other Payments.

     (a) Except as provided in Section 6.5(c) of this Agreement, all Expenses (as defined in paragraph (b) of this Section 6.5) incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses; provided, however, that the allocable share of the Parent and Merger Sub as a group and the Company for all Expenses related to printing, filing and mailing the Joint Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Joint Proxy Statement/Prospectus shall be one-half each; and provided further that Parent may, at its option, pay any Expenses of the Company, and Parent shall pay all SEC and HSR filing fees.

     (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

     (c) The Company agrees that if this Agreement is terminated pursuant to:

          (i) Section 6.1(e) because this Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at their meeting referred to in Section 4.9 hereof and at the time of such meeting there shall exist a Competing Transaction; or

          (ii) Section 6.1(f)(i) or (ii) and at the time of the withdrawal, modification or change, there shall exist a Competing Transaction; or

          (iii) Section 6.1(f)(iii); or

          (iv) Section 6.1(g);

then the Company shall pay to Parent an amount equal to $5,000,000, which amount is inclusive of all Parent's Expenses.

     (d) Any payment required to be made pursuant to Section 6.5(c) of this Agreement shall be made as promptly as practicable but not later than three business days after termination of this Agreement, and shall be made by wire transfer of immediately available funds to an account designated by Parent.

     (e) For purposes of this Section 6.5, the term "Competing Transaction" means any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole;
(iii) any tender offer or exchange offer for 30% or more of the outstanding shares of Company Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                                  ARTICLE VII

                                 MISCELLANEOUS

     SECTION 7.1. Survival of Representations and Warranties. The representations and warranties contained herein shall not survive beyond the Effective Time. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

     SECTION 7.2. Entire Agreement. This Agreement (together with the Exhibits, the Company's Disclosure Statement and Parent's Disclosure Statement) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

     SECTION 7.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

               if to Parent or Merger Sub:

               The Continuum Company, Inc.
               9500 Arboretum Boulevard
               Austin, Texas 78759-6399
               Telecopy: (512) 338-7730
               Attention: Jack Dennison, Esq.

               with a copy to:

               Vinson & Elkins L.L.P.
               2300 First City Tower
               1001 Fannin
               Houston, Texas 77002-6760
               Telecopy: (713) 758-2346
               Attention: C. Michael Harrington, Esq.

               if to the Company:

               Hogan Systems, Inc.
               5080 Spectrum Drive
               Dallas, Texas 75248
               Telecopy: (213) 386-3800
               Attention: R. Edwin Pearce, Esq.

               with a copy to:

               Morgan, Lewis & Bockius LLP
               2000 One Logan Square
               Philadelphia, Pennsylvania 19103
               Telecopy: (215) 963-5299
               Attention: William M. Doran, Esq.

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy shall be deemed effective on the first business day at the place of which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day in which such notice or communication was mailed.

     SECTION 7.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     SECTION 7.5. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 7.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 4.12 (which is intended to be for the benefit of the persons provided for therein, and may be enforced by such persons).

     SECTION 7.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 7.8. Certain Definitions. For the purposes of this Agreement, the term:

          (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "Average Daily Price of the Parent Common Stock" means the average of the closing prices, regular way, per share of Parent Common Stock as reported on the NYSE Composite Tape during the 15 consecutive trading days ending on (but excluding) the trading day on which the Effective Time occurs; provided, however, if during such 15-day period Parent shall issue any securities referred to in clause (B) of the proviso to Section 4.2(d)(vi) or make any public announcement thereof, then such period shall begin on the trading date on which such issuance or public announcement thereof shall occur;

          (c) "business day" means any day other than a day on which banks in the State of Texas are authorized or obligated to close;

          (d) "knowledge" or "known" shall mean, with respect to any matter in question, if an executive officer of the Company or Parent, as the case may be, has actual knowledge of such matter;

          (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization or other entity; and

          (f) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or any officer, director, employee, agent, representative or investor of any party hereto.

     SECTION 7.10. Binding Effect, Assignment. This Agreement shall inure to the benefit of be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto.

     SECTION 7.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 7.12. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

     SECTION 7.13. Legal Fees; Costs. If any party hereto institutes any action or proceeding, whether before a court or arbitrator, prior to the Effective Date, to enforce any provision of this Agreement, the prevailing party therein shall be entitled to received from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

     SECTION 7.14. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by one of its officers thereunto duly authorized, effective as of the day and year first above written.

                                          HOGAN SYSTEMS, INC.

                                          By: /s/  MICHAEL H. ANDERSON
                                            ------------------------------------
                                            Michael H. Anderson
                                            President and Chief Executive
                                              Officer

                                          THE CONTINUUM COMPANY, INC.

                                          By: /s/  W. MICHAEL LONG
                                            ------------------------------------
                                            W. Michael Long
                                            President and Chief Executive
                                              Officer

                                          CONTINUUM ACQUISITION CORPORATION

                                          By: /s/  W. MICHAEL LONG
                                            ------------------------------------
                                            W. Michael Long
                                            President

                                                                       EXHIBIT A

                         COMPANY AFFILIATE'S AGREEMENT

The Continuum Company, Inc.
9500 Arboretum Boulevard
Austin, Texas 78759

Ladies and Gentlemen:

     I have been advised that as of the date hereof, I may be deemed to be an "affiliate" of Hogan Systems, Inc., a Delaware corporation ("HSI"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

     Pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger by and among The Continuum Company, Inc., a Delaware corporation ("TCC"), Continuum Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of TCC ("Merger Sub"), and HSI (the "Merger Agreement"), providing for, among other things, the merger of Merger Sub with and into HSI (the "Merger"), I will be entitled to receive shares of common stock, par value $0.10 per share, of TCC ("TCC Common Stock"), in exchange for shares of common stock, par value $0.01 per share, of HSI ("HSI Common Stock") owned by me at the Effective Time (as defined in the Merger Agreement) of the Merger as determined pursuant to the Merger Agreement.

     I further understand that the Merger will be treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles and that the staff of the SEC has issued certain guidelines that should be followed to ensure the pooling of the entities.

     In consideration of the agreements contained herein, TCC's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, I hereby represent, warrant and agree that (i) I will not make any sale, transfer or other disposition of HSI Common Stock owned by me during the period commencing 30 days before the Effective Time and ending at the earlier of the Effective Time and the termination of the Merger Agreement, (ii) I will not make any sale, transfer or other disposition of TCC Common Stock owned by me after the Effective Time until such time as financial statements that include at least 30 days of combined operations of HSI and TCC after the Merger shall have been publicly reported, unless I shall have delivered to TCC prior to any such sale, transfer or other disposition, a written opinion from Ernst & Young LLP, independent auditors of TCC, or a written no-action letter from the accounting staff of the SEC, in either case in form and substance reasonably satisfactory to TCC, to the effect that such sale, transfer or other disposition will not cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC and (iii) I will not make any sale, transfer or other disposition of any shares of TCC Common Stock received by me pursuant to the Merger in violation of the Securities Act or the Rules and Regulations. I have been advised that the issuance of the shares of TCC Common Stock pursuant to the Merger will have been registered with the SEC under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised, and I agree, that since I may be deemed to be an affiliate of HSI at the time the Merger is submitted for a vote of the stockholders of HSI, the TCC Common Stock received by me pursuant to the Merger can be sold by me only (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Securities Act, or (iii) in reliance upon an exemption from registration that is available under the Securities Act.

     I also understand and agree that stop transfer instructions will be given to TCC's transfer agent with respect to the TCC Common Stock to be received by me pursuant to the Merger and that there will be placed on the certificates representing such shares of TCC Common Stock, or any substitutions therefor, a legend stating in substance as follows:

     "These shares were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. These shares may only be transferred in accordance with the terms of such Rule and an Affiliate's Agreement between the original holder of such shares and The Continuum Company, Inc., a copy of which agreement is on file at the principal offices of The Continuum Company, Inc."

     It is understood and agreed that the legend set forth above shall be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend if I shall have delivered to TCC an opinion of counsel, in form and substance reasonably satisfactory to TCC, to the effect that (i) the sale or disposition of the shares represented by the surrendered certificates may be effected without registration of the offering, sale and delivery of such shares under the Securities Act, and (ii) the shares to be so transferred may be publicly offered, sold and delivered by the transferee thereof without compliance with the registration provisions of the Securities Act.

     By its execution hereof, TCC agrees that it will, as long as I own any TCC Common Stock to be received by me pursuant to the Merger which remains subject to Rule 145 under the Securities Act, take all reasonable efforts to make timely filings with the SEC of all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and will promptly furnish upon written request of the undersigned a written statement confirming that such reports have been so timely filed.

     If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

                                          Very truly yours,


                                          By:
                                             ----------------------------------
                                             Name:
                                             Title:
                                             Date:
                                             Address:
ACCEPTED this      day
of             , 199


The Continuum Company, Inc.

By:
    ------------------------------------
    Name:
    Title:

                                                                       EXHIBIT B

                          PARENT AFFILIATE'S AGREEMENT

The Continuum Company, Inc.
9500 Arboretum Boulevard
Austin, Texas 78759

Ladies and Gentlemen:

     I have been advised that as of the date hereof, I may be deemed to be an affiliate of The Continuum Company, Inc., a Delaware corporation ("TCC"), as that term is defined in Rule 1-02 of Regulation S-X of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC").

     I understand that, pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger (the "Merger Agreement") by and among TCC, Continuum Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of TCC ("Merger Sub"), and Hogan Systems, Inc., a Delaware corporation ("HSI"), Merger Sub will be merged with and into HSI (the "Merger") at the Effective Time (as defined in the Merger Agreement).

     I further understand that the Merger will be treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles and that the staff of the SEC has issued certain guidelines that should be followed to ensure the pooling of the entities.

     In consideration of the agreements contained herein, TCC's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby represent, warrant and agree that (i) I will not make any sale, transfer or other disposition of TCC Common Stock (as defined in the Merger Agreement) owned by me during the period commencing 30 days before the Effective Time and ending at the earlier of the Effective Time and the termination of the Merger Agreement, and (ii) I will not make any sale, transfer or other disposition of TCC Common Stock owned by me after the Effective Time until such time as financial statements that include at least 30 days of combined operations of HSI and TCC after the Merger shall have been publicly reported, unless I shall have delivered to TCC prior to any such sale, transfer or other disposition, a written opinion from Ernst & Young LLP, independent auditors of TCC, or a written no-action letter from the accounting staff of the SEC, in either case in form and substance reasonably satisfactory to TCC, to the effect that such sale, transfer or other disposition will not cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC.

                                          Very truly yours,

                                          By:
                                             ------------------------------
                                             Name:
                                             Title:
                                             Date:
                                             Address:

                                                                     APPENDIX II

                          [MORGAN STANLEY LETTERHEAD]

                                                               December 10, 1995

Board of Directors
Hogan Systems, Inc.
5080 Spectrum Drive
Suite 400E
Dallas, TX 75248

Members of the Board:

     We understand that Hogan Systems, Inc. ("Hogan" or the "Company"), The Continuum, Inc. ("Continuum") and Continuum Acquisition Corporation, a wholly-owned subsidiary of Continuum ("Acquisition Sub") have entered into an Agreement and Plan of Merger dated as of December 10, 1995 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into Hogan. Pursuant to the Merger, Hogan will become a wholly owned subsidiary of Continuum and each issued and outstanding share of common stock, par value $0.01 per share, of Hogan (the "Hogan Common Stock"), other than shares held in treasury or held by Continuum or any affiliate of Continuum, will be converted into the right to receive .355555 (the "Exchange Ratio") shares of common stock, par value $0.10 per share, of Continuum (the "Continuum Common Stock"), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of Hogan Common Stock.

     For purposes of the opinion set forth herein, we have:

        (i)  analyzed certain publicly available financial statements and other information of
             Hogan;

       (ii)  analyzed certain internal financial statements and other financial and operating data concerning Hogan prepared by the management of Hogan;

      (iii)  analyzed certain financial projections prepared by the management of Hogan;

       (iv)  discussed the past and current operations and financial condition and the prospects of Hogan with senior executives of Hogan;

        (v)  analyzed certain publicly available financial statements and other information of
             Continuum;

       (vi)  analyzed certain internal financial statements and other financial and operating data concerning Continuum prepared by the management of Continuum;

      (vii)  analyzed certain financial projections prepared by the management of Continuum;

     (viii)  discussed the past and current operations and financial condition and the prospects of Continuum with senior executives of Continuum, and analyzed the pro forma impact of the Merger on Continuum's earnings per share, consolidated capitalization and financial ratios;

       (ix)  reviewed the reported prices and trading activity for the Hogan Common Stock;

                                      AII-1

Hogan Systems, Inc.
December 10,1995
Page 2

        (x)  compared the financial performance of Hogan and the prices and trading activity of the Hogan Common Stock with that of certain other comparable publicly traded companies and their securities;

       (xi)  reviewed the reported prices and trading activity for the Continuum Common Stock;

      (xii)  compared the financial performance of Continuum and the prices and trading activity of the Continuum Common Stock with that of certain other comparable publicly traded companies and their securities;

     (xiii)  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

      (xiv)  reviewed and discussed with the senior management of Continuum the strategic rationale for the Merger;

       (xv)  participated in discussions and negotiations among representatives of Hogan and
             Continuum and their legal advisors;

      (xvi)  reviewed the Merger Agreement and certain related documents; and

     (xvii)  performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including estimates by the management of Hogan of the cost savings and other synergies expected to be derived from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the future financial performance of Continuum and Hogan, respectively. We have not made any independent valuation or appraisals of the assets or liabilities of Hogan, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of Hogan in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory services for Hogan and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of Hogan and may not be used for any other purpose without our prior written consent.

     Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of Hogan Common Stock.

                                            Very truly yours,

                                            MORGAN STANLEY & CO.
                                            INCORPORATED

                                            /s/ JAMES B. STYNES
                                            -------------------------------
                                            By:  James B. Stynes
                                                 Managing Director

                                      AII-2

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to grant indemnification to directors, officers and other agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including expenses, arising in connection with the Securities Act of 1933, as amended. Pursuant to the Certificate of Incorporation and the Bylaws of Continuum, directors and officers of Continuum are indemnified to the full extent permitted by law. In addition, Continuum has entered into indemnification agreements with its officers and directors that indemnify such officers and directors to the full extent permitted by law against all expenses (including attorneys' fees), judgments, fines, or settlement amounts incurred or paid by them in any action or proceeding, including any action by or on behalf of Continuum, on account of their service as an officer or director of Continuum.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit. Article Eighth of Continuum's Certificate of Incorporation contains such a provision.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

        2.1         -- Agreement and Plan of Merger dated as of December 10, 1995 among The
                       Continuum Company, Inc., Continuum Acquisition Corporation, and Hogan
                       Systems, Inc. (included as Appendix I to the Joint Proxy
                       Statement/Prospectus)
        3.1         -- Certificate of Incorporation of Continuum and Amendment thereto (filed as an Exhibit to Continuum's Annual Report on Form 10-K for the fiscal year ended March 31, 1994 and incorporated herein by reference)
        3.2         -- Bylaws of Continuum (filed as an Exhibit to Continuum's Annual Report on Form 10-K for the fiscal year ended March 31, 1989 and incorporated herein by reference) and amendment thereto adopted May 18, 1989 (filed as an Exhibit to Continuum's Annual Report on Form 10-K for the fiscal year ended March 31, 1989 and incorporated herein by reference)
        5.1         -- Opinion of Jack Dennison, General Counsel of Continuum
       23.1         -- Consent of Ernst & Young LLP
       23.2         -- Consent of Jack Dennison, General Counsel of Continuum (set forth in
                       Exhibit 5.1)
       23.3         -- Consent of KPMG Peat Marwick LLP
       23.4         -- Consent of Price Waterhouse LLP
      *23.5         -- Consent of Morgan Stanley & Co. Incorporated
       24.1         -- Powers of Attorney from Officers and Directors of Continuum
       99.1         -- Form of Continuum Proxy
       99.2         -- Form of Hogan Proxy

---------------

* To be filed by amendment.

ITEM 22. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted against the registrant by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (3) That, every prospectus: (i) that is filed pursuant to paragraph
     (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas on the 22nd day of December, 1995.

                                            THE CONTINUUM COMPANY, INC.

                                            By:  /s/  JOHN L. WESTERMANN III
                                              ---------------------------------
                                                    John L. Westermann III
                                               Vice President, Chief Financial
                                                            Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                   SIGNATURE                               TITLE                    DATE
                   ---------                               ----                     ----
            /s/  *RONALD C. CARROLL              Chairman of the Board of
-----------------------------------------------    Directors
                  Ronald C. Carroll

            /s/  *LOWELL C. ANDERSON             Director
-----------------------------------------------
                  Lowell C. Anderson

              /s/  *THOMAS G. BROWN              Director
-----------------------------------------------
                   Thomas G. Brown

              /s/  *W. MICHAEL LONG              President, Chief Executive
-----------------------------------------------    Officer and Director
                   W. Michael Long

             /s/  *THOMAS A. MCDONNELL           Director
-----------------------------------------------
                  Thomas A. McDonnell

               /s/  *CARL S. QUINN               Director
-----------------------------------------------                                        December 22,1995
                    Carl S. Quinn

           /s/  *EDWARD C. STANTON, III          Director
-----------------------------------------------
                Edward C. Stanton, III

                /s/  *E. LEE WALKER              Director
-----------------------------------------------
                      E. Lee Walker

            /s/  JOHN L. WESTERMANN III          Chief Financial Officer
-----------------------------------------------    and Treasurer (Principal
                 John L. Westermann III            Financial Officer)


               /s/  LOU ANNE GILMORE             Vice President and
-----------------------------------------------    Controller (Principal
                    Lou Anne Gilmore               Accounting Officer)


------------------

* Signed on behalf of each of these persons by:

      By:    /s/  JOHN L. WESTERMANN III
-----------------------------------------------
                 John L. Westermann III,
                    Attorney-in-fact

                               INDEX TO EXHIBITS

                                                                                    SEQUENTIALLY
    EXHIBIT                                                                           NUMBERED
    NUMBER                                                                              PAGE
---------------                                                                     ------------
        2.1         -- Agreement and Plan of Merger dated as of December 10, 1995 among The Continuum Company, Inc., Continuum Acquisition
                       Corporation, and Hogan Systems, Inc. (included as Appendix
                       I to the Joint Proxy Statement/Prospectus)
        3.1         -- Certificate of Incorporation of Continuum and Amendment
                       thereto (filed as an Exhibit to Continuum's Annual Report
                       on Form 10-K for the fiscal year ended March 31, 1994 and
                       incorporated herein by reference)
        3.2         -- Bylaws of Continuum (filed as an Exhibit to Continuum's
                       Annual Report on Form 10-K for the fiscal year ended March
                       31, 1989 and incorporated herein by reference) and
                       amendment thereto adopted May 18, 1989 (filed as an
                       Exhibit to Continuum's Annual Report on Form 10-K for the
                       fiscal year ended March 31, 1989 and incorporated herein
                       by reference)
        5.1         -- Opinion of Jack Dennison, General Counsel of Continuum
       23.1         -- Consent of Ernst & Young LLP
       23.2         -- Consent of Jack Dennison, General Counsel of Continuum
                       (set forth in Exhibit 5.1)
       23.3         -- Consent of KPMG Peat Marwick LLP
       23.4         -- Consent of Price Waterhouse LLP
      *23.5         -- Consent of Morgan Stanley & Co. Incorporated
       24.1         -- Powers of Attorney from Officers and Directors of
                       Continuum
       99.1         -- Form of Continuum Proxy
       99.2         -- Form of Hogan Proxy

---------------

* To be filed by amendment.